* Please note parts of this Agreement and attachments are designated with an asterisk which indicates that material has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.	Exhibit 10.14 EXECUTION COUNTERPART

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”), dated as of December 21, 2011 (the “Effective Date”), is made by and between EPT CONCORD II, LLC, a Delaware limited liability company, with an office at c/o Entertainment Properties Trust, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 (“Owner”), and MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation, with an office at c/o Empire Resorts, Inc., 204 Route 17B, Monticello, New York 12701 (“Tenant”). All terms that are capitalized for the purpose of indicating a particular meaning and not defined in this Agreement shall have the meanings ascribed to them in the Ground Lease (as hereinafter defined).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Owner owns the fee interest in the real property more particularly described in Exhibit A annexed hereto and incorporated herein by this reference (the “Property”); and

WHEREAS, Owner and Tenant, together with one or more of their respective affiliates, contemplate entering into a definitive Comprehensive Development Plan together with certain related agreements and documentation (collectively, the “Master Development Agreement”), pursuant to which, inter alia, Tenant will agree to develop and construct on the Property, among other things, one or more buildings that will include casino gaming facilities and a harness racetrack (to the extent such racetrack is required by Law to operate the casino gamily facility), and may include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and multi-function events, parking facilities (including, without limitation, a parking garage and surface parking), and ancillary facilities to be used for any Permitted Use (as defined in the Ground Lease); and

WHEREAS, in furtherance of the development of the Property in accordance with the terms and conditions of the Master Development Agreement, Owner has agreed to grant to Tenant an option to acquire a leasehold interest in the Property on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by Owner and Tenant, Owner and Tenant agree as follows:

1. Grant of Option.

(a) Subject to the terms and conditions of this Agreement, Owner hereby grants to Tenant the sole and exclusive option (the “Option”) to lease and hire the Property from Owner pursuant to and on the express terms and conditions set forth in the Lease annexed hereto as Exhibit B (the “Ground Lease”). In consideration for the granting of the Option and as a condition precedent to the effectiveness of this Agreement and the Option, on the Effective Date, Tenant shall pay to Owner an option payment (subject to refund only as expressly provided in this Agreement and, as and when entered into, the Master Development Agreement) in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Initial Option Payment”). Provided that (i) this Agreement shall be in full force and effect and (ii) the conditions precedent set forth in Section 5 below have been satisfied or waived in writing by the parties, Tenant shall have the sole and exclusive right to exercise the Option during the period (the “Option Exercise Period”) commencing on the Effective Date and ending on the date that is six (6) months after the Effective Date (such date, as the same may be extended pursuant to the terms and conditions of Section 1(b) below, the “Option Exercise Period End Date”).

(b) Provided that (i) this Agreement shall be in full force and effect and (ii) once the Master Development Agreement is entered into, no Event of Default (as defined in the Master Development Agreement) by Tenant shall have occurred and be continuing, Tenant shall have the right to extend the Option Exercise Period End Date one or more times, each for an additional period of six (6) months, the last of which extension periods, notwithstanding whether such last extension period is an entire six (6) month period, shall expire on June 30, 2013 (the “Final Option Exercise Outside Date”). In no event shall the Option Exercise Period extend beyond the Final Option Exercise Outside Date. Each such six (6) month extension may be accomplished only by written notice (each an “Extension Notice”) from Tenant to Owner delivered on or prior to the then-applicable Option Exercise Period End Date. In consideration for the granting of each extension of the Exercise Option Period and as a condition precedent to the effectiveness of each extension, Tenant shall pay and deliver to Owner together with each Extension Notice for each extension, an additional option payment (each, an “Additional Option Payment” and, collectively, the “Additional Option Payments”) (subject to refund only as expressly provided in this Agreement and, as and when entered into, the Master Development Agreement) in the amount of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00); provided, that if the last extension period consists of less than six (6) full months, the Additional Option Payment for such period shall be adjusted on a pro rata basis for the actual number of days in such extension period. Time shall be of the essence with respect to the timely delivery of any Extension Notice and the delivery of the Additional Option Payments therewith, respectively.

(c) Subject to the provisions of Section 6(a), if Tenant fails to (i) extend the Option Exercise Period in accordance with the terms and conditions of Section 1(b) above by the then-applicable Option Exercise Period End Date, or (ii) deliver the Exercise Notice (as hereinafter defined) in accordance with the terms and conditions hereof by the then-applicable Option Exercise Period End Date, then, in any such event, (A) this Agreement, and the Option granted hereunder, shall automatically terminate and neither party shall have any obligation to the other hereunder or with respect thereto, and (B) all sums theretofore paid by Tenant under this Agreement, including, without limitation, the Initial Option Payment and all Additional Option Payments, if any, shall be retained by Owner (subject to refund only as expressly provided in the Master Development Agreement); provided, that if the Master Development Agreement has not been entered into by the then-applicable Option Exercise Period End Date, then all sums theretofore paid by Tenant under this Agreement, including, without limitation, the Initial Option Payment and all Additional Option Payments, if any, shall be returned to Tenant.

2. Exercise of Option.

(a) Provided that (i) this Agreement shall be in full force and effect, (ii) the conditions set forth in Section 5 are satisfied or waived in writing by the parties, (iii) the representations and warranties of Tenant set forth in Section 4 are and will be on the Closing Date (as hereinafter defined) true, correct and complete in all material respects, and (iv) Tenant

(or an affiliate of Tenant) simultaneously exercises that certain “Option” set forth in, and pursuant to, that certain Option Agreement to be entered into between the parties (or their respective affiliates, as applicable) as part of the Master Development Agreement and relating to that certain 18-hole golf course known as the “Monster Golf Course”, Tenant may exercise the Option by notice (the “Exercise Notice”) given to Owner at any time during the Option Exercise Period, which Exercise Notice shall be accompanied by the delivery of six (6) executed original counterparts of the Ground Lease executed on behalf of Tenant.

(b) If Tenant timely delivers the Exercise Notice and the executed original counterparts of the Ground Lease, Owner shall promptly execute all six (6) original counterparts of the Ground Lease and deliver three (3) executed original counterparts of the Ground Lease executed on behalf of Owner to Tenant (the “Closing”) which in no event shall be delivered to Tenant later than ten (10) Business Days after Owner receipt of the Exercise Notice and originally executed counterparts of the Ground Lease from Tenant (the date on which such originally executed counterparts are delivered to Tenant is hereinafter referred to as the “Closing Date”). Time shall be of the essence with respect to the timely delivery of the Exercise Notice and the originally executed counterparts of the Ground Lease, and the Closing, respectively.

3. Representations and Warranties of Owner. Owner hereby represents and warrants to Tenant as of the Effective Date and as of the Closing Date as follows:

(a) Owner is a limited liability company, validly formed, duly existing and in good standing under the laws of the State of Delaware. Owner has the requisite power and authority to enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the members of Owner and no other member approval or authorization or other action on the part of Owner is necessary in order to permit Owner to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Owner, and constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms.

(b) No approval, consent, order or authorization of, or designation, registration or declaration with, any Governmental Authority (as defined below) is required in connection with the valid execution and delivery of this Agreement by Owner. “Governmental Authority” means the United States, the states in which the Property are located, any city, village or other governmental subdivision of such states, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over any of the Property.

(c) The execution, delivery and performance by Owner of this Agreement and the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under, (i) the articles of organization of Owner or (ii) any judgment, statute, rule, order, decree, writ, injunction or regulation of any court or Governmental Authority.

(d) Owner owns and holds fee title in and to the Property. Except for the agreements listed on Schedule A attached hereto and made a part hereof, Owner has not entered into any agreement granting any third party the right to lease and hire the Property from Owner.

4. Representations and Warranties of Tenant. Tenant represents and warrants to Owner as of the Effective Date and as of the Closing Date as follows:

(a) Tenant is a corporation, validly formed, duly existing and in good standing under the laws of the State of New York. Tenant has the requisite power and authority to enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the board of directors and the stockholders of Tenant and no other corporate approval or authorization or other action on the part of Tenant is necessary in order to permit Tenant to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Tenant, and constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(b) No approval, consent, order or authorization of, or designation, registration or declaration with, any Governmental Authority is required in connection with the valid execution and delivery of this Agreement by Tenant.

(c) The execution, delivery and performance by Tenant of this Agreement and the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under, (i) the certificate of incorporation or by-laws of Tenant or (ii) any judgment, statute, rule, order, decree, writ, injunction or regulation of any court or Governmental Authority.

5. Conditions Precedent; Etc. The following shall be conditions precedent to the exercise by Tenant of the Option:

(a) the parties (and their respective affiliates, as applicable) shall have agreed upon and entered into the Master Development Agreement and the Master Development Agreement shall be in full force and effect and no Event of Default (as defined in the Master Development Agreement) by Tenant shall have occurred and be continuing; and

(b) the conditions, if any, set forth in the Master Development Agreement to the exercise of the Option or the entering into of the Ground Lease shall have been satisfied.

6. Master Development Agreement; Etc.

(a) The parties shall, and shall cause their respective affiliates to, diligently and in good faith pursue finalizing and entering into the Master Development Agreement, each acting in their sole but good faith discretion. If, despite such efforts, the parties (and their respective affiliates, as applicable) are unable to finalize and enter into the Master Development Agreement by March 31, 2012 (the “MDA Outside Date”), then either party shall have the unilateral right to terminate this Agreement by written notice (a “CP Failure Termination Notice”) given to the other party at any time after the MDA Outside Date and prior to the parties (and their respective affiliates, as applicable) entering into the Master Development Agreement. Promptly following the giving of a CP Failure Termination Notice and the termination of this Agreement pursuant to this Section 6(a), Owner shall return to Tenant the Initial Option Payment and all Additional Option Payments previously made by Tenant, if any.

(b) If, once entered into, the Master Development Agreement shall terminate for any reason whatsoever, this Agreement and the Option granted hereunder shall automatically terminate and be null and void and of no further force or effect and neither party shall have any continuing obligation to the other with respect thereto (it being understood that the parties do not waive any remedies for such breach), and Owner shall retain all sums theretofore paid by Tenant under this Agreement, including, without limitation, the Initial Option Payment and all Additional Option Payments, if any (subject to refund only as expressly provided in this Agreement or the Master Development Agreement).

(c) Provided that (i) this Agreement shall be in full force and effect and (ii) once the Master Development Agreement is entered into, the Master Development Agreement shall remain in full force and effect, Owner shall not enter into any agreement during the Option Exercise Period granting any third party the right to lease and hire the Property.

7. Miscellaneous.

(a) Effect of Existing Agreements. Notwithstanding anything to the contrary in this Agreement, Tenant’s rights and Owner’s obligations under this Agreement are subject to Owner’s obligations under the documents referenced in Schedule A.

(b) Notices. All notices, consents, requests, approvals and authorizations (collectively, “Notices”) required or permitted under this Agreement shall only be effective if in writing. All Notices (except Notices of default, which may only be sent pursuant to the methods described in clauses (i) and ii) below) shall be sent (i) by registered or certified mail (return receipt requested), postage prepaid, or (ii) by Federal Express, U.S. Post Office Express Mail, Airborne or similar nationally recognized overnight courier which delivers only upon signed receipt of the addressee, or (iii) by facsimile transmission with original sent via a method set forth in clause (i) or (ii) above and addressed as follows or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided:

If intended for Owner:	EPT Concord II, LLC c/o Entertainment Properties Trust 909 Walnut Street, Suite 200 Kansas City, Missouri 64106 Attention: Asset Management Telephone: (816) 472-1700 Facsimile: (816) 472-5794

With a copy to:	Entertainment Properties Trust 909 Walnut Street, Suite 200 Kansas City, Missouri 64106 Attention: General Counsel Telephone: (816) 472-1700 Facsimile: (816) 472-5794

And a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Harry R. Silvera, Esq. Telephone: (212) 859-8173 Facsimile: (212) 859-4000

If intended for Tenant:	Monticello Raceway Management, Inc. c/o Empire Resorts, Inc. 204 Route 17B Monticello, New York 12701 Attention: Chief Counsel Telephone: (845) 794-4100 Facsimile: (845) 807-0000

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Steven L. Wilner, Esq. Telephone: (212) 225-2672 Facsimile: (212) 225-3999

A notice, request and other communication shall be deemed to be duly received if delivered by a nationally recognized overnight delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. local time on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. local time of the addressee on the first Business Day thereafter. Rejection or other refusal to accept or the inability to delivery because of changed address of which no Notice was given shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

(c) Entire Agreement. This Agreement together with the exhibits hereto constitutes the entire agreement of the parties regarding the Option (all prior or contemporaneous agreements, understandings, representations and statements, oral or written being merged herein), and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York without regard to its conflict of law provisions, except that it is the intent and purpose of the parties hereto that the provisions of Section 5-1401 of the General Obligations Law of the State of New York shall apply to this Agreement.

(e) Counterparts. This Agreement may be executed at different times and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, ..PDF or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

(f) No Oral Modification. This Agreement may not be modified orally but only by an agreement in writing signed by the parties hereto. No provisions or conditions herein may be waived other than by a writing signed by the party waiving such provision or condition.

(g) Headings. Article, section and subsection headings are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Agreement or any part thereof and such captions shall not be considered in interpreting or construing this Agreement.

(h) Brokers.

(i) Owner and Tenant each represents to the other that it has dealt with no broker, finder or like agent other than MSEG LLC (“MSEG”) in connection with this Agreement or the transactions contemplated hereby.

(ii) Tenant shall indemnify and save harmless Owner, its legal representatives, successors and assigns against and from any loss, liability or expense, including reasonable attorneys’ fees and disbursements, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent (other than MSEG) if such claim or claims are based in whole or in part on dealing with Tenant or its representatives.

(iii) Owner shall indemnify and save harmless Tenant, its legal representatives, successors and assigns against and from any loss, liability or expense, including reasonable attorneys’ fees and disbursements, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent (including MSEG) if such claim or claims are based in whole or in part in dealing with Owner or its representatives. Owner shall be responsible for any finder’s fee or other compensation payable to MSEG in connection with this Agreement pursuant to a separate written agreement between Owner and MSEG.

(i) Tenant’s Right to Assign. Except as expressly provided herein, Tenant shall not, directly or indirectly, whether voluntarily, involuntarily, or by operation of law or otherwise, assign or otherwise transfer in whole or in part this Agreement or the Option granted hereunder without in each instance first obtaining the prior written consent of Owner, which consent Owner may grant or deny in Owner’s sole discretion except as otherwise provided herein. The consent of Owner to a particular assignment shall not in any way be considered a consent by Owner to any other or further assignment. Notwithstanding the foregoing, without the consent of Owner, this Agreement, and the Option granted hereunder, may be assigned by

Tenant to any directly or indirectly wholly-owned subsidiary of Empire Resorts, Inc. and any permitted transferee of Tenant’s interest in the Master Development Agreement made pursuant to and in accordance with the applicable terms and conditions to be set forth in the Master Development Agreement.

(j) Successors and Assigns. Subject to the limitations set forth in Section 7(i), this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

(k) Recording. Neither party may record this Agreement without the consent of the other party. Upon request of Owner or Tenant, the parties hereto shall promptly execute and deliver a memorandum of this Agreement for recording purposes in mutually agreeable form. If Tenant elects to record such memorandum of this Agreement, Tenant may cause the same to be recorded against the Property at Tenant’s sole expense and expense.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Owner and Tenant have executed this Agreement as of the day and year first set forth above.

OWNER:

EPT CONCORD II LLC, a Delaware limited liability Company

By:	/s/ Gregory K. Silvers
Name:	Gregory K. Silvers
Title:	Vice President

TENANT:

MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation

By:
Name:
Title:

IN WITNESS WHEREOF, Owner and Tenant have executed this Agreement as of the day and year first set forth above.

OWNER:

EPT CONCORD II LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation

By:	/s/ Joseph A. D. Amato
Name:	Joseph A. D. Amato
Title:	CEO

EXHIBIT A

The Property

(see attached)

EXHIBIT B

Form of Ground Lease

(see attached)

LEASE

BETWEEN

EPT CONCORD II, LLC,

a Delaware limited liability company

(“LANDLORD”)

AND

[MONTICELLO RACEWAY MANAGEMENT, INC.,

a New York corporation]

(“TENANT”)

FOR THE LEASE OF

                                 , 20

- i -

8.4 Operating Covenants	23
8.5 Landlord Assistance	25
8.6 Landlord Licenses and Permits (Gaming)	26
8.7 Landlord Licenses and Permits (Non-Gaming)	27
8.8 Exclusive Right to Operate	28

ARTICLE 9. FINANCIAL REPORTING	28

9.1 General	28
9.2 Furnished Reports	28

ARTICLE 10. SUBLETTING AND ASSIGNING	30

10.1 Landlord’s Consent	30
10.2 Permitted Assignment, Subletting and Licenses	30
10.3 Assignment and Subletting Procedures	31
10.4 General Provisions	32
10.5 Landlord’s Assignment	35
10.6 REIT Limitations	36

ARTICLE 11. OWNERSHIP OF IMPROVEMENTS; TENANT’S PROPERTY	37

11.1 Ownership of Improvements	37
11.2 Tenant’s Property	37

ARTICLE 12. GOVERNMENTAL COMPLIANCE	37

12.1 Tenant Responsibilities Generally	37
12.2 Parties; Environmental Knowledge	37
12.3 Landlord’s Environmental Responsibilities during the Term	38
12.4 Tenant’s Environmental Responsibilities	38
12.5 Environmental Indemnities	38
12.6 Definition	38
12.7 Survival	39

ARTICLE 13. MAINTENANCE AND REPAIRS	39

13.1 Warranty	39
13.2 Tenant Waiver	39
13.3 Maintenance and Repairs	39
13.4 No Obligation to Make Improvements or Supply Utilities	40

ARTICLE 14. ALTERATIONS	40

14.1 Alterations	40
14.2 No Liens	41
14.3 Indemnification	42

- ii -

ARTICLE 15. DAMAGE CLAUSE	42

15.1 Damage	42
15.2 Release of Insurance Proceeds	43
15.3 Continuance of Tenant’s Obligations	45
15.4 Right to Terminate on Certain Damage	45
15.5 Rights to Insurance Proceeds	46
15.6 Section 227 of NYRPL	46

ARTICLE 16. CONDEMNATION	46

16.1 In General	46
16.2 Temporary Taking Awards	47

ARTICLE 17. INSURANCE, WAIVER OF SUBROGATION AND FIRE PROTECTION	47

17.1 Casualty Policy	47
17.2 Liability Insurance	47
17.3 Rental Loss/Business Interruption Insurance	48
17.4 Workers’ Compensation Insurance	48
17.5 Boiler and Machinery Insurance	48
17.6 Other Insurance	48
17.7 Release; Waiver of Subrogation	48
17.8 General	49

ARTICLE 18. INDEMNIFICATION	49

18.1 Indemnification by Tenant	49
18.2 Indemnification by Landlord	50

ARTICLE 19. LEASEHOLD MORTGAGES	50

19.1 Rights to Mortgage Lease	50
19.2 Leasehold Mortgagee Qualifications	51
19.3 Defaults	51
19.4 Landlord’s Acknowledgement of Leasehold Mortgage	56
19.5 Modifications Requested by Leasehold Mortgagee	56

ARTICLE 20. TENANT’S SIGNS	57

20.1 Location and Type	57
20.2 Design	57
20.3 Access to Tenant’s Pylon	57
20.4 Protection of Signs Visibility	57

- iii -

ARTICLE 21. ESTOPPEL CERTIFICATES; FEE MORTGAGES	58

21.1 Estoppel Certificates	58
21.2 Fee Mortgages	58
21.3 Modifications Requested by Fee Mortgagee	58
21.4 Attornment by Tenant	59
21.5 Fee Mortgagee Right to Cure Landlord Defaults	59
21.6 Form of Documents	60

ARTICLE 22. DEFAULT	60

22.1 Tenant Default	60
22.2 Termination and Re-Entry	61
22.3 Damages	62
22.4 Self Help	64
22.5 Other Remedies	64
22.6 Remedies Cumulative	64
22.7 Certain Waivers	64
22.8 Limitation on Landlord’s Liability	65
22.9 Interest on Past Due Obligations; Late Charges	65
22.10 Special Tenant Remedies	65

ARTICLE 23. ACCESS TO PREMISES	67

23.1 Ongoing Access and Inspection Rights	67
23.2 Landlord’s Construction Inspection Rights	67

ARTICLE 24. SURRENDER OF PREMISES	68

24.1 Surrender of Leased Premises	68

ARTICLE 25. FORCE MAJEURE	68

ARTICLE 26. MISCELLANEOUS	69

26.1 Memorandum of Lease	69
26.2 Notices	69
26.3 Waiver of Performance and Disputes	70
26.4 Exculpation	70
26.5 Modification of Lease	71
26.6 Captions	71
26.7 Lease Binding on Successors and Assigns, etc	71
26.8 Brokers	71
26.9 Landlord’s Status as a REIT	71
26.10 Governing Law	71
26.11 Joint Preparation	71
26.12 Interpretation	72
26.13 Severability	72

- iv -

26.14 Landlord and Tenant	72
26.15 Authority	72
26.16 Consent	72
26.17 Attorneys’ Fees	72
26.18 Further Assurances	72
26.19 Counterparts	72
26.20 Rules of Construction	73
26.21 Net Lease	73
26.22 Transfer Taxes	73
26.23 No Merger	74
26.24 Confidential Information	74
26.25 No Consequential Damages	74

ARTICLE 27. WAIVER OF TRIAL BY JURY	75

ARTICLE 28. OPTION TO PURCHASE	75

28.1 Option to Purchase	75
28.2 Obligation to Close	76
28.3 Terms	76

- v -

LEASE

THIS LEASE, dated as of                         , 20         (the “Effective Date”), is made by and between EPT CONCORD II LLC, a Delaware limited liability company (“Landlord”), with an office at c/o Entertainment Properties Trust, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106, and [MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation] (“Tenant”), with an office at c/o Empire Resorts, Inc., 204 Route 17B, Monticello, New York 12701 prior to the Opening Date, and thereafter Tenant’s address shall be that of the Project.

ARTICLE 1.

ATTACHMENTS TO LEASE; SCHEDULES AND EXHIBITS

Attached to this Lease and hereby made a part hereof are the following:

SCHEDULE A—a list of certain permitted title exceptions.

SCHEDULE B—Violations.

SCHEDULE C—Environmental Disclosure.

SCHEDULE D—Exclusive Uses.

SCHEDULE E—certain Agreements.

SCHEDULE F—REAs.

SCHEDULE G—Other Restrictive Agreements.

SCHEDULE H—Related Agreements.

*

EXHIBIT A—a description of the tract of land constituting the Leased Premises.

EXHIBIT B—a description of the Project and the Improvements to be constructed on the Leased Premises.

EXHIBIT C—Reserved.

EXHIBIT D—Memorandum of Term Commencement.

EXHIBIT E—Additional Terms for Purchase Option.

EXHIBIT F—Form of Financial Report.

EXHIBIT G—a description of the tract of land constituting the Master Development Site.

EXHIBIT H—Form of Memorandum of Lease.

ARTICLE 2.

DEFINITIONS

2.1 Definitions. The following terms for purposes of this Lease shall have the meanings hereinafter specified (additional terms may be defined elsewhere in the Lease):

“ADA” means the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. 12.101, et seq.

“Adjusted by CPI” means the adjustment of a particular dollar sum on (and as of) the applicable January 1 during the Term to an amount equal to the sum of (I) such stated dollar sum (as same may have been previously Adjusted by CPI) in effect on the immediately preceding December 31 (such amount as so previously adjusted, the “Base CPI Amount”), plus (II) an amount equal to the product of (A) the Base CPI Amount, multiplied by (B) the greater of (i) a fraction (x) the numerator of which is the Consumer Price Index for the December with respect to which such adjustment is being made, and (y) the denominator of which is the Consumer Price Index for the December prior to the year in which the relevant sum was initially set or last Adjusted by CPI, or (ii) one (1).

“Affiliate” means as applied to a Person or Persons, any other Person or Persons directly or indirectly controlling, controlled by, or under common control with, that Person or Persons.

“Annual Fixed Rent” means the annual fixed rent payable hereunder under this Lease, as set forth in Section 5.2.

“Authorized Institution” means a (1) a bank, savings and loan institution, trust or insurance company, pension, welfare or retirement fund or system, credit union, REIT (or an umbrella partnership or other entity of which a REIT is the majority owner and which is controlled by such REIT), federal or state agency regularly making or guaranteeing mortgage loans, investment bank, securitization trust (whether structured as a grantor trust or a real estate mortgage investment conduit), (2) any issuer of collateralized mortgage obligations or similar investment entity (provided such entity is publicly traded or is sponsored by an entity that is otherwise an Authorized Institution), (3) any other Person that is actively engaged in (a) the origination or holding of commercial real estate mortgage loans or mezzanine loans, or (b) the operation of reputable hotel/casino properties, and in each case which is approved by the applicable Gaming Authorities to originate or hold the applicable Leasehold Mortgage (to the extent required by applicable Law), and in each case which satisfies the Eligibility Requirements at the time of determination (or is wholly owned by a Person that satisfies the Eligibility Requirements at the time of the determination), (4) any Person that is (i) an Affiliate of, and (ii) either owns 50% or more of, or is owned 50% or more by, or is under 50% or more common ownership with, the Persons described in (l)-(3) above, in each case, acting either in its own capacity or as a trustee (including, as an indenture trustee, or (5) any investment fund, limited liability company, limited partnership or general partnership where (a) a Permitted Fund Manager acts as the general partner, managing member or fund manager and (b) at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Authorized Institutions under clauses (1)-(4) above (a Person described in this clause (5) being hereinafter referred to as a “Permitted Investment Fund”). The fact a particular Person (or Affiliate of that Person) is a direct or indirect partner, shareholder, member, or other investor in Landlord or Tenant shall not preclude such Person from being an Authorized Institution and a Fee Mortgagee or Leasehold Mortgagee, as applicable; provided, that: (x) such entity has, in fact, made a bona fide mortgage or mezzanine loan to Landlord or Tenant secured by a Fee Mortgage or a Leasehold Mortgage, as applicable, or has acquired such loan, (y) such entity otherwise qualifies as an Authorized Institution and (z) in the case of a Leasehold Mortgagee, at the time such entity becomes a Leasehold Mortgagee, no Event of Default exists, unless simultaneously cured.

“Casino” means that certain gaming facility to be located on the Leased Premises and as more particularly described on Exhibit B.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented, and the rules and regulations promulgated thereunder.

“Commencement Date” is defined in Section 4.1.

“Common Facilities” includes, without limitation and as applicable, all parking areas, streets, driveways, curb cuts, access facilities, aisles, sidewalks, malls, landscaped areas, sanitary and storm sewer lines, water, gas, electric, telephone and other utility lines, systems, conduits and facilities and other common and service areas, whether located within or outside the Leased Premises and serving the Leased Premises, all as more particularly defined in the REA and the other Restrictive Agreements, and regardless of by whom owned.

“Common Facilities Deposits” is defined in Section 6.5.

“Common Facilities Expense” means, to the extent covered by or levied under the REA or any other Restrictive Agreement, all expenses, contributions, fees, assessments and costs in connection with operating, maintaining, repairing, insuring, lighting, protecting and securing the Common Facilities, as computed and to be paid in accordance with the REA or applicable Restrictive Agreement.

“Competitor” means a Person, the majority of whose business, or the majority of the business of an Affiliate of such Person, consists of the ownership, operation or management of a video lottery facility, casino or other facility used to conduct Gaming Operations (without regard to the reference in the definition thereof to the Leased Premises). Competitor shall not include, however, any Affiliate that (a) is a financial institution, institutional investor, or other financial or investment services, management or advisory establishment or enterprise that invests generally in industries that may include the gaming industry but is not limited solely to the gaming industry, or (b) is Affiliated with a Person the majority of whose business consists of the operation and management of a video lottery facility, casino or other facility used to conduct Gaming Operations (as aforesaid) by reason of ownership and control by, ownership and control of, or common control and ownership with, such Person through a Person described in the foregoing clause (a); provided, that the Person who acquires Landlord’s interest in this Lease executes and delivers to Tenant a nondisclosure agreement in customary form and providing, in effect, that such Person will not disclose any Confidential Information relating to Tenant or the operation of the Leased Premises to any Affiliate of such Person a majority of whose business consists of the ownership, operation and management of a video lottery facility, casino or other facility used to conduct Gaming Operations (as aforesaid) and with respect to which there are no overlapping executive officers or other employees with access to Confidential Information (it being understood that overlapping directors shall be permitted, provided that such overlapping directors shall not be entitled to receive any Confidential Information hereunder). As used in this definition, “Affiliate” means as applied to a Person or Persons, any other Person or Persons directly or indirectly both (i) controlling, controlled by, or under common control with, that Person or Persons, and (ii) owned 40% or more by, owning 40% or more of, or under 40% or more common ownership with, such first Person.

“Competitor Transfer” is defined in Section 10.5.

“Competitor Transfer Notice” is defined in Section 10.5.

“Construction Term” is defined in Section 4.1.

“CPI” means the Consumer Price Index for all Urban Consumers, U.S. City Average, published by the Bureau of Labor Statistics of the United States Department of Labor (base year 1982-84=100), or any successor index thereto.

“Default Rate” means the lesser of (a) the per annum interest rate from time to time publicly announced by Citibank, N.A., New York, New York as its base rate (i.e., its Prime Rate) plus four percent (4%) and (b) the highest rate of interest that may lawfully be charged to the party then required to pay interest under this Lease at the Default Rate. If Citibank, N.A. should cease to publicly announce its base rate, the Prime Rate hereunder shall be the prime, base or reference rate of the largest bank (based on assets) in the United States which announces such rate.

“Depository” is defined in Section 15.1.

“Deposits” is defined in Section 6.5.

“Effective Date” is the date first above written.

“Eligible Gaming Revenue” *

“Eligibility Requirements” means, with respect to any Person, that such Person has a capital/statutory surplus or shareholder’s equity, determined in accordance with GAAP, of at least Two Hundred Fifty Million Dollars ($250,000,000.00), as such amount is Adjusted by CPI on the first day of each Option Period, if applicable.

“Environmental Laws” is defined in Section 3.5.

“Environmental Report” means that certain environmental site assessment prepared by [                                         ], dated [                                         ], respecting the Leased Premises.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fee Mortgage” is defined in Section 21.2.

“Fee Mortgagee” is defined in Section 21.2.

“Final Plans” means the final plans, drawings and specifications for the Project and any other improvements on the Leased Premises as built, as the same may be modified from time to time in accordance with the terms hereof.

“Fiscal Tax Year” is defined in Section 6.2(a)(i).

“Force Majeure” is defined in Article 24.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, including, without limitation, the International Financial Reporting Standards, if applicable, consistently applied.

“Gaming Authorities” means New York Lottery, New York State Racing and Wagering Board, or any other governmental division, commission or agency that now or hereafter has regulatory authority over Gaming Operations and/or over Persons operating or engaged in Gaming Operations by reason of their operation thereof or engagement therein, or over Persons receiving, directly or indirectly, revenues derived from Gaming Operations.

“Gaming Equipment” means any and all gaming devices, gaming device parts and inventory and other related gaming equipment and supplies used or usable in present or future Gaming Operations, including, without limitation, slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems and associated equipment.

“Gaming Laws” means all Laws applicable to the ownership, operation or management of casino facilities and video gaming facilities and to Gaming Operations and/or to Persons operating or engaged in Gaming Operations, including but not limited to all present and future requirements, administrative and judicial orders, laws, statutes, codes, ordinances, rules and regulations of Government Authorities and all pronouncements and requirements now or hereafter imposed by Governmental Authorities, whether or not having the force of Law.

“Gaming Licenses” means any permit, license, certificate or approval now or hereafter required by any Governmental Authority in order to conduct Gaming Operations on or from the Leased Premises in accordance with applicable Laws.

“Gaming Operations” means the operation within or from the Leased Premises of video gaming machines (including video lottery terminals), live and electronic table games (including, but not limited to, poker, blackjack, and internet gaming), and other games of chance, and wagering of any kind (including, without limitation, sports books), and of any and all types, which are now or hereafter permitted by applicable Laws, whether such wagers are made by customers physically located within the Leased Premises or from outside the Leased Premises (including, without limitation, via the Internet), but specifically excluding horse racing, pari-mutuel and simulcast wagering on horse racing; provided, in the case of customers not physically located on or within the Leased Premises, the revenue derived therefrom is reported (in whole or, to the extent so reported, in part) by Tenant to the applicable Governmental Authorities as revenue from Gaming Operations attributable to the Leased Premises.

“Governmental Authorities” means all federal, state, county, municipal and local departments, commissions, boards, bureaus, agencies, quasi-governmental entities and offices thereof, having jurisdiction over all or any part of Leased Premises or the Project or the use thereof, including Gaming Authorities.

“Guarantor” means [if Tenant is not the operating entity, then guaranty will come from operator].

“Guaranty” means the Lease Guaranty by and between Landlord and Guarantor of even date herewith.

“Hazardous Substances” is defined in Section 12.6.

“Improvements” means all buildings, structures and improvements now or hereafter located on the Land (collectively, the “Building”) and all alterations, additions, improvements, repairs, restorations and replacements thereof, and the fixtures, equipment and machinery, in each case now or hereafter affixed thereto; provided, that Tenant’s Property and Gaming Equipment shall not be “Improvements” under the Lease.

“Indemnified Party” is defined in Section 12.5.

“Indemnifying Party” is defined in Section 12.5.

“Initial Fixed Term” is defined in Section 4.1.

“Knowledge” means, with respect to Landlord or Tenant, the actual knowledge of Landlord or Tenant, as applicable, without duty of inquiry or investigation.

“Land” means the tract of land constituting the Leased Premises described on Exhibit A attached hereto and, subject to Section 3.6, all rights appurtenant thereto, including but not limited to air rights and development rights appurtenant thereto.

“Landlord Indemnified Party” is defined in Article 18.

“Landlord Licenses and Permits” is defined in Section 8.6.

“Landlord Property Interests” means the right, title and interest of Landlord in (a) the Leased Premises, or (b) this Lease.

“Laws” means all present and future requirements, administrative and judicial orders, laws, statutes, codes, ordinances, rules and regulations of any Governmental Authority, including, but not limited to the ADA, including but not limited to Gaming Laws.

“Lease Year” means a period of twelve (12) full calendar months. The first Lease Year shall begin on the first day of the calendar month following the Commencement Date, unless the Term commences on the first day of a calendar month, in which case the first Lease Year shall begin on the Commencement Date. Each succeeding Lease Year shall commence on the anniversary of the commencement of the first Lease Year.

“Leased Premises” means the Land, and all rights, easements and privileges thereunto belonging or in any way appertaining, and all other rights, easements and privileges granted to Tenant in this Lease, excluding, however, the Improvements and Tenant’s Property.

“Leasehold Estate” is defined in Section 3.1.

“Leasehold Mortgage” is defined in Section 19.1.

“Leasehold Mortgagee” is defined in Section 19.2.

“Licenses and Permits” is defined in Section 8.4(b).

“Master Development Agreement” means that certain Comprehensive Development Plan dated as of [                              ], together with certain related written agreements and documentation all as mutually agreed in writing between Landlord and Tenant and/or certain of their respective Affiliates.

“Master Development Site” means those certain tracts or parcels of land more particularly depicted on Exhibit G hereto, of which the Land is a part.

“Opening Date” is defined in Section 4.1.

“Operating Standard” is defined in Section 8.4(a).

“Option Periods” is defined in Section 4.2.

“Percentage Rent” is defined in Section 5.3.

“Permitted Exceptions” is defined in Section 3.1.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds or an Authorized Institution described in clause (1) of the definition thereof, in each case investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000.00 and (iii) not subject to any bankruptcy or other insolvency proceeding.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Project” means, collectively, one or more buildings that will include casino gaming facilities and a harness racetrack (if, and to the extent, a harness racetrack is required by applicable Law in order to maintain the Gaming Licenses or the Landlord Licenses and Permits), and may include one or more hotels, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment and multi-function events, parking facilities (including, without limitation, a parking garage and surface parking), and ancillary facilities to be located on the Leased Premises as described on Exhibit B and as more particularly described in the Restrictive Agreements.

“Racetrack” means that certain harness racetrack to be located on the Leased Premises as described on Exhibit B and as more particularly described in the Restrictive Agreements.

“REA” means, collectively, those certain agreements described on Schedule F attached hereto and by this reference made a part hereof, all as amended from time to time.

“Related Agreement” means, collectively, those certain agreements described on Schedule H attached hereto and by this reference made a part hereof, all as amended from time to time.

“Rent” means Annual Fixed Rent, Percentage Rent and any other charges, expenses or amounts payable by Tenant under this Lease.

“Restricted Area” means the area that is within a twenty-five (25) mile radius of the Leased Premises.

“Restrictive Agreements” means the Master Development Agreement, the REA and those certain agreements described on Schedule G attached hereto and by this reference made a part hereof, all as amended from time to time.

“Taxes” is defined in Section 6.2(a)(ii).

“Tax Deposits” is defined in Section 6.5.

“Tenant’s Operating Period” means the period beginning on the Opening Date and ending on the expiration or earlier termination of the Term.

“Tenant’s Property” is defined in Article 11.

“Tenant’s Pylon” is defined in Section 20.1.

“Tenant’s Signs” is defined in Section 20.2.

“Term” and “Term of this Lease” means the Construction Term and Initial Fixed Term and any renewal or extension thereof as provided in Article 4.

“Transfer Taxes” is defined in Section 26.22.

“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition, 2006, as adopted by the American Hotel & Motel Association, and all future amendments and supplements thereto that are in general use within the United States as hotels similar to that of the hotels operated on the Leased Premises.

“Violations” means any and all notes or notices of violations of Law whatsoever noted in or issued by any Governmental Authority having jurisdiction over the Leased Premises.

ARTICLE 3.

DEMISE OF LEASED PREMISES

3.1 Demise of Leased Premises. Landlord hereby demises and leases the Leased Premises unto Tenant, and Tenant hereby leases the same from Landlord, for the consideration and upon the terms and conditions set forth in this Lease. The Leased Premises are demised and let hereunder subject only to (a) the matters recorded in the land records of Sullivan County, New York affecting title thereof as of the Effective Date as reflected on Schedule A hereto,1 (b) any state of facts shown on that certain [will be updated to refer to current survey], and any further state of facts which an accurate survey or physical inspection thereof might show, provided that such further state of facts would not adversely affect Tenant’s ability to construct or operate the Project or the Leased Premises or the value thereof in any material respect, (c) all zoning regulations, restrictions, rules and ordinances, building restrictions and other Laws now

[1]

Assumes that all of the documentation that needs to be recorded as part of the overall project (e.g., the REA and other Restrictive Agreements, etc.) will be recorded prior to the Effective Date and reflected on Schedule A; if recordation of further title documents at a future date is contemplated, that will be dealt with here as well.

in effect or hereafter adopted by any Governmental Authority having jurisdiction, (d) Taxes which are a lien but not yet due and payable, (e) all covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Leased Premises which exist as of the Effective Date or which are permitted to be placed thereon after the Effective Date pursuant to the express provisions of this Lease or any of the Restrictive Agreements, (f) subject to the further provisions of Section 21.2 below, all Fee Mortgages whether now or hereafter existing, (g) all outstanding Violations issued or noted on the Effective Date and listed on Schedule B attached hereto, (h) any matter which from time to time may affect title to the Leased Premises which results from any act or omission of Tenant or any Affiliate of Tenant or any Person claiming by, through or under Tenant or any Affiliate of Tenant, or any director, officer, employee, agent or contractor of, or other Person acting on behalf of or at the direction of, Tenant or any Affiliate of Tenant or any Person claiming by, through or under Tenant or any Affiliate of Tenant, and (i) any other matter which from time to time may affect title to the Leased Premises which results from any act or omission of any Person from and after the Effective Date (other than from any act or omission of Landlord or any Affiliate of Landlord or any Person claiming by, through or under Landlord or any Affiliate of Landlord, or any director, officer, employee, agent or contractor of, or other Person acting on behalf of or at the direction of, Landlord or any Affiliate of Landlord or any Person claiming by, through or under Landlord or any Affiliate of Landlord, which is not otherwise permitted to be done or not done, as applicable, under this Lease) (collectively, the matters described in the foregoing clauses, “Permitted Exceptions”). The right, title and interest of Tenant in its leasehold estate in the Land and Improvements as created by this Lease is sometimes referred to as the “Leasehold Estate”.

3.2 Development Matters. Development and construction of the Project on the Leased Premises shall be governed by the Master Development Agreement.

3.3 Landlord’s Representations. Landlord represents and warrants to Tenant that: (a) Landlord owns and holds fee title in and to the Leased Premises; (b) Landlord has full right and lawful authority to enter into and perform Landlord’s obligations under this Lease; (c) Landlord has not leased, licensed or otherwise agreed to permit the use of the Leased Premises to any third party whose lease, license or occupancy right is still in effect; (d) Landlord has not sold, assigned or otherwise transferred any of the development rights, air rights or mineral rights appurtenant to the Leased Premises, nor has exploited or is it currently exploiting or otherwise seeking to mine or extract any of the minerals or other natural resources located beneath the surface of the Leased Premises; and (e) no portion of the Leased Premises is part of a tax lot that also includes any real property that is not part of the Leased Premises [separate tax lot will be created prior to Effective Date].

3.4 Covenant of Quiet Enjoyment. Landlord covenants to Tenant that for so long as no Event of Default shall exist and subject to the terms and conditions of this Lease, Tenant shall have and enjoy, during the Term of this Lease, the quiet and undisturbed possession of the Leased Premises as in this Lease contemplated, free from interference by Landlord or any party claiming by, through or under Landlord but none other, and free of any liens, encumbrances or other claims created by Landlord or any director, officer, employee or agent of Landlord or any

Affiliate of Landlord or any other Person acting at the direction of Landlord or any Affiliate of Landlord, other than Permitted Exceptions, which may adversely affect the value of the Land and Improvements in any material respect (unless the same would be extinguished upon or in connection with a transfer of Landlord’s interest in the Leased Premises) or Tenant’s use and enjoyment of the Leased Premises or the Project in any material respect, in each case whether or not superior to this Lease and the Leasehold Estate. If (a) Landlord breaches its covenants set forth in this Section 3.4, (b) it is determined by a final and non-appealable order of a court of competent jurisdiction that Tenant has suffered damages recoverable hereunder as a result of such breach and the amount of such damages actually suffered by Tenant, and (c) Landlord fails to pay to Tenant the amount of such damages as so determined within thirty (30) days after the date of such order, then Tenant shall have the right, to offset the amount of such damages against the next succeeding installment(s) of Annual Fixed Rent and Percentage Rent due under this Lease until credited in full.

3.5 No Representations by Landlord. Tenant hereby accepts the Leased Premises in its “as is, where is” condition as of the Commencement Date. Tenant represents to Landlord that Tenant has examined the title to and the physical condition of the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for all purposes hereof. Tenant acknowledges that, except as herein expressly set forth, Landlord has not made, does not make, and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, of, as to, concerning, or with respect to, (a) the value, nature, quality or condition of the Leased Premises, including, without limitation, the water, soil and geology; (b) the suitability of the Leased Premises for any and all activities and uses which may be conducted thereon; (c) the compliance of or by the Leased Premises with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (d) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Leased Premises, or (e) any other matter with respect to the Leased Premises, and specifically, Landlord has not made, does not make and specifically negates and disclaims any representations or warranties regarding compliance of the Leased Premises with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including without limitation, those pertaining to solid waste, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Leased Premises, of any hazardous substances, as defined by The Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder (collectively, “Environmental Laws”); provided, however, that Landlord represents that it has not received any notice of violation under any Environmental Law during the period of Landlord’s ownership of the Leased Premises, except for those previously disclosed to Tenant in writing or as set forth on Schedule C hereto. Tenant shall rely solely on its own investigation of the Leased Premises and not on any information provided or to be provided by Landlord, its directors, contractors, agents, employees or representatives. Except as expressly set forth herein, Landlord shall not be liable or bound in any manner by any verbal or written statements, representations or information pertaining to the Leased Premises or the operation thereof, furnished by any party purporting to act on behalf of Landlord.

3.6 Mutual Covenants Relating to Certain Appurtenant Rights. Neither Landlord nor Tenant shall sell, assign or otherwise transfer any of the development, air, or mineral rights appurtenant to the Leased Premises during the Term without the express written consent of the other party, nor shall either party exploit or otherwise seek to mine or extract any of the minerals or other natural resources located beneath the surface of the Leased Premises during the Term.

ARTICLE 4.

TERM

4.1 Term. The construction term of this Lease (the “Construction Term”) shall commence on the Effective Date and shall expire on the earlier of (a) the date that Tenant opens the Casino for business to the public (as opposed to a “soft opening”) in the Leased Premises (the “Opening Date”) and (b) the date that is twelve (12) months after the Effective Date. The Initial Fixed Term of this Lease (the “Initial Fixed Term”) shall commence upon the end of the Construction Term (the “Commencement Date”), and shall expire unless extended in accordance with Section 4.2 at midnight on the last day of the calendar month that is twenty (20) years after the Commencement Date. After the Commencement Date, Landlord and Tenant shall promptly execute and deliver a Memorandum of Term Commencement in the form attached hereto as Exhibit D, and Tenant shall have the right, at Tenant’s sole cost and expense, to cause the same to be recorded against the Leased Premises in the land records of Sullivan County, New York; provided, that the failure to execute and deliver such instrument shall not affect the determination of such date in accordance with this Section 4.1 or give rise to any liability on the part of Landlord or Tenant.

4.2 Options to Extend. Provided that no Event of Default exists, Tenant shall have the right to extend the Term of this Lease for three (3) successive periods of ten (10) years each (each, an “Option Period” and, collectively, the “Option Periods”) from the date upon which the Term would otherwise expire upon the same terms and conditions as those herein specified for the Initial Fixed Term as such term may have been extended in accordance herewith. If Tenant elects to exercise its option for any Option Period, it shall do so by giving Landlord written notice of such election at least twelve (12) months before the beginning of the Option Period for which the Term of this Lease is to be extended by the exercise of such option, time being of the essence with respect to the giving of such notice. If Tenant timely gives such notice, the Term of this Lease shall be automatically extended for the Option Period covered by the option so exercised without execution of an extension or renewal lease. Prior to the commencement of the applicable Option Period, Landlord and Tenant shall execute and deliver to each other an extension agreement in form and substance reasonably satisfactory to Landlord and Tenant confirming the Term of this Lease as so extended; provided, that the failure to execute and deliver such instrument shall not affect the validity of such Option Period or give rise to any liability of the part of Landlord or Tenant. Failure to extend the Lease for any Option Period shall constitute a waiver of Tenant’s right to extend the term of this Lease for any subsequent Option Period(s).

4.3 Continued Possession of Tenant; Holding Over. (a) The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender the Leased Premises upon expiration of other earlier termination of this Lease will be substantial, will exceed the amount of the monthly installments of Annual Fixed Rent and Percentage Rent theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Leased Premises is not surrendered to Landlord upon the expiration or earlier termination of this Lease, then Tenant shall pay to Landlord for each month during which Tenant holds over in the Leased Premises after the expiration or earlier termination of this Lease, holdover rent equal to: (i) for the first and second months after such expiration or termination, the sum of (A)* % of (y) the Fixed Annual Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term plus (z) the Percentage Rent which would be payable under this Lease for such month if such period were included in the Term hereunder, plus (B) all other Rent payable by Tenant pursuant to the terms of this Lease (including, without limitation, Taxes and operating expenses); (ii) for the third and fourth months after such expiration or termination, the sum of (A) *% of (y) the Fixed Annual Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term plus (z) the greater of (I) the Percentage Rent which would be payable under this Lease for such month if such period were included in the Term hereunder and (II) one twelfth (1/12) of the Percentage Rent which Tenant was obligated to pay for the last full Lease Year of the Term, plus (B) all other Rent payable by Tenant pursuant to the terms of this Lease (including, without limitation, Taxes and operating expenses); (iii) for the fifth and sixth months after such expiration or termination, the sum of (A) *% of (y) the Fixed Annual Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term plus (z) the greater of (I) the Percentage Rent which would be payable under this Lease for such month if such period were included in the Term hereunder and (II) one twelfth (1/12) of the Percentage Rent which Tenant was obligated to pay for the last full Lease Year of the Term, plus (B) all other Rent payable by Tenant pursuant to the terms of this Lease (including, without limitation, Taxes and operating expenses); and (iv) thereafter, the sum of (A) *% of (y) the Fixed Annual Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term plus (z) the greater of (I) the Percentage Rent which would be payable under this Lease for such month if such period were included in the Term hereunder and (II) one twelfth (1/12) of the Percentage Rent which Tenant was obligated to pay for the last full Lease Year of the Term, plus (B) all other Rent payable by Tenant pursuant to the terms of this Lease (including, without limitation, Taxes and operating expenses).

(b) Notwithstanding the foregoing provisions of Section 4.3(a), no holding over by Tenant after the expiration or earlier termination of the Term shall operate to extend the Term, and the acceptance of any rent paid by Tenant pursuant to this Section 4.3 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding. The provisions of this Section 4.3 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Lease.

4.4 Certain Landlord Rights.

(a) Landlord or its agent shall have the right to enter the Leased Premises at all reasonable times during normal business hours and upon reasonable advance notice for the purpose of exhibiting the Leased Premises at any time during the Term, provided that Landlord shall not be permitted to enter any restricted areas such as count rooms, cages and surveillance rooms unless accompanied by a representative of Tenant and subject to reasonable security rules and applicable Law; and, provided further that Landlord shall not exhibit the Leased Premises to prospective tenants until twelve (12) months prior to the then-scheduled expiration date of the Term of this Lease. Landlord shall have no right to place any “for sale” or “for rent” notices or signs on the Leased Premises at any time during the Term of the Lease. Tenant hereby waives all notice to vacate upon the expiration or other termination of this Lease.

(b) Upon the expiration or earlier termination of this Lease, Tenant shall, at the option and expense of Landlord, transfer to and relinquish to Landlord or Landlord’s nominee and reasonably cooperate with Landlord or Landlord’s nominee in connection with the processing by Landlord or such nominee of the Licenses and Permits and all assignable service contracts, which may be necessary or appropriate for the operation by Landlord or such nominee of the Leased Premises; provided that the costs and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s nominee; and Landlord agrees to hold harmless, or to cause Landlord’s nominee to hold harmless, Tenant from all claims, liabilities or expense arising from any such transfer or processing. Landlord acknowledges that some or all of such Licenses and Permits relating to the operation of the Casino and Racetrack, including simulcast and liquor licenses, are or may not be assignable by Law.

ARTICLE 5.

RENT

5.1 Payment of Rent. Tenant shall timely pay all Rent due under this Lease to Landlord by check (subject to collection) drawn on a bank that clears through The Clearing House Payments Company L.L.C. or electronic transfer, at the times and to the accounts provided herein without notice or demand and without setoff or counterclaim payable to Landlord at Landlord’s address first written above until Tenant receives other written instructions from Landlord. In the event (i) Landlord provides notice to Tenant of any Fee Mortgage encumbering Landlord’s fee interest in the Leased Premises and (ii) the Fee Mortgagee under such Fee Mortgage delivers written notice to Tenant asserting that an event of default exists under such Fee Mortgage, Tenant shall be permitted to rely on written instructions from any such Fee Mortgagee and any payments made in accordance therewith shall discharge Tenant’s obligations hereunder to the extent of such payments as if such payments were made to Landlord.

5.2 Annual Fixed Rent; Escalation. Tenant shall pay to Landlord, commencing on the Commencement Date and continuing throughout the Term of this Lease, the Annual Fixed Rent for each Lease Year, payable in equal monthly installments on or before the first day of each calendar month, in advance during such Lease Year. If the Annual Fixed Rent is payable for a fraction of a month, the amount payable shall be a pro rata share of a full month’s rent based on the number of days elapsed in such month. The Annual Fixed Rent shall be prorated for any partial Lease Year. Annual Fixed Rent under this Lease shall be as follows:

(a) * Dollars ($ *), subject to the escalation provisions set forth in Section 5.2(b).

(b) On the first day of the sixth, eleventh and sixteenth Lease Years and the first day of each Option Period, if exercised, and the first day of the fifth Lease Year of each such Option Period if exercised (each an “Escalation Date”), Annual Fixed Rent shall be increased to an amount, per annum, equal to (i) the Annual Fixed Rent payable during the immediately preceding Lease Year plus (ii) an amount equal to the Annual Fixed Rent payable during the immediately preceding Lease Year multiplied by * percent (*%). The Annual Fixed Rent, as increased on each Escalation Date, shall remain in effect for the following five (5) Lease Years until the succeeding Escalation Date or expiration of the Term of this Lease, as applicable. After each Escalation Date, Landlord and Tenant shall promptly execute and deliver an instrument confirming the Annual Fixed Rent as increased on such Escalation Date; provided, that the failure to execute and deliver such instrument shall not affect the determination of Annual Fixed Rent in accordance with this Section 5.2(b) or give rise to any liability on the part of Landlord or Tenant.

5.3 Percentage Rent.

(a) In addition to the Annual Fixed Rent, Tenant shall pay Landlord as percentage rent (the “Percentage Rent”) an amount for each Lease Year equal to * percent (*%) of the Eligible Gaming Revenue in excess of the Base Eligible Gaming Revenue amount for such Lease Year. As used herein, “Base Eligible Gaming Revenue Amount” shall mean an amount equal to the quotient obtained by dividing the Annual Fixed Rent payable for such Lease Year by * percent (*%) (for example, if the Annual Fixed Rent for a particular Lease Year is $*.00, then the Base Eligible Gaming Revenue Amount would equal $ *.  00, and Tenant would pay as Percentage Rent for such Lease Year an amount equal to * percent (*%) of the excess of the Eligible Gaming Revenue for such Lease Year over $*.00). For the purpose of computing the Percentage Rent for the first Lease Year, the Eligible Gaming Revenue, if any, for the partial calendar month preceding the first Lease Year shall be included in the Eligible Gaming Revenue for the first Lease Year. Within thirty (30) days after the end of each calendar month of each Lease Year during the Term, Tenant shall furnish to Landlord a statement certified to be correct and complete by a corporate officer of Tenant, showing the total revenues from Gaming Operations during the preceding calendar month and the calculation of Eligible Gaming Revenue hereunder for such calendar month (subject to customary adjustments), which statement shall be accompanied by Tenant’s payment of Percentage Rent for such preceding calendar month, if any is due. Tenant shall require its concessionaires, licensees or subtenants, if any, managing any Gaming Operations, if any, to furnish similar statements. Within thirty (30) days after the end of each Lease Year occurring during the Term, Tenant shall furnish to Landlord a statement in writing, certified to be correct and complete by a corporate officer of Tenant, showing the total revenues from Gaming Operations during the preceding Lease Year and the calculation of Eligible Gaming Revenue hereunder for such preceding Lease Year, which Statement shall be accompanied by any deficiency between the full amount of Percentage Rent for such Lease Year, less the amount previously paid as provided above. If such statement shall show that Tenant has paid to Landlord an amount greater than Tenant is required to pay under this Section 5.3, the amount of such overpayment shall be, at Landlord’s option, either (A) credited against Tenant’s next succeeding installment(s) of Annual Fixed Rent and Percentage Rent until credited in full or (B) paid directly to Tenant within ten (10) days. Tenant shall require its concessionaires, licensees or subtenants, if any, managing any Gaming Operations, if any, to furnish similar statements. Notwithstanding the foregoing, if there is a change in Law applicable to Gaming Operations the effect of which is to require Tenant to report revenues from Gaming Operations less frequently than monthly or which results in remittances of revenues from Gaming Operations to Tenant less frequently than monthly, then from and after the effectiveness of such change in applicable Law: (i) Tenant shall be required to pay Percentage Rent under this Lease on a quarterly basis (as opposed to monthly) and (ii) all references in this Section 5.3(a) to calendar months shall be deemed instead to refer to calendar quarters. The obligations of Tenant pursuant to this Section 5.3(a) shall survive the expiration or earlier termination of this Lease.

(b) Tenant shall submit to Landlord photocopies of Tenant’s federal, state or local reports relating to revenues from Gaming Operations promptly after filing the same with the appropriate Governmental Authority regulating Gaming Operations or horse racing at the Leased Premises.

(c) Without limiting Tenant’s other reporting obligations under this Lease, Tenant shall keep at the Leased Premises or at Tenant’s executive offices accurate and complete books and records of all revenue from Gaming Operations and Eligible Gaming Revenue, in each Lease Year, for a period of three (3) years after such Lease Year (or such longer period, if any, as may be required by applicable Law). The books and records shall be kept in accordance with GAAP or such other accounting method which Tenant may be required by applicable Law to use in calculating revenue from Gaming Operations, and shall include without limitation: (i) detailed original records of any exclusions or deductions from Eligible Gaming Revenue, (ii) sales tax records, and (iii) such other records as would customarily be maintained by an operator of comparable Gaming Operations or facilities similar to the Project. Upon reasonable notice to Tenant, such books and records shall be available during normal business hours to Landlord or its representatives for the purpose of examining the same. A representative of Tenant may be present at such examination. Examinations by Landlord shall be limited to the Lease Year(s) in question, not more than two (2) times per Lease Year (and, in addition, in connection with any potential financing or sale or other disposition of Landlord’s interest in the Leased Premises) and upon reasonable notice to Tenant, and shall be conducted so as to not unreasonably interfere with the operation of Tenant’s business. In the event an examination of the records of Tenant shall disclose that Eligible Gaming Revenue as reported varies by * percent (*%) or more from the actual Eligible Gaming Revenue for the applicable period, Tenant agrees to pay to Landlord the reasonable cost of any such examination. In the event an examination of records of Tenant shall disclose that Tenant has overpaid Percentage Rent with respect to any particular Lease Year, Landlord shall, at Landlord’s option, either (A) credit the amount thereof against Tenant’s next succeeding installment(s) of Annual Fixed Rent and Percentage Rent until credited in full or (B) pay such amount directly to Tenant within ten (10) days.

(d) For purposes of calculating Eligible Gaming Revenue, the term “Tenant” shall include any and all of Tenant’s operators, managers, subtenants, concessionaires, licensees or any other occupants or operators of or at the Leased Premises who receive revenue from Gaming Operations (which, for the avoidance of doubt, shall not include the suppliers of Gaming Equipment (in their capacity as such), including any such suppliers that receive a participation in gaming revenues derived from the Gaming Equipment by such supplier in accordance with customary industry practices).

(e) During Tenant’s Operating Period, Tenant shall conduct its business in the Leased Premises in good faith and in accordance with the Operating Standard. It is understood and agreed by Landlord that Tenant has made no representation of any kind whatsoever as to the minimum or maximum amount of Eligible Gaming Revenue which will be made in the Leased Premises during any Lease Year of the Term of this Lease.

(f) Landlord hereby acknowledges that all information delivered or made available to Landlord under this Section 5.3 shall be subject to the terms and provisions set forth in Section 26.24 with respect to such information.

(g) The expiration or termination of this Lease during any Lease Year for any part or all of which there is Percentage Rent payable to Landlord under this Section 5.3 shall not offset the rights or obligations of the parties hereto respecting such Percentage Rent, including, without limitation, Tenant’s obligation to prepare Percentage Rent statements as set forth above and to pay the Percentage Rent, prorated as of any such expiration or termination. The provisions of this Section 5.3(g) shall survive the expiration or earlier termination of this Lease.

ARTICLE 6.

EXPENSES

6.1 Operating Expenses. Tenant shall be solely responsible for the payment of all operating expenses for the Leased Premises, including without limitation repair and maintenance charges, insurance charges, and all other charges incurred in connection with the operation of the Leased Premises pursuant to this Lease. Tenant shall pay its pro rata share of all Common Facilities Expenses, and any other operating expenses, contributions, maintenance costs, governmental charges, capital expenditures, and expenses related to the ownership and operation of the Leased Premises, whether or not specifically mentioned in this Lease, directly to the appropriate party prior to delinquency of such payments.

6.2 Tenant’s Real Estate Taxes.

(a) As used in this Article, the following terms shall have the following meanings:

(i) “Fiscal Tax Year” means the twelve (12) month period established as the tax year by the taxing authority having jurisdiction over the Leased Premises.

(ii) “Taxes” means all ad valorem taxes and assessments and governmental charges (including sewer charges), general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature whatsoever, imposed by any Governmental Authorities, which are levied on or charged against the Leased Premises, the Project, Tenant’s Property, personal property or rents, or on the right or privilege of leasing real estate or collecting rents thereon, and any other taxes and assessments attributable to the Leased Premises or its operation or any tax or assessment or governmental charge imposed or collected by a Governmental Authority in lieu of or in substitution for any such tax, assessment or governmental charge, including without limitation all special assessments, impact fees, development fees, traffic generation fees, parking fees in respect of any Fiscal Tax Year falling wholly within the Term of this

Lease and the allocable portion of any real estate taxes so imposed in respect of any Fiscal Tax Year falling partly within and partly without the Term of this Lease, equal to the proportion which the number of days of such Fiscal Tax Year falling within the Term of this Lease bears to the total number of days of such Fiscal Tax Year; excluding, however, any income, franchise, corporate, capital levy, capital stock, excess profits, transfer, revenue, estate, inheritance, gift, devolution or succession tax payable by Landlord or any other tax, assessment, charge or levy upon the Rent payable hereunder by Tenant, except to the extent any such tax, assessment, charge or levy is imposed in substitution for any ad valorem tax or assessment.

(b) Landlord shall notify any applicable taxing authority of the identity and address of Tenant and shall direct or request such taxing authority to deliver to Tenant all bills and other notices with respect to Taxes from and after the Effective Date. Tenant shall pay all Taxes directly to the appropriate taxing authorities prior to their delinquency. Tenant shall have the right (but shall not be obligated) to contest the Taxes or the validity thereof by appropriate legal proceedings or in such other manner as it deems suitable, and Landlord agrees that whenever Landlord’s cooperation is required in any of the proceedings brought by Tenant as aforesaid, Landlord will reasonably cooperate therein, provided the same shall not entail any cost, liability or expense to Landlord and Tenant will pay, indemnify and save Landlord harmless of and from, any and all liabilities, losses, judgments, decrees, costs and expenses (including, without limitation, all reasonable attorneys’ fees, court costs and disbursements) in connection with any such contest and will, promptly after the final settlement, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, and Tenant shall perform and observe all acts and obligations, the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord or the holder of any Fee Mortgage to the risk of any material civil liability or the risk of any criminal liability. Landlord shall not, during the pendency of such legal or other proceeding or contest, pay or discharge any Taxes, or tax lien or tax title pertaining thereto, provided Landlord may do so in order to stay a sale of the Leased Premises through foreclosure of a tax lien thereon. Any refund obtained by Tenant in respect of Taxes shall be paid (i) first to Tenant to the extent of its costs and expenses of such contest, (ii) second, to Landlord on account of any portion of the Taxes so refunded which was previously paid by Landlord, if any, and (iii) third, to Tenant on account of any portion of the Taxes so refunded which was previously paid by Tenant.

(c) Taxes for the Fiscal Tax Year in which the Effective Date occurs shall be apportioned between Landlord and Tenant in that percentage which the number of days in such Fiscal Tax Year from the Effective Date to the end of such Fiscal Tax Year (with respect to the Fiscal Tax Year in which the Effective Date occurs) bear to the total number of days in such Fiscal Tax Year, and Taxes for the Fiscal Tax Year in which the Term expires shall be apportioned between Tenant and Landlord in that percentage which the number of days in such Fiscal Tax Year from the first day of such Fiscal Tax Year to the expiration of the Term (with respect to the Fiscal Tax Year in which the Term expires) bear to the total number of days in such Fiscal Tax Year; provided, that no such apportionments shall occur unless (i) the Taxes have actually been paid by the party responsible for such period and (ii) with respect to Taxes for the last Fiscal Tax Year during the Term, if Tenant shall become the fee owner of the Leased Premises. The apportionment for Taxes for the first Fiscal Tax Year during the Term shall be made and paid simultaneously with the execution and delivery of this Lease, and the apportionment for Taxes for the last Fiscal Tax Year during the Term shall be made and paid within ten (10) Business Days of the expiration of the Term.

6.3 Restrictive Agreements. The Leased Premises are subject to the Restrictive Agreements. Landlord and Tenant hereby agree as follows:

(a) No amendment of the Restrictive Agreements after the Effective Date which does or could reasonably be expected to adversely impact the rights enjoyed by Tenant or the Leased Premises, the Project and the Improvements thereunder or hereunder in any material respect, including any limitation on any Permitted Use or any requirement to pay any amounts in excess of amounts payable under the applicable Restrictive Agreement as in effect on the date hereof (except to the extent the obligation to pay any such additional amounts is otherwise set forth in the applicable Restrictive Agreement in effect on the date hereof), shall be effective without Tenant’s prior written consent, which consent may be granted or withheld in Tenant’s sole discretion, and Landlord shall not approve or agree to any such amendment to the extent Landlord’s approval or agreement is required thereto.

(b) Landlord hereby agrees to use commercially reasonable efforts, at Tenant’s expense, to enforce the cross-easement rights, operating covenants and other rights contained in the Restrictive Agreements on Tenant’s behalf to the extent fee simple ownership is required to enforce such rights, and if Landlord fails to proceed with its reasonable efforts to enforce said rights on Tenant’s behalf within thirty (30) days after notice thereof from Tenant, Landlord agrees that Tenant shall have the right to enforce said rights under the Restrictive Agreements directly and in the name of and on behalf of Landlord if required (all at Tenant’s expense), Landlord hereby conferring such enforcement rights unto Tenant. Without limiting the foregoing, Landlord agrees that the Tenant under this Lease shall be named as a third party beneficiary under, or otherwise be given a direct right to enforce, any such Restrictive Agreement, except to the extent prohibited or not otherwise permitted under applicable Laws.

(c) Tenant shall, during the Term of this Lease, comply with and promptly perform in all material respects each and all of the terms and provisions of the REA and all other Restrictive Agreements insofar as they relate to the Project or the Leased Premises or any portion thereof or, subject to Section 6.3(a) above, are otherwise imposed or binding upon any owner, tenant or occupant of the Project, the Leased Premises or any portion thereof. Without limiting the generality of the foregoing, Tenant agrees to pay any Common Facilities Expense that Landlord, or the owner of the Leased Premises would otherwise be obligated to pay under the REA or any other Restrictive Agreement with respect to the Leased Premises or services provided thereto.

(d) Landlord agrees to cooperate with Tenant, at Tenant’s expense, in the exercise of any rights or remedies pursuant to the Restrictive Agreements the exercise of which Tenant reasonably believes is desirable, necessary or prudent with respect to the Leased Premises and the operation, financing, development, use and maintenance thereof. Tenant hereby covenants and agrees to indemnify and hold harmless Landlord from and against any and all claims, costs, demands, losses or liabilities (including reasonable attorneys’ fees) which Landlord may suffer or incur by reason of any failure by Tenant to pay and perform all of its obligations pursuant to the terms of, or any violation of or noncompliance with any of the covenants and agreements contained in, the Restrictive Agreements, or any of them, with which Tenant is required hereunder to comply. If at any time any claims, costs, demands, losses or liabilities are asserted against Landlord by reason of any failure by Tenant to pay and perform all of the terms of, or any violation of or noncompliance with any of the covenants and agreements contained in, the Restrictive Agreements with which Tenant is required hereunder to comply, Tenant will, upon notice from Landlord, defend any such claims, costs, demands, losses or liabilities at Tenant’s sole cost and expense by counsel reasonably acceptable to Landlord. Landlord will promptly provide to Tenant a copy of any notice received by Landlord in connection with any Restrictive Agreement.

6.4 Utility Payments. Tenant shall pay all charges for gas, electricity, water, sewer service and any and all other utilities used in the Project and the Leased Premises during the Term of this Lease, all such utilities to be obtained by Tenant directly from the applicable utility company. Tenant also shall be solely responsible for the payment of any connection, tap, hookup or other fee(s) imposed by Governmental Authorities or by any utility company to extend, connect or continue utility service to the Leased Premises, it being acknowledged that such utilities shall be brought to the perimeter of the Leased Premises as contemplated in the Master Development Agreement. Other than as may be set forth in the Restrictive Agreements, Landlord shall have no obligation to provide any utility services to the Leased Premises, or any part thereof, and shall have no responsibility or liability to Tenant or any third party if any such utility services are not provided to the Leased Premises or any part thereof. Landlord does not warrant that any utilities will be free from any shortages, failures, variations, or interruptions. None of the same shall be deemed an eviction or disturbance of Tenant’s use and possession of the Leased Premises or any part thereof, or render Landlord liable to Tenant for an abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease. Landlord in no event shall be liable for damages by reason of any such shortages, failures, variations, or interruptions, including without limitation, loss of profits, business interruption or other incidental or consequential damages.2

6.5 Escrows for Taxes and Common Facilities Expenses. In the event Tenant fails timely to pay any Taxes prior to their delinquency as required by Section 6.2 above, then unless waived by Landlord (or otherwise waived pursuant to the further provisions of this Section 6.5), Tenant shall make monthly deposits for Taxes (“Tax Deposits”) with Landlord equal to one-twelfth (1/12th) of the Taxes for the applicable Fiscal Tax Year such that Tax Deposits sufficient to pay the same when due are held by Landlord not less than thirty (30) days before they are due (with appropriate adjustment to the initial Tax Deposit amount). In the event Tenant fails timely to pay any Common Facilities Expenses prior to their delinquency as required by Section 6.1 above, then unless waived by Landlord (or otherwise waived pursuant to the further provisions of this Section 6.5), Tenant shall make monthly deposits for Common Facilities Expenses (“Common Facilities Deposits”; each of the Tax Deposits and Common Facilities Deposits hereinafter being referred to as “Deposits”) with Landlord equal to one-twelfth (l/12th) of the Common Facilities Expenses for the applicable annual period such that Common Facilities

[2]

The right to grant customary utility easements as well as Landlord’s cooperation in connection with the same and Landlord’s and Tenant’s respective rights and obligations with respect to such easements will be addressed in the Restrictive Agreements.

Deposits sufficient to pay the same when due are held by Landlord not less than thirty (30) days before they are due (with appropriate adjustment to the initial Common Facilities Deposit amount). To the extent Taxes or Common Facilities Expenses for any Fiscal Tax Year or other annual period are not yet ascertainable, Deposits shall be made based on the Taxes or Common Facilities Expenses, as applicable, for the prior Fiscal Tax Year or other annual period until ascertainable; and at such time as they are ascertainable, Tenant shall promptly deposit any deficiency or receive a credit against future Deposits for any excess, as applicable. Tenant shall not claim any credit against the Annual Fixed Rent or the Percentage Rent or any other Rent (other than the Rent consisting of Taxes and/or Common Facilities Expenses, as applicable) due under this Lease for the Deposits. Tenant shall promptly notify Landlord of any changes to the amounts, schedules and instructions for payment of the Taxes or Common Facilities Expenses to the extent that Landlord is not being regularly informed of the same from the applicable Governmental Authorities. The Deposits shall be held by Landlord at a bank that meets the Eligibility Requirements without interest and shall not be commingled with other funds and may be held by or on behalf of any Fee Mortgagee (but the same shall not constitute collateral for or under any Fee Mortgage). Tenant agrees to make the Deposits as directed in writing by such Fee Mortgagee, if applicable, provided that such Fee Mortgagee shall agree in writing to be subject to the terms of this Section 6.5. Landlord shall pay the Taxes and or Common Facilities Expenses, as applicable, prior to their due date to the extent that the Deposits are sufficient to pay the same or Tenant has deposited with Landlord the necessary additional amount. Any Deposits remaining after payment of the Taxes shall be paid to Tenant. Upon the expiration or earlier termination of this Lease or, at Landlord’s option, at any prior time, the balance of the Deposits in Landlord’s possession shall be paid over to Tenant. Notwithstanding anything to the contrary set forth in this Section 6.5, Tenant’s obligation to make Deposits shall be deemed waived so long as any Leasehold Mortgage requires Tenant to make monthly escrow deposits for Taxes and Common Facilities Expenses and such monthly escrow deposits are in fact being maintained.

ARTICLE 7.

INTENTIONALLY OMITTED

ARTICLE 8.

USE OF PREMISES; TENANT’S COVENANT TO OPERATE

8.1 Permitted Uses. Tenant (and its permitted subtenants, licensees, concessionaires and other occupants) shall be permitted to use the Leased Premises solely as a regional destination casino resort, consisting of Gaming Operations, horse racing (but only for so long as such activity is required in order to conduct Gaming Operations at the Leased Premises pursuant to applicable Law) and the management and operations of all functions as may be necessary or appropriate to conduct the same (collectively, the “Primary Use”), and any and all lawfully permitted uses ancillary thereto, including, without limitation, lodging, food and beverage outlets, a spa facility, retail venues, space for conferences, meetings, entertainment facilities, multi-function events and parking facilities (including, without limitation, a parking garage and surface parking) related thereto (collectively, “Ancillary Uses”; the Primary Use and the Ancillary Uses, collectively, the “Permitted Uses”), subject to and in compliance with the provisions of this Lease, the applicable Operating Standards (as hereinafter defined), applicable Laws (including, without limitation, in respect of all Licenses and Permits), and the Certificate(s) of Occupancy for the Leased Premises.

8.2 Prohibited Uses. Notwithstanding anything in this Lease to the contrary, Tenant shall not have the right to use the Leased Premises, or any part thereof, for the following uses: (a) any use or purpose which is not permitted by, or which results in a violation of, the Restrictive Agreements binding upon Tenant and/or the Leased Premises; (b) any use or purpose which is not permitted by, or which results in a violation of, applicable Law; (c) any “pawn” shop; (d) any fire, bankruptcy, auction, “closeout,” “going out of business” or similar sale; (e) any use which would constitute a violation of any exclusive use set forth on Schedule D attached hereto, or as may be subsequently granted under a Restrictive Agreement to other tenants or occupants of the Master Development Site;3 (f) any warehouse operation (an operation engaged in the retail sale of merchandise to the general public, but utilizing a “rack style” or “wholesale” concept of merchandising, shall not constitute a warehouse for this purpose); (g) any assembling, manufacturing, distilling, refining, smelting, industrial, agricultural, drilling or mining operation; (h) any permanent trailer court or mobile home park (it being understood that the operation of any transient trailer court or mobile home park serving guests or customers of the Project will be subject to the provisions of the Restrictive Agreements); (i) any automobile body work or other automotive repair work (other than machine and repair shops incidental to the Permitted Uses) or any lot or showroom for the sale of new or used motor vehicles; (j) any labor camp, junk yard, stockyard or animal raising operation (other than in connection with and ancillary to the Racetrack operations); (k) any dumping, disposal, incineration or reduction of garbage or refuse, other than handling or reducing such waste if produced on the Leased Premises from authorized uses and if handled in a clean and sanitary manner and in accordance with applicable Law and the Restrictive Agreements; (l) any commercial laundry or dry cleaning plant (but this shall not be deemed to prohibit supportive facilities for on-site service-oriented pickup and delivery by the ultimate consumer or laundry facilities ancillary to the business at the Project, including any Casino, hotel, spa and/or lodging facility on the Leased Premises that exclusively services such facilities and the guests of such facility), or Laundromat open to the general public; (m) veterinary hospital (but this shall not be deemed to prohibit customary supportive veterinary facilities for the Racetrack); (n) car washing establishment; (o) mortuary, funeral home, or similar service establishment; (p) any medical or dental clinic or offices (but this shall not be deemed to prohibit the employment of ancillary medical staff for operation of a “sick room” for employees); (q) any training or educational facility, including beauty schools, barber colleges, places of instruction or other operations catering primarily to students or trainees rather than to customers or employees; provided that, this prohibition shall not be applicable to on-site employee or customer training by Tenant incidental to the conduct of its business at the Project nor shall this prohibition apply to educational conferences held at any lodging, convention or other facilities at the Leased Premises; (r) any flea market, thrift store, swap shop, liquidation outlet, consignment store, or store that primarily sells used, damaged, or discontinued merchandise; (s) any brothel or for any prostitution (whether or not the same is permitted by applicable Law); (t) any agricultural use; and (u) any “sex” or “head” shop, so-called “peep shows” or other vulgar, lewd or pornographic uses (but this shall not be deemed to prohibit adult entertainment and activities that are customarily associated with the management and operation of reputable regional destination resort casinos and consistent with the Operating Standard).

[3]	Future exclusive uses and Tenant’s approval rights over the granting of the same to be addressed in the applicable Restrictive Agreement(s).

8.3 Uses in Violation of Laws, Etc. Tenant shall not use or occupy or permit the Leased Premises to be used or occupied, nor do or permit anything to be done in or on the Leased Premises or any part thereof, in a manner that would violate in any material respect any Laws or Tenant’s insurance requirements set forth in Section 17 or any certificate of occupancy issued with respect to the Leased Premises, or make void or voidable any insurance then in force with respect thereto, or that would make it impossible to obtain fire or other insurance thereon required to be furnished hereunder by Tenant, or that will cause or be likely to cause material structural damage to any of the Improvements. Nothing contained in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant any right, power or permission to do any act or to make any agreement that may create, give rise to, or be the foundation for, any right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Leased Premises. Tenant shall not seek to obtain a change in the zoning classification of the Leased Premises, in each case, without ten (10) business days’ prior written notice to Landlord and then subject to the terms and conditions of this Lease. If at any time during the Term of this Lease, (a) any Law prohibits the use of the Project for the Permitted Uses (the “Prohibition”), then immediately upon the earlier to occur of (i) Tenant obtaining Knowledge of any proposed Prohibition, or (ii) Tenant’s receipt of any written notice from any Governmental Authorities of any Prohibition, Tenant shall promptly notify Landlord of such fact, and Tenant may proceed, in its or Landlord’s name, and at Tenant’s sole cost and expense, to take such action as Tenant determines to be necessary or desirable to contest or challenge the Prohibition. Landlord will cooperate reasonably with Tenant in connection therewith, at Tenant’s sole cost and expense and at no liability, cost or expense to Landlord, and Tenant shall pay, indemnify and save harmless Landlord of and from any and all liabilities, losses, judgments, decrees, costs and expenses (including, without limitation, all reasonable attorneys’ fees, court costs and disbursements) in connection with any such contest or challenge. Landlord acknowledges that Tenant will be irreparably injured by Landlord’s failure to so cooperate and agrees that, in addition to Tenant’s remedies available at Law for Landlord’s failure to so cooperate, Tenant shall be entitled to specific performance to enforce such cooperation obligation under this Section 8.3. If a Prohibition should occur or be imposed, nothing in this Lease shall be deemed to impair Tenant’s obligations to comply with all Laws and with Article 12 of this Lease at any time during which Tenant is not prohibited from using the Project for the purposes permitted in this Lease by the Prohibition.

8.4 Operating Covenants.

(a) As used in this Agreement, the term “Operating Standard” shall mean:

(i) with respect to the Primary Use, compliance with the standards of use, operation, management and maintenance that (A) are consistent with the standards of operation adopted or evidenced by other reputable regional destination casino resorts located outside of Las Vegas offering amenities and attractions similar in size, setting, and character to those at the Leased Premises and in markets similar to the market in which the Project is located, and (B) are consistent with the overall use, operation, management and maintenance of the Project on the whole as a reputable regional destination casino resort located outside of Las Vegas deriving, as the source of the majority of its income, revenue from Gaming Operations.

(ii) with respect to Ancillary Uses consisting of hospitality uses, compliance with the standards of use, operation, management and maintenance and level of product, services and quality that (A) on the whole are consistent with “four (4) star hotels” (as such designation is commonly understood in the hospitality industry in the United States on the date hereof), including maintenance, staffing, supplying, equipping and operation of the hospitality uses, it being understood and agreed that Tenant’s failure to actually obtain a “four (4) star hotel” designation from, or strictly comply with all of the requirements therefor promulgated by, any particular rating agency shall not, in and of itself, be deemed to constitute a failure to comply with the provisions of this Section 8.4(a)(ii), and (B) are consistent with the overall use, operation, management and maintenance of the Project on the whole as a reputable regional destination casino resort located outside of Las Vegas deriving, as the source of the majority of its income from Gaming Operations.

(iii) with respect to other Ancillary Uses, compliance with the standards of use, operation, management and maintenance that (A) are consistent with the standards of operation for similar ancillary uses adopted or evidenced by other reputable regional destination casino resorts located outside of Las Vegas offering amenities and attractions similar in nature to those at the Leased Premises and in markets similar to the market in which the Project is located and operating in a manner consistent with the Operating Standards set forth in clauses (i) and (ii) above, and (B) are consistent with the overall use, operation, management and maintenance of the Project on the whole as a reputable regional destination casino resort located outside of Las Vegas deriving, as the source of the majority of its income from Gaming Operations.

Landlord and Tenant acknowledge and agree that subject to applicable Laws, as of the date hereof, each of (I) Sands Casino Resort located in Bethlehem, Pennsylvania, (II) Mount Airy located in Mount Pocono, Pennsylvania and (III) Mohegan Sun at Pocono Downs located in Wilkes Barre, Pennsylvania constitute reputable regional destination casino resorts located outside of Las Vegas which, as of the date hereof, are used, managed and operated in a manner that is consistent with, and reflective of, the Operating Standard in all material respects.

(b) During Tenant’s Operating Period:4

(i) Tenant shall occupy and use the Leased Premises (and permit the Leased Premises to be occupied and used) only for the Permitted Uses and in accordance with the applicable Operating Standard;

(ii) Except to the extent permitted pursuant to Article 10, Tenant hereunder or its Affiliates (and not any subtenant, licensee, concessionaire or third-party service provider) shall operate the Casino at the Leased Premises and shall not be permitted to outsource the operation and management of Gaming Operations at such facilities to non-Affiliate third-party operators;

[4]	Impact on Operating Standards if the Master Development dos not meet the applicable tax benefit thresholds to be addressed in the Master Development Agreement and applicable Restrictive Agreement(s).

(iii) Except as otherwise required by applicable Laws, Tenant shall keep the Project, and the various components thereof, open for the conduct of business to the general public seven days per week and a minimum of 16 hours per day (subject to Force Majeure and reasonable closures for routine maintenance and capital improvements), or less if and to the extent generally consistent with the minimum number of days per week and a minimum number of hours per day of operation in effect in comparable reputable regional destination casino resorts located outside of Las Vegas which comply with the Operating Standard;

(iv) Tenant shall have and maintain all licenses, permits and approvals that Tenant and its principals, constituents and other controlling parties are required to maintain under applicable federal, state and local laws to own, operate and manage the Leased Premises or any portion thereof for the Permitted Uses, including but not limited to the Gaming Licenses and any liquor licenses (collectively, the “Licenses and Permits”), except to the extent any such failure would not have a material adverse effect on the ownership, operation or management of the Leased Premises taken as a whole. Tenant shall require all subtenants, licensees and concessionaries to have and maintain all Licenses and Permits required in connection with the operation of such subtenants’ licensees’, concessionaires’ business. Notwithstanding the foregoing, Tenant hereby agrees and acknowledges that the failure to maintain any License or Permits required by applicable Laws for the lawful conduct of Gaming Operations, horse racing, liquor sales and hotel operations shall have a “material adverse effect” on the ownership, operation or management of the Leased Premises under this Section;

(v) Neither Tenant nor any Affiliate of Tenant shall own, lease, operate or manage another gaming facility or harness racetrack within Sullivan County in the State of New York, except that Tenant may operate the harness racetrack at Monticello Raceway as a support facility for the Racetrack, provided that Tenant shall not open the Monticello Raceway to the general public for harness racing or gaming.

(c) Tenant represents and warrrants to Landlord that Tenant currently holds all Gaming Licenses that Tenant and its principals, constituents and other controlling parties are required to maintain in order to lawfully own, operate and manage the Leased Premises as tenant under, and in accordance with, this Lease. Tenant shall promptly notify Landlord upon receiving any written communication form any Governmental Authorities responsible for the issuance of the Licenses and Permits stating, if effect, that the Licenses and Permits will not be issued to Tenant, that the issuance thereof will be materially delayed or that Tenant is not in compliance with applicable Laws such that Tenant is at risk of losing the Licenses and Permits.

8.5 Landlord Assistance. Landlord shall execute, without cost to Landlord, such customary applications, consents and other instruments as are required by Governmental Authorities to permit the operation of the Project as permitted by this Lease, so long as such applications, consents or other instruments do not impose or subject Landlord to any liability or claim (collectively, the “Landlord Assistance Obligations”), except for any liability as may be created under the Landlord Licenses and Permits, and Tenant hereby covenants and agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, costs, demands, losses or liabilities (including reasonable attorneys’ fees and disbursements) which Landlord suffers or incurs by reason of Landlord’s execution of any such applications, consents or other instruments as Tenant requests, except for claims, costs, demands, losses or liabilities that result from the commission of fraud, gross negligence or the willful misconduct or willful misrepresentation of Landlord or resulting from Landlord’s maintenance of the Landlord Licenses and Permits (without regard to the conduct of any Person, other than Landlord or Landlord’s Affiliates, or any directors, officers, employees or agents of Landlord or any Affiliate of Landlord, or other Persons acting on behalf of Landlord or any Affiliate of Landlord) or Landlord’s violation of, or failure to maintain (without regard to the conduct of any Person, other than Landlord or Landlord’s Affiliates), any of the Landlord Licenses and Permits. If at any time any such indemnified claims, costs, demands, losses or liabilities are asserted against Landlord by reason of Landlord’s execution of any such applications, consents or other instruments as Tenant requests other than the Landlord Licenses and Permits, Tenant will, upon notice from Landlord, defend any such claims, costs, demands, losses or liabilities at Tenant’s sole cost and expense by counsel reasonably acceptable to Landlord. Landlord acknowledges that Tenant will be irreparably injured by Landlord’s failure to perform the Landlord Assistance Obligations as required under this Section 8.5, and agrees that, in addition to Tenant’s remedies available at Law for Landlord’s failure to perform the Landlord Assistance Obligations, Tenant shall be entitled to specific performance to enforce such Landlord Assistance Obligations under this Section 8.5.

8.6 Landlord Licenses and Permits (Gaming).

(a) Landlord acknowledges that Tenant operates its Gaming Operations under privileged licenses in a highly regulated industry and maintains a regulatory compliance program to protect and preserve its name, reputation, integrity, goodwill and Gaming Licenses through a thorough review and determination of the integrity and fitness, both initially and thereafter, of any Person with which Tenant or its Affiliates conducts business.

(b) Landlord acknowledges that it may be subject to compliance with requirements of Gaming Authorities and, if applicable, other Governmental Authorities, related to the Gaming Licenses, and represents that neither Landlord, nor to Landlord’s Knowledge, any of Landlord’s or any of Landlord’s Affiliate’s directors, executive officers, managers or members the fitness of whom, to Landlord’s Knowledge as of the date hereof, may reasonably be expected to be considered in the process of determining the suitability of Landlord to hold Gaming Licenses in its capacity as Landlord under this Lease, has ever been denied a Gaming License by any Governmental Authorities or had a Gaming License revoked by any Governmental Authorities.

(c) Landlord and Tenant shall cooperate with each other, their respective regulatory compliance committees, if any, and Governmental Authorities responsible for the issuance of the Gaming Licenses, as reasonably requested, and shall (i) provide the regulatory compliance committee and Governmental Authorities responsible for the issuance of the Gaming Licenses with such information as they may reasonably request, (ii) promptly prepare and file all documentation necessary to be filed by such party to effect all applications, notices, petitions and filings, (iii) obtain as promptly as practicable and maintain all Gaming Licenses required by this Lease to be obtained by such party, and (iv) comply with the terms and conditions of all such party’s Gaming Licenses.

(d) At all times during the Term of this Lease, Landlord and, if and to the extent required by the applicable Governmental Authorities, its applicable Affiliates and its and their applicable executive officers, directors and employees, shall have and maintain all licenses, permits and approvals required under applicable Laws to be maintained by lessors of properties that are used for Gaming Operations in the State of New York by reason of such use, including for the receipt of Percentage Rent by reason of its derivation from revenues from Gaming Operations or as otherwise required of Landlord as the owner of the Land by reason of the conduct of Gaming Operating thereon in order to permit Tenant to lawfully conduct Gaming Operations at the Leased Premises (including any licenses, permits and approvals which may be required to be held by Landlord under applicable Laws in order to permit Tenant to lawfully operate the Racetrack, if and to the extent a harness racetrack is required by applicable Laws to lawfully conduct Gaming Operations at the Leased Premises) (the “Landlord Licenses and Permits”). Failure to maintain any such Landlord Licenses and Permits shall not constitute a default by Landlord under this Lease but may give rise to Special Tenant Remedies as provided in Section 22.10 below.

(e) Landlord shall notify Tenant promptly of the receipt of comments or requests from Governmental Authorities responsible for the issuance of the Landlord Licenses and Permits, and shall supply Tenant with copies of all formal correspondence between Landlord and Governmental Authorities responsible for the issuance of Landlord Licenses and Permits; provided, that Landlord shall not be required to supply Tenant with copies of any confidential or proprietary information, including the personal applications of individual applicants, but shall supply evidence of filing of such applications upon the written request from Tenant for the same. Landlord shall promptly notify Tenant upon receiving any written communication form any Governmental Authorities responsible for the issuance of the Landlord Licenses and Permits stating, in effect, that the Landlord Licenses and Permits will not be issued to Landlord, that the issuance thereof will be materially delayed or that Landlord is not in compliance with applicable Laws such that Landlord is at risk of losing the Landlord License and Permits.

8.7 Landlord Licenses and Permits (Non-Gaming). Landlord and Tenant shall cooperate with each other and with any applicable Governmental Authorities, in all reasonable respects and at Tenant’s sole cost and expense, in connection with obtaining and maintaining any licenses, permits and approvals other than the Landlord Licenses and Permits which may be required to be held by Landlord under applicable Laws in order to permit Tenant to lawfully operate (other than Gaming Operations) the Leased Premises and the Project (such licenses, permits and approvals, which shall exclude the Landlord Licenses and Permits, are hereinafter referred to as the “Landlord Non-Gaming Licenses and Permits”). For the avoidance of doubt, at such time as a harness racetrack is no longer required by applicable Law in order to lawfully conduct Gaming Operations, any licenses, permits and approvals which may be required to be held by Landlord under applicable Laws in order to permit Tenant to lawfully operate the Racetrack shall be deemed to be Landlord Non-Gaming Licenses and Permits. The failure of Landlord to obtain or maintain any Landlord Non-Gaming Licenses and Permits shall not constitute a default by Landlord under this Lease and shall not give rise to any Special Tenant Remedies as provided in Section 22.10 below.

8.8 Exclusive Right to Operate. Unless Tenant is failing to cause the Project to be operated for the Primary Use in contravention of the applicable provisions of this Lease, Landlord shall not permit the operation of a casino or other gambling facility or a harness racetrack on any property owned or controlled by Landlord or its Affiliates within Sullivan County in the State of New York, except in connection with any of the agreements set forth on Schedule E hereto.

ARTICLE 9.

FINANCIAL REPORTING

9.1 General. Tenant shall, and shall cause Guarantor (if any) to, keep and maintain proper and accurate books and records, in accordance with GAAP (or, with respect to revenues from Gaming Operations, such accounting method as may be required by applicable Laws), and, with respect to hotel operations, the Uniform System of Accounts, reflecting the financial condition and results of operations of Tenant, Guarantor (if any) and the Project. Subject to applicable Law, Landlord shall have the right from time to time during normal business hours upon reasonable notice (which may be given verbally) to Tenant to examine such books and records at the office of Tenant or other Person maintaining such books and records on behalf of Tenant or Guarantor and to make such copies or extracts thereof as Landlord shall desire. Upon the occurrence and during the continuance of an Event of Default, Tenant shall pay any costs actually incurred by Landlord to examine such books, records and accounts, as Landlord shall determine to be necessary or appropriate in the protection of Landlord’s interests.

9.2 Furnished Reports. Tenant hereby covenants and agrees to deliver to Landlord the following:

(a) within ninety (90) days after the end of each fiscal year of Tenant and Guarantor, audited financial statements of Tenant and Guarantor (if any) and the Project, including statements of income, retained earnings and cash flows of Tenant and Guarantor (if any) for such fiscal year and the related balance sheets as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of Tenant’s independent certified public accountants of recognized national standing reasonably acceptable to Landlord, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of Tenant, Guarantor and the Project as at the end of, and for, such fiscal year in accordance with GAAP (and, for so long as Tenant and/or Guarantor are, or are wholly owned by a Person that is, listed on a nationally recognized stock exchange and subject to the reporting requirements of the Exchange Act, Landlord agrees that timely delivery to Landlord of the annual audited financial statements of Tenant and Guarantor that are filed with Tenant’s or Guarantor’s annual Form 10-K (as required under the Exchange Act), or any successor form required under the Exchange Act containing not less than all or substantially all of the same information, shall be deemed to satisfy Tenant’s reporting requirements under this Section 9.2(a); provided, that the Project constitutes all or substantially all of the business and results of operations covered by such annual audited financial statements), and provided, further, that if after the Effective Date Tenant and/or Guarantor are wholly owned by a Person whose annual financial statements are audited by an independent certified public accounting firm and Tenant and/or Guarantor are no longer required by applicable Laws to have their own annual financial statements audited by an independent certified public accounting firm, then Tenant may satisfy Tenant’s reporting requirements under this Section 9.2(a) if Tenant timely delivers to Landlord (i) audited annual financial statements of Tenant’s and/or Guarantor’s, as applicable, parent company together with unaudited annual financial statements of Tenant, Guarantor and the Project, including statements of income, retained earnings and cash flows of Tenant and Guarantor for such fiscal year and the related balance sheets as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by a certificate of a financial officer of Tenant which certificate shall state that such financial statements fairly present in all material respects the financial condition and results of operations of Tenant, Guarantor and the Project as at the end of, and for, such fiscal year in accordance with GAAP, and (ii) if requested by Landlord, audited annual financial statements of Tenant, Guarantor and the Project made in accordance with the foregoing provisions of this Section 9.2(a) except that Landlord shall be required to pay for Tenant’s actual out-of-pocket costs incurred in connection with such audit which are in excess of Forty Thousand Dollars ($40,000.00) (Adjusted by CPI) for any such fiscal year;

(b) within forty-five (45) days after the end of each interim quarterly fiscal period of each fiscal year of Tenant and Guarantor, unaudited financial statements of Tenant and Guarantor and the Project, including statements of income, retained earnings and cash flows of Tenant and Guarantor for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related balance sheets as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods in the preceding fiscal year (except that, in the case of balance sheets, such comparison shall be to the last day of the prior fiscal year), accompanied by a certificate of a financial officer of Tenant and Guarantor which certificate shall state that such financial statements fairly present in all material respects the financial condition and results of operations of Tenant, Guarantor and the Project in accordance with GAAP as at the end of, and for, such period, subject to customary year-end adjustments (and, for so long as Tenant and/or Guarantor are, or are wholly owned by a Person that is, listed on a nationally recognized stock exchange and subject to the reporting requirements of the Exchange Act, Landlord agrees that timely delivery to Landlord of the quarterly financial statements of Tenant and Guarantor that are filed with Tenant’s or Guarantor’s quarterly Form 10-Q (as required under the Exchange Act), or any successor form required under the Exchange Act containing not less than all or substantially all of the same information, shall be deemed to satisfy Tenant’s reporting requirements under this Section 9.2(b); provided, that the Project constitutes all or substantially all of the business and results of operations covered by such quarterly financial statements);

(c) (i) within thirty (30) days after the end of each calendar month occurring during the Term, a statement certified to be correct and complete by a corporate officer of Tenant, showing the total revenues from Gaming Operations during the preceding calendar month and the calculation of Eligible Gaming Revenue hereunder for such preceding calendar month, and (ii) within thirty (30) days after the end of each Lease Year occurring during the Term, a statement in writing, certified to be correct and complete (subject to customary adjustments) by a corporate officer of Tenant, showing the total revenues from Gaming

Operations for the preceding Lease Year and the calculation of Eligible Gaming Revenue hereunder for such preceding Lease Year; in each case in form reasonably satisfactory to Landlord (the form attached hereto as Exhibit F being deemed satisfactory to Landlord);

(d) promptly after filing the same with the appropriate Governmental Authority, photocopies of Tenant’s federal, state or local reports reporting revenues from Gaming Operations; and

(e) within a reasonable time following Landlord’s request, such reasonable additional information as may be reasonably requested with respect to Tenant, Guarantor and/or the Project, in such manner and in such detail as may be reasonably requested by Landlord.

(f) Landlord acknowledges that all information delivered or made available to Landlord under this Article 9 is subject to the terms and conditions set forth in Section 26.24 hereof with respect to such information.

ARTICLE 10.

SUBLETTING AND ASSIGNING

10.1 Landlord’s Consent. Except as expressly provided herein, Tenant shall not, directly or indirectly, whether voluntarily, involuntarily, or by operation of law or otherwise, assign or otherwise transfer in whole or in part this Lease or the term and estate hereby granted, or sublet the Leased Premises in whole or in part without in each instance obtaining the prior written consent of Landlord, which consent Landlord may grant or deny in Landlord’ sole discretion except as otherwise provided herein. The consent of Landlord to a particular assignment or sublease shall not in any way be considered a consent by Landlord to any other or further assignment, mortgage or sublease. For purposes of this Article 10, “subleases” shall include any licenses, concession arrangements, management contracts or other arrangements relating to the possession or use of all or any part of the Leased Premises and “subtenants” shall include any licensees, concessionaires, managers or other third-party service providers. The provisions of this Article 10 shall not apply to the granting of any Leasehold Mortgage, any foreclosure or transfer-in-lieu of foreclosure thereunder (including without limitation, any foreclosure of equity interests in Tenant by a Leasehold Mezzanine Lender) or a transfer of the Leasehold Estate by a Leasehold Mortgagee in connection with a foreclosure, all of which shall be governed exclusively by the provisions of Article 19 hereof.

10.2 Permitted Assignment, Subletting and Licenses.

(a) Notwithstanding Section 10.1, without the consent of Landlord, this Lease may be assigned to (i) an entity created by merger, reorganization or recapitalization of or with Tenant, Guarantor or their Affiliates or (ii) a direct or indirect purchaser of all or substantially all of the business or assets of Tenant and Guarantor however structured (whether by asset sale, stock sale or otherwise) whether alone or together with other operations of Tenant’s Affiliates; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant, (B) the assignee, if a direct assignment hereof, assumes by customary written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease, or, if an indirect assignment, Tenant confirms by customary written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) the assignee is a reputable entity of good character and either itself or together with a guarantor provided by assignee, shall have, immediately after giving effect to such assignment, an aggregate net worth (computed in accordance with GAAP) at least equal to the aggregate net worth (as so computed) of Tenant and Guarantor immediately prior to such assignment.

(b) Notwithstanding Section 10.1, without the consent of Landlord, Tenant may assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s consent to an Affiliate of Tenant, provided that Tenant gives Landlord at least thirty (30) days advance written notice of such assignment. Any party that is permitted to take assignment of this Lease shall execute an assignment and assumption agreement in customary form reasonably acceptable to Landlord whereby such assignee agrees to assume all obligations of Tenant under this Lease.

(c) Notwithstanding Section 10.1, Landlord consent shall not be required for transfers resulting from transfers, sales or issuances of shares in Tenant or any Affiliate of Tenant (including, without limitation, an IPO) that is or may in the future be traded on any nationally recognized stock exchange, including Empire Resorts, Inc.

(d) Notwithstanding Section 10.1, without the consent of Landlord, Tenant may license or sublease portions of the Leased Premises to subtenants, concessionaires or licensees to conduct any Ancillary Uses (including hospitality uses); provided, that (i) the subtenant, concessionaire or licensee in question, and the applicable Ancillary Use to be engaged in by such Person, satisfy and comply with the applicable Operating Standard and (ii) the applicable provisions of Section 10.4 are complied with. Each sublease or license or other occupancy agreement will be subject and subordinate to the provisions of this Lease relating to the Leased Premises and will not affect or reduce any of the obligations of Tenant, nor impose any additional obligations on Landlord. Tenant shall, within thirty (30) days after the execution and delivery of any such sublease, license or occupancy agreement, deliver a duplicate original thereof to Landlord.

10.3 Assignment and Subletting Procedures.

(a) If Tenant shall, at any time or from time to time, during the term hereof, desire to assign this Lease or sublet all or any portion of the Leased Premises (other than an assignment or sublease that is otherwise permitted pursuant to Section 10.2 above), Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (A) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least thirty (30) days after the giving of the Transfer Notice, (B) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Leased Premises, (C) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements, and (D) such other information as Landlord may reasonably request. Landlord’s consent to such proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided that:

(i) the proposed assignee or subtenant will use the Leased Premises (or the applicable portion thereof) in a manner that (x) satisfies the applicable Operating Standard and (y) is limited to the use expressly permitted under this Lease;

(ii) the proposed assignee or subtenant is a reputable Person of good business character and sufficient professional experience operating and managing comparable reputable regional destination casino resorts located outside of Las Vegas which comply with the Operating Standard, and has (itself or together with a proposed replacement Guarantor) a net worth (computed in accordance with GAAP) of not less than the aggregate net worth (computed in accordance with GAAP) of Tenant and Guarantor immediately prior to such assignment or sublease) (provided, that the net worth requirement set forth in this clause (ii) shall not apply to any proposed subtenant consisting of a manager or other third party service provider);

(iii) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 10;

(iv) the Licenses and Permits shall be assignable to the proposed assignee or new Licenses and Permits shall have been obtained and are then in full force and effect, or applications therefor made, in each case in order for the assignee or subtenant to be permitted to lawfully operate the Project (including the conduct of Gaming Operations in an uninterrupted manner) on or before the effective date of such assignment or sublease; and

(v) The applicable provisions of Section 10.4 are complied with.

(b) If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within ninety (90) days after the giving of such consent, then Tenant shall again comply with this Article 10 before assigning this Lease or subletting all or part of the Leased Premises.

10.4 General Provisions.

(a) If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Leased Premises, or any part thereof, are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, during the existence of any Event of Default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 10.1, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b) No assignment or transfer shall be effective until the assignee delivers to Landlord (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Article 17, (ii) an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this Lease, (iii) proof reasonably satisfactory to Landlord that the Licenses and Permits have been assigned to the assignee (or new

Licenses and Permits have been obtained and are then in full force and effect, or applications therefor made, in each case in order for the assignee to be permitted to lawfully operate the Project (including the conduct of Gaming Operations in an uninterrupted manner) on or before the effective date of such assignment), and (iv) if new Tenant does not itself satisfy the net worth requirement, then a replacement Guaranty executed by a guarantor of assignee with a net worth, taken together with the net worth of the proposed new Tenant, equal to the collective net worth of the Tenant and Guarantor at the time of the assignment; provided that if Tenant itself satisfies the net worth requirement no such replacement guaranty shall be required.

(c) Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease; provided that upon satisfaction of the provisions of Section 10.4(b) above, and provided, that (i) upon the effective date of such assignment, the new Tenant (or the new Tenant and the replacement guarantor, in the aggregate) have a capital/statutory surplus, shareholder’s equity or net worth (computed in accordance with GAAP) of One Hundred Million Dollars ($100,000,000.00) or more and (ii) all then current and past due obligations of Tenant and Guarantor under this Lease have been paid and performed in full, Tenant and Guarantor shall be released from all further liability under the Lease and the Guaranty first accruing after the effective date of the assignment and assumption in question. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease; provided, that (A) in the case of any modification of this Lease made after the date of an assignment or other transfer of this Lease by Tenant, if such modification increases or enlarges the obligations of Tenant or reduces the rights of Tenant, then the Tenant named herein and each respective assignor prior to the assignment in question that has not consented to such modification shall not be liable under or bound by such increase, enlargement or reduction (but shall continue to be liable under this Lease as though such modification were never made) and (B) in the case of any waiver by Landlord of a specific obligation of an assignee of Tenant, or an extension of time to perform in connection therewith, such waiver and/or extension shall also be deemed to apply to the immediate and remote assignors of such assignee.

(d) If this Lease shall have been assigned by the initially named Tenant (other than to an Affiliate), Landlord shall give the initially named Tenant (or any entity which directly or indirectly succeeds to the interest of the initially named Tenant) (the “Initially Named Tenant”) a copy (at the last effective address for notices hereunder) notice of each notice of default given by Landlord to the then current Tenant. Except in the case of a release of Tenant made in accordance with the provisions of Section 10.4(b) above or if Landlord shall execute and deliver a written instrument releasing the Initially Named Tenant from any further liability under this Lease, Landlord shall not have any right to terminate this Lease or otherwise to exercise any of Landlord’s rights and remedies hereunder (other than Landlord’s self-help remedy in accordance with Section 22.4 and any indemnification obligations of Tenant) after a default by such current Tenant unless and until (A) Landlord shall have made a demand on the then current Tenant to cure the default in question, (B) Landlord delivers a copy of the default notice in question to the Initially Named Tenant as aforesaid, and (C) the Initially Named Tenant has an opportunity to remedy such default within the time periods set forth in this Lease (such time periods, with respect to the Initially Named Tenant, being deemed to run from the date that Landlord delivers a copy of the default notice in question to the Initially Named Tenant as aforesaid). Landlord shall accept timely performance by the Initially Named Tenant of any term, covenant, provision or agreement contained in this Lease on the then current Tenant’s part to be observed and performed with the same force and effect as if performed by the then current Tenant. If the Initially Named Tenant shall cure the default by such current Tenant, or if the default shall be incurable (such as bankruptcy), and Landlord or the current Tenant seeks to terminate this Lease, then the Initially Named Tenant shall have the right to enter into a new lease with Landlord upon all of the then executory terms of this Lease and to resume actual possession of the Premises for the unexpired balance of the Term provided that all past due and then current Rent is paid in full.

(e) Each subletting by Tenant shall be subject to the following:

(i) No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii) In connection with any subletting of the Leased Premises or any part thereof, Tenant shall deliver to the Landlord both (A) an executed counterpart of such sublease in accordance with the terms of this Article 10, and (B) on or prior to the sublessee taking possession, a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Leased Premises pursuant to Article 17, and (y) there is in full force and effect, the insurance otherwise required by Article 17.

(iii) Each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (C) bound by any previous modification of such sublease made without Landlord’s consent, if Landlord’s consent was required to such sublease initially (or would have been if such the modification(s) in question were part of the initial sublease), or by any previous prepayment of more than one (1) month’s rent, (D) bound by any covenant of Tenant to undertake or complete any construction of the Leased Premises or any portion thereof, (E) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, and (F) responsible for any monies owing by Tenant to the credit of the subtenant.

(iv) In connection with any permitted sublease for hotel use or other core non-Gaming Ancillary Uses on the Leased Premises pursuant to which the proposed subtenant (or an Affiliate thereof) is making a material financial investment in the Project

(whether by way of payment of construction costs, payment of “key” money or otherwise), Landlord shall not unreasonably withhold its consent to enter into a customary subordination, non-disturbance and attornment agreement with such subtenant, in form and substance acceptable to Landlord and any Fee Mortgagee, acting reasonably, (it being understood and agreed that Landlord may take into account, without limitation, considerations such as location and size of the subleased premises within the Project, the term of the proposed sublease, the terms and conditions of the proposed sublease, the financial investment and being made by and the creditworthiness of the proposed subtenant).

(f) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without complying with all of the terms and conditions of this Article 10, including, without limitation, Section 10.4, which for purposes of this Section 10.4(f) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

(g) Tenant shall reimburse Landlord on demand for the reasonable, out-of-pocket costs incurred by Landlord in connection with any actual or proposed assignment or sublease, including, without limitation, the costs of making customary investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting of any requested consent.

10.5 Landlord’s Assignment. Anything in this Lease to the contrary notwithstanding, Landlord shall have the right, without Tenant’s consent, to sell, transfer, or assign Landlord’s interest in the Leased Premises and/or this Lease at any time; provided, that in the case of any such proposed assignment or transfer, the Landlord Licenses and Permits shall be assignable to the proposed assignee or new Landlord Licenses and Permits shall be obtained or application therefor made, by the transferee, to the extent in each case, as required by applicable Law in order for Tenant to be permitted to lawfully conduct Gaming Operations at the Project in an uninterrupted manner. Landlord shall be relieved of Landlord’s obligations under this Lease to the extent such obligations arise after the date of such sale, transfer, or assignment, provided that such transferee, or assignee agrees to assume all of the unaccrued obligations under this Lease and agrees to perform to the full extent required under the terms and conditions of this Lease. Notwithstanding the foregoing, in the event Landlord desires to sell, transfer or assign Landlord’s interest in the Leased Premises and/or this Lease during the Term to a Competitor, whether directly or indirectly, voluntarily or involuntarily or by operation of law (including a transfer in connection with a foreclosure sale by a Fee Mortgagee) (subject to the further provisions of this Section 10.5, a “Competitor Transfer”), then (a) Landlord shall deliver written notice to Tenant of such proposed Competitor Transfer no less than thirty (30) days prior to the consummation thereof (a “Competitor Transfer Notice”) and (b) notwithstanding the time periods within which Tenant is permitted to exercise the Purchase Option set forth in Section 28.1, Tenant shall be permitted to deliver Tenant’s Purchase Notice and exercise the Purchase Option in accordance with the terms and conditions of Article 28 at any time following the delivery of such Competitor Transfer Notice and for so long as a Competitor is the Landlord under this Lease. Provided Tenant shall deliver Tenant’s Purchase Notice on or before the date that is fifteen (15) days after Landlord’s delivery of a Competitor Transfer Notice, (i) Landlord shall be prohibited from consummating the Competitor Transfer and Landlord and Tenant shall consummate the sale of the Leased Premises to Tenant in accordance with the terms and conditions set forth in Article 28, and (ii) the purchase price for the Landlord Property Interest shall be an amount equal to the lesser of (A) the Purchase Price set forth in Section 28.1(a) and (B) the purchase price to be paid by the Competitor in connection with the proposed Competitor Transfer. In addition to the foregoing, for so long as this Lease shall be in full force and effect, Landlord shall not effectuate a Competitor Transfer with any Person set forth on * For purposes hereof, a “Competitor Transfer” shall not include any (x) merger, reorganization or recapitalization of or with any Person other than a Person or Persons the majority of whose assets consist of its interest in the Leased Premises or this Lease, (y) a direct or indirect sale or other conveyance of all or substantially all of the business or assets of any Person however structured (whether by asset sale, stock sale or otherwise) other than a Person or Persons the majority of whose assets consist of its interest in the Leased Premises or this Lease (in the case of each of (x) and (y) entered into for a valid business purpose and not for the purpose of evading the restrictions contained in this Section 10.5), or (z) transfers, sales or issuances of shares in any Person (including, without limitation, an IPO) that is or may in the future be traded on any nationally or internationally recognized stock exchange or stock quotation system (other than an IPO or other similar issuance that is being undertaken for the purpose of evading the restrictions contained in this Section 10.5).

10.6 REIT Limitations. At such time as the Landlord in this Lease is a real estate investment trust, this Section 10.6 shall apply. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not: (a) sublet or assign or enter into other arrangements such that the amounts to be paid by the sublessee or assignee thereunder would be based, in whole or in part, (i) on the income or profits derived by the business activities of the sublessee or assignee as defined, and subject to the exception provided, in section 856(d)(2)(A) of the Code or (ii) any other formula such that any portion of the rent paid by Tenant to Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code; (b) sublet or assign the Leased Premises or this Lease to any Person of which Landlord has notified Tenant in writing that Landlord owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code), a ten percent (10%) or greater interest within the meaning of Section 856(d)(2)(B) of the Code; or (c) sublet or assign the Leased Premises or this Lease in any manner that would result in impermissible tenant service income (as defined in section 856(d)(7) of the Code) which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code, provided that the requirement of this clause (c) shall be deemed satisfied if (i) the obligations and right to payment in any sublease or assignment that relate to impermissible tenant services to be provided by Tenant may, pursuant to its terms, be assigned to an affiliate of or successor to Landlord at Landlord’s option or (ii) impermissible tenant services to be provided by Tenant in connection with any sublease or assignment are contained in a separate contract for services which may, pursuant to its terms, at Landlord’s option, be assigned to or performed by an affiliate or successor of Landlord.

ARTICLE 11.

OWNERSHIP OF IMPROVEMENTS; TENANT’S PROPERTY

11.1 Ownership of Improvements. All Improvements shall be and remain a part of the Leased Premises. All Improvements (including any Alterations but excluding Tenant’s Property) shall be the property of Tenant for all purposes during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord.

11.2 Tenant’s Property. Any and all business and trade fixtures and equipment, signs, appliances, furniture and other personal property of any nature installed in the Leased Premises during the Term, including any of such property leased from third parties and Gaming Equipment required to be owned by the State of New York pursuant to applicable Law (collectively referred to in this Lease as “Tenant’s Property”), may be removed by Tenant at any time during the Term (but without limiting any of Tenant’s operating covenants and other obligations under this Lease). Landlord hereby waives any and all rights at law or in equity, including, but not limited to, any and all liens, claims, demands or rights, including rights of levy, execution, sale and distraint for unpaid rent, or any other right, interest or lien which Landlord has or may hereafter acquire in any of Tenant’s Property. Tenant may grant to its lender(s) a security interest or other lien in, or enter into, an equipment lease for, Tenant’s Property and Landlord will permit Tenant’s lender(s) and lessor(s) reasonable access to the Project to inspect Tenant’s Property or to remove Tenant’s Property in connection with any action to enforce such security interest, lease or other lien. Landlord will execute and deliver a standard form of landlord’s waiver required of Tenant’s lender(s) or lessor(s) to confirm such entity’s waiver of security interest in or ownership of Tenant’s Property.

ARTICLE 12.

GOVERNMENTAL COMPLIANCE

12.1 Tenant Responsibilities Generally. Tenant shall comply with the terms of the Restrictive Agreements and all Laws which affect the Leased Premises and the Project located thereon and the use and occupancy thereof. If Tenant receives written notice of any violation of any governmental requirements applicable to the Leased Premises, Tenant shall give prompt notice thereof to Landlord.

12.2 Parties; Environmental Knowledge. Except as disclosed in the Environmental Report (hereinafter defined) or otherwise disclosed by Landlord in writing to Tenant or as set forth in Schedule C attached hereto, Landlord warrants and represents to Tenant that to Landlord’s Knowledge: no release leak, discharge, spill, storage, disposal or emission of Hazardous Substances (hereinafter defined) has occurred in, on or under the Leased Premises, and that the Leased Premises are free of Hazardous Substances as of the date hereof, there are no underground storage tanks under or adjacent to the Leased Premises, there has not been any notice of intent to sue, notice of violation, citation, warning or similar notification under any federal, state or local environmental law or regulation regarding the Leased Premises or arising out of operations on the Leased Premises; provided, that Tenant hereby acknowledges and agrees that (a) it has received copies of the Environmental Report, Tenant is fully aware of the contents of the Environmental Report, Tenant has performed such additional diligence as to the environmental condition and historical uses of the Leased Premises as Tenant has deemed necessary or desirable, and Tenant accepts the Leased Premises subject to all matters and conditions disclosed in the Environmental Report or otherwise existing on the Effective Date (subject to the provisions of Section 12.5 below), (b) Landlord has not undertaken any investigation or inquiry with respect to environmental aspects of the Leased Premises other than the Environmental Report, and the warranties and representations of Landlord set forth in this Section 12.2 are based solely upon Landlord’s actual Knowledge (including the matters disclosed in the Environmental Report), and (c) the representations and warranties contained in this Section 12.2 are subject to the matters and conditions disclosed in the Environmental Report, and Landlord shall not be deemed to be in breach of the warranties and representations contained in this Section 12.2 to the extent the matter or condition which would otherwise be a breach of such warranties and representations is disclosed in the Environmental Report.

12.3 Landlord’s Environmental Responsibilities during the Term. During the Term of this Lease, neither Landlord nor Landlord’s agents, employees or contractors shall cause any Hazardous Substances to be used, stored, generated or disposed of on, in or under the Leased Premises, except for those Hazardous Substances which may be reasonably required in the performance by Landlord of its obligations under this Lease, and then only to the extent no Laws in effect at such time are violated by Landlord or such agent, employee or contractor, as the case may be.

12.4 Tenant’s Environmental Responsibilities. During the Term of this Lease, neither Tenant nor Tenant’s subtenants, licensees or concessionaires, nor the agents, employees or contractors of Tenant or any of Tenant’s subtenants, licensees or concessionaires, shall cause or permit any Hazardous Substances to be used on, in or under the Leased Premises, except in the ordinary course of business in the operation of such Person’s business as permitted by Article 8 or as reasonably required in performing the obligations of Tenant under this Lease, and then only to the extent no applicable Laws in effect at such time are violated.

12.5 Environmental Indemnities. Each party (“Indemnifying Party”) shall indemnify, defend and hold the other party (“Indemnified Party”) harmless from any and all claims of third parties, and damages, costs and losses owing to third parties or suffered by Indemnified Party, including court costs, reasonable attorneys’ fees and consultants’ fees, arising during or after the Term and reasonably incurred or suffered by the Indemnified Party as a result of any default or breach of any representation, warranty or covenant made by Indemnifying Party under this Article 12. It is a condition of this indemnification and hold harmless obligation that the Indemnifying Party must receive notice of any such claim against the Indemnified Party promptly after Indemnified Party first has Knowledge thereof, but no failure by the Indemnified Party to promptly notify the Indemnifying Party of any such claim shall adversely affect the Indemnified Party’s right to indemnification except (and only to the extent) that the Indemnifying Party can prove prejudice as a result of the failure to receive prompt notice. This indemnification and hold harmless obligation includes any and all costs reasonably incurred by the Indemnified Party after notice to Indemnifying Party for any cleanup, removal or restoration mandated by any public official acting lawfully under applicable Laws if Indemnifying Party fails to timely perform such work.

12.6 Definition. As used herein, “Hazardous Substance” means (a) any substance that is toxic radioactive, ignitable, flammable, explosive, reactive or corrosive and that is, in the form, quantity, condition and location then found upon or under the Leased Premises, regulated by any Governmental Authority, (b) any and all materials and substances that are defined by Laws relating to environmental matters as “hazardous waste,” “hazardous chemical,” “pollutant,” “contaminant” or “hazardous substance,” in the form, quantity, condition and location then found upon the Leased Premises and (c) asbestos, polychlorinated biphenyls and petroleum-based substances.

12.7 Survival. The provisions of this Article 12 shall survive the expiration or sooner termination of this Lease.

ARTICLE 13.

MAINTENANCE AND REPAIRS

13.1 Warranty. Landlord will, so long as no Event of Default has occurred and is continuing, assign or otherwise make available to Tenant any and all rights Landlord may have under any vendor’s or manufacturer’s warranties or undertakings with respect to the Leased Premises, if any, but Landlord does not warrant or represent that any such warranties or undertakings are or will be available to Tenant, and Landlord shall have no further obligations or responsibilities respecting such warranties or undertakings.

13.2 Tenant Waiver. TENANT HEREBY WAIVES ALL STATUTORY REPRESENTATIONS AND WARRANTIES ON THE PART OF LANDLORD, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES THAT THE LEASED PREMISES ARE FREE FROM DEFECTS OR DEFICIENCIES, WHETHER HIDDEN OR APPARENT, AND ALL WARRANTIES THAT THEY ARE SUITABLE FOR TENANT’S USE.

13.3 Maintenance and Repairs. Tenant shall, at Tenant’s sole cost and expense, maintain the Leased Premises in good operating order, repair, condition and appearance (ordinary wear and tear excepted) and in accordance with the Operating Standard. Tenant shall promptly, at its cost and expense, make all necessary replacements, restorations, renewals and repairs to the Leased Premises and appurtenances thereto, whether interior or exterior repairs (including all replacements of components, systems, connections, or parts which are a part of, or are incorporated into, the Leased Premises or any part thereof), whether structural or nonstructural, foreseen or unforeseen, ordinary or extraordinary, ordinary wear and tear excepted, as Tenant deems necessary or desirable in the operation of the Project and as required in accordance with the terms and conditions of this Lease (including, without limitation, compliance with the Operating Standard) and the Restrictive Agreements, and all common area maintenance including, without limitation, removal of dirt, snow, ice, rubbish and other obstructions and maintenance of sidewalks and landscaping as required in accordance with the terms and conditions of the Restrictive Agreements. In addition to the foregoing, Tenant shall, at Tenant’s expense, furnish, install and maintain in good condition and repair, within the Leased Premises and to points in the Project, all storm and sanitary sewers, and all gas, water, telephone, electrical facilities and other utilities of such size and type as may be required to provide adequate service for the Leased Premises as required in accordance with the terms and conditions of the Restrictive Agreements. Tenant shall not make any claim or demand upon or bring any action against the Landlord for any loss, cost, injury, damage or other expense caused by any failure or defect, structural or nonstructural, of the Leased Premises or any part thereof. The obligations of Tenant set forth in this Section 13.3 shall be subject to the provisions set forth in Article 15 and Article 16.

13.4 No Obligation to Make Improvements or Supply Utilities. During the Term, except as expressly contemplated by the Restrictive Agreements, Landlord shall not under any circumstances be required to supply any facilities, services or utilities whatsoever to the Leased Premises or to build or rebuild any improvements to the Leased Premises or the Project, or to make any repairs, replacements, alterations, restorations or renewals thereto. Except as expressly contemplated by the Restrictive Agreements, Tenant hereby waives the right to make repairs, replacements, renewals or restorations at the expense of Landlord pursuant to any Laws.

ARTICLE 14.

ALTERATIONS

14.1 Alterations. Tenant, at its sole cost and expense, shall have the right, but not the obligation (subject to Tenant’s other obligations under this Lease, including, without limitation, compliance with the Operating Standard and Tenant’s maintenance obligations set forth in Article 13), at any time and from time to time during the term of this Lease to make alterations, additions and other changes to the Improvements as Tenant shall consider necessary or appropriate (all of the foregoing are hereinafter collectively called “Alterations” and any of the foregoing is called an “Alteration”), subject, however, in all cases, to the following provisions:

(a) The initial construction of the Project shall be governed by the Master Development Agreement and, to the extent applicable, the other Restrictive Agreements.

(b) From and after final completion of the initial construction of the Project, no Alterations shall be undertaken by Tenant unless the following requirements are complied with:

(i) The Alteration shall be made and performed in compliance with all applicable Laws and the Restrictive Agreements (including, without limitation, the Master Development Agreement and REA).

(ii) The proposed Alteration shall be of a character consistent with the applicable Operating Standard.

(iii) To the extent required under any applicable Laws or pursuant to the provisions of any Restrictive Agreement, the proposed Alteration shall be approved by the applicable Master Association established pursuant to applicable Law or any Restrictive Agreement prior to the commencement of the proposed Alteration.

(iv) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits, licenses, approvals and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in the case of any Alteration requiring the prior approval of the Master Association or any applicable Governmental Authority, with the plans and specifications approved by the Master Association.

(v) All Alterations shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to those at the Project, and shall be diligently prosecuted to final completion (which shall include all final inspections and the closing out of all open applications, permits and licenses).

(vi) Throughout the performance of any Alteration, Tenant shall carry worker’s compensation insurance in statutory limits, “all risk” Builders Risk coverage and general liability insurance, with completed operation endorsement, for any occurrence in or about the Project, under which Landlord and its agent and any Fee Mortgagee whose name and address have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(c) At no expense to Landlord, Landlord shall join in the application for such permits and authorizations whenever such action is necessary; provided, that Tenant shall indemnify Landlord against any cost, liability damage or expense in connection with such application or the Alteration contemplated thereby. Landlord acknowledges that Tenant may be irreparably injured by Landlord’s failure to so join in any such application if so required and agrees that, in addition to Tenant’s remedies available at Law for Landlord failure to so join, Tenant shall be entitled to specific performance to enforce such obligation under this Section 14.1(c).

(d) Notwithstanding anything to the contrary contained herein but subject to the Restrictive Agreements with respect to utilities, all storm and sanitary sewers, and all gas, water, telephone, electrical facilities and other utilities, in no event shall Tenant make any Alteration that ties in or connects the Leased Premises or any Improvements thereon with any real property or improvements located outside the Leased Premises without first obtaining Landlord’s written consent thereto.

(e) Within sixty (60) days after completion of any Alteration costing over Five Hundred Thousand Dollars ($500,000.00), Tenant shall deliver to Landlord (i) general releases and waivers of lien from all contractors, subcontractors and materialmen involved in the performance of such Alteration and the materials furnished in connection therewith, (ii) “as-built” plans and specifications showing such Alterations but only if any plans and specifications were prepared in connection with such Alteration, and (iii) a certificate from Tenant’s independent architect or general contractor (but only if an independent architect or general contractor was engaged in connection with such Alteration) certifying that the Alteration has been completed substantially in accordance with the final plans and specifications therefor, and Tenant shall provide true and accurate copies of such final plans and specifications to Landlord.

14.2 No Liens. Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice from Landlord or after Tenant is otherwise notified thereof, and provided that Tenant has complied with the foregoing, Tenant may contest any such lien in good faith. If Tenant shall fail to cancel, discharge or bond over said lien or liens within said thirty (30) day period, Landlord may cancel or discharge the same (including by bonding) and, upon Landlord’s demand, Tenant shall reimburse Landlord for all costs incurred in canceling or discharging or bonding such liens, together with interest thereon at the Default Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within ten (10) days after receipt by Tenant of a written statement from Landlord as to the amount of such costs.

14.3 Indemnification. Tenant shall indemnify and hold Landlord harmless from and against all costs (including, without limitation, attorneys’ fees and disbursements and costs of suit), losses, liabilities or causes of action arising out of or relating to any Alteration, including, without limitation, any mechanics’ or other liens asserted in connection with such Alteration.

ARTICLE 15.

DAMAGE CLAUSE

15.1 Damage. If the Project is damaged or destroyed by fire, casualty or any cause whatsoever, either in whole or in part, subject to the exercise of Tenant’s right to terminate this Lease pursuant to the provisions of Section 15.4 hereof, Tenant shall with due diligence remove any resulting debris and repair or rebuild the damaged or destroyed structures and other Improvements, including any modifications, improvements or betterments made by Landlord or Tenant, in accordance with the then applicable Final Plans (to the extent then permitted by Law) (irrespective of whether the insurance proceeds are sufficient to pay the entire cost of such work). Tenant shall only be required to obtain Landlord’s consent (which shall not be unreasonably withheld, conditioned or delayed) to any material deviation from the Final Plans to the extent such consent is required under and in accordance with the terms of Article 14. Except in the case of a Minor Casualty, all insurance proceeds, together with an amount equal to any deductibles provided under any of the insurance policies, which deductible shall be paid by Tenant within thirty (30) days of the casualty, shall be delivered to a Depository in trust and pursuant to an express trust, and applied toward the repair and restoration required of Tenant under this Article 15, in accordance with Section 15.2 and, to the extent not provided therein, the customary procedures and requirements of the Depository for construction loans of a size and nature comparable to the repair and restoration obligations of Tenant under this Lease. In the case of any Minor Casualty, the insurance proceeds may be delivered to Tenant to be applied toward the repair and restoration required of Tenant under this Article 15. After completion of such repair and restoration, and payment of the costs thereof, any then remaining insurance proceeds shall be paid to Landlord to the extent of any obligations of Tenant hereunder to Landlord then due and outstanding, the balance to Tenant or, if required by a Leasehold Mortgage, to the Leasehold Mortgagee. As used herein, the term “Depository” means, any savings bank, insurance company, savings and loan association, commercial bank or trust company: (a) with net assets or capital surplus and undivided profits of not less than Two Hundred Fifty Million Dollars ($250,000,000.00), (b) that agrees to perform the obligation of the “Depository” hereunder and apply any funds received as the Depository hereunder in accordance with the provisions of this Lease, and (c) which is selected as follows: (i) if there is a Leasehold Mortgagee and such Leasehold Mortgagee is not an Affiliate of Tenant, then such Leasehold Mortgagee may select the Depository, (ii) if there is no Leasehold Mortgagee or the Leasehold

Mortgagee is an Affiliate of Tenant, then if there is a Fee Mortgagee and such Fee Mortgagee is not an Affiliate of Landlord, then such Fee Mortgagee may select the Depository, and (iii) if there is no Leasehold Mortgagee or the Leasehold Mortgagee is an Affiliate of Tenant, and there is no Fee Mortgagee or the Fee Mortgagee is an Affiliate of Landlord, then the Depository shall be mutually selected by Landlord and Tenant acting reasonably and in good faith. If a Leasehold Mortgagee or Fee Mortgagee, as applicable, has the right to select the Depository and such Leasehold Mortgagee or Fee Mortgagee, as applicable, satisfies the criteria set forth above for serving as a Depository, then such Leasehold Mortgagee or Fee Mortgagee, as applicable, may select itself to serve as the Depository. As used herein, the term “Minor Casualty” means a casualty to the Improvements where the total cost to repair and restore does not exceed $2,500,000.00.

15.2 Release of Insurance Proceeds. Except as otherwise provided in Section 15.1, all insurance proceeds received by Tenant or any Leasehold Mortgagee, as the case may be, on account of such damage or destruction less the actual, out-of-pocket cost, if any, of such recovery, shall be deposited with a Depository, in trust, as provided in Section 15.1 and applied to the payment of the cost of repairing or restoring the Project as required under Section 15.1, including expenditures made for temporary repairs or for the protection of property pending the completion of permanent repairs or restoration, and may be withdrawn from time to time as hereinafter provided, as the work progresses. Receipt by the Depository of the following is a condition to any withdrawal by Tenant:

(a) A certificate of an independent architect, engineer or contractor that is unrelated to the general contractor or construction manager performing the restoration work (in either case, the “Construction Consultant”) selected by Tenant, who shall be reasonably acceptable to Landlord, dated not more than three (3) days prior to the application for such withdrawal, setting forth the following:

(i) the contract price for the work, the amounts, if any previously paid thereon, the balance due, the amount necessary, in the Construction Consultant’s reasonable professional judgment to complete the work, and that the sum then requested to be withdrawn either has been paid by Tenant or is justly due to the contractors, subcontractors, materialmen, engineers, architects or other persons (whose names and addresses shall be stated), who have rendered or furnished certain services or materials for the work and giving a brief description of such services and materials and the principal subdivisions or categories thereof and the several amounts so paid or due to each of said persons in respect thereof, and stating the progress of the work up to date of said certificate;

(ii) that the sum then requested to be withdrawn, plus all sums previously withdrawn, does not exceed the cost of the work insofar as actually accomplished up to the date of such certificate, and that the remainder of the insurance proceeds and other funds on deposit with the Depository for such purpose will, in the reasonable professional judgment of the Construction Consultant, be sufficient to pay in full for the completion of the work; and

(iii) that no part of the cost of the services and materials then being requested to be withdrawn as described in the foregoing clause (i) has been or is being made the basis of the withdrawal of any part of the deposited moneys in any then pending or previous application.

(b) A certificate signed by an officer of Tenant stating in substance: (i) the contract price for the work, the amounts, if any, previously paid thereon, the balance due, the amount necessary, in such officer’s reasonable judgment, to complete the work, and that all materials and all property described in the certificate furnished pursuant to this Subsection and every part thereof, are, to such officer’s Knowledge, free and clear of all mortgages, liens, charges or encumbrances, except encumbrances, if any, securing indebtedness due to Persons (whose names and addresses and the several amounts due them shall be stated) specified in said certificate pursuant to clause (i) of Section 15.2(a), which encumbrances will be discharged upon payment of such indebtedness, other than any Leasehold Mortgage; and (ii) that there is no default in the payment of Rent or any other charge payable by Tenant under this Lease.

(c) A certificate or title search from a nationally recognized title insurance company showing that there has not been filed against the Leased Premises or any part of the Project, or against any interest of Landlord or Tenant therein, any vendor’s, mechanic’s, laborers’ or materialman’s statutory or other similar lien which has not been bonded or discharged of record, except such as will be discharged or appropriately bonded upon payment of the amount then requested to be withdrawn.

(d) Mechanic’s lien waivers or releases from the general contractor or construction manager and all major subcontractors (of any tier) and suppliers (i.e., those whose contract for the project is for at least Five Hundred Thousand Dollars ($500,000)), acknowledging payment of all amounts due through the immediately preceding draw paid to or on behalf of Tenant under this Section 15.2 (i.e., draw 2 does not get paid until lien releases relating to draw 1 have been received, and thereafter, a conditional lien waiver is received as to the current draw being requested).

Upon compliance with the foregoing provisions of this Section 15.2, upon the request of Tenant the Depository shall pay or cause to be paid out of the insurance money and other funds deposited with it, to the persons named in the certificate, pursuant to the foregoing clause (i) of Section 15.2(a), the respective amounts stated in said certificate to be due to each person or entity named therein, and/or shall pay or cause to be paid to Tenant the amount stated in said certificate to have been paid by Tenant. Tenant may direct the Depository to make payments otherwise due to Tenant directly to the contractor and vendors whose invoices are the subject of such payments.

If the insurance proceeds and other funds in the hands of the Depository shall be insufficient to pay the entire cost of such work, Tenant shall pay the deficiency, and the Depository shall not make any disbursement thereof until (x) there is deposited with such Depository the amount necessary to pay such deficiency or (y) if such deficiency is paid directly by Tenant for the cost of construction, there is on deposit with the Depository sufficient funds to pay the entire cost of such work after taking into account such direct payments by Tenant.

At any time after the completion in full of the work, the whole balance of the insurance proceeds not theretofore withdrawn pursuant to the foregoing provisions of this Section shall be paid to Tenant or as may be required by any Leasehold Mortgage. Completion of the repair or restoration as contemplated in this Section 15.2 means receipt by Landlord, the Depository and, if applicable, the Leasehold Mortgagee, of a certificate signed by Tenant and by the Construction Consultant stating in substance as follows: (i) that the work has been completed in full and a temporary or permanent certificate of occupancy for the Improvements has been obtained, if required by law in connection with the work performed; and (ii) that all amounts for whose payment Tenant is or may become liable or that may be a lien on the Project in respect of the work have been paid in full. The certificate by Tenant and the Construction Consultant shall be accompanied by final releases of liens executed by the general contractor and all major subcontractors (of any tier) and suppliers who, over the course of the project, provided labor or materials to the project in excess of a total of Five Hundred Thousand Dollars ($500,000.00).

15.3 Continuance of Tenant’s Obligations. Except as set forth in Section 15.4 below, Tenant’s obligation to pay Fixed Rent, Percentage Rent, Taxes and all other charges on the part of Tenant to be paid and to perform all other covenants and agreements on the part of Tenant to be performed shall not be affected by any such destruction or damage of any of the Improvements or the Leased Premises, whether by fire or otherwise, and to the fullest extent permitted by law, Tenant hereby irrevocably waives the provisions of any statute or law now or hereafter in effect contrary to such obligation of Tenant as herein set forth, or which releases Tenant from the performance of any of its obligations under the Lease.

15.4 Right to Terminate on Certain Damage. If during the final two (2) years of the Initial Fixed Term or the final two (2) years of any Option Period, the Project is damaged or destroyed by fire, casualty or any cause whatsoever to such an extent that all or a portion thereof is rendered unsuitable for use as a gaming facility and harness racetrack and the cost of restoration would exceed fifty percent (50%) of the amount it would cost to replace the Project in its entirety at the time such damage or destruction occurred, and if Tenant has complied with its insurance obligations under this Lease (including maintaining insurance against loss of rents by Landlord), Tenant may terminate this Lease by notice to Landlord given within sixty (60) days after such damage or destruction. If Tenant elects to terminate this Lease as provided herein, Tenant shall pay (or cause the Depository to pay or irrevocably assign its insurance claim) to Landlord, as a condition upon the effectiveness of such termination, within sixty (60) days after receipt thereof, an amount equal to (i) all insurance proceeds for such damage or destruction (except for any proceeds for damage to Tenant’s Property, which shall be delivered to Tenant net of all out-of-pocket costs of collection thereof) and (ii) as and for liquidated and agreed final damages (it being agreed that it would be impracticable or extremely difficult to fix the actual damage), a sum equal to the amount by which the Rent reserved in this Lease for the period which otherwise would have constituted the unexpired portion of the Term had this Lease not been terminated, discounted to present worth (calculated using a discount rate equal to the then current Prime Rate plus two percent (2%)). Upon the giving of such notice by Tenant to terminate, and Tenant’s payment of all amounts provided for herein, this Lease shall automatically terminate and the Annual Fixed Rent and other charges due hereunder shall be prorated as of the effective date of such termination; provided that Percentage Rent due hereunder, if any, shall be equitably adjusted through the date of such termination.

15.5 Rights to Insurance Proceeds. If this Lease is terminated as provided in this Article 15 following damage to or destruction of the Project, the proceeds of all hazard insurance on the Project which is maintained by Tenant pursuant to Article 17 shall belong to Landlord or Landlord’s lender except for any proceeds for damage to Tenant’s Property and net of all out-of-pocket costs of Tenant for collection thereof. Insurance proceeds with respect to Tenant’s Property shall belong to Tenant or, if required by a Leasehold Mortgage, to such Leasehold Mortgagee.

15.6 Section 227 of NYRPL. The provisions of this Article 15 shall be deemed an express agreement governing any case of damage or destruction of the Leased Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 16.

CONDEMNATION

16.1 In General. Subject to any Leasehold Mortgage, if any portion of the Leased Premises is taken in any proceeding by any Governmental Authority by condemnation or otherwise, or be acquired for public or quasi-public purposes, or be conveyed under threat of such taking or acquiring (which Landlord shall not do without Tenant’s prior written consent), and an independent third-party expert in Gaming Operations reasonably selected by Landlord and Tenant determines that the remaining portion will not permit Tenant to operate its business on the Leased Premises in an economically viable manner, Tenant shall have the option of terminating this Lease by notice to Landlord of its election to do so given on or before the date which is thirty (30) days after Tenant is deprived of possession of the condemned property, and upon the giving of such notice, this Lease shall automatically terminate and the Annual Fixed Rent and other charges hereunder shall be adjusted as of the date of such notice. If a portion of the Leased Premises is so taken and Tenant elects not to terminate this Lease, then Tenant shall, to the extent and making use of the condemnation award, restore the Project to a complete unit as similar as reasonably possible in design, character and quality to the buildings which existed before such taking. In performing such restoration, Tenant shall be required to deposit any condemnation award with the Depository in accordance with the terms of Section 15.2 above mutatis mutandis. If the Project is partially taken and this Lease is not terminated, there shall be no reduction or adjustment in the Annual Fixed Rent and other charges thereafter payable hereunder. Any restoration work to be performed pursuant to this Article 16 shall be completed in accordance with Article 14 hereof and the Restrictive Agreements. If all or part of the Leased Premises is taken and Tenant elects to terminate this Lease in accordance with this Article 16, each party shall be free to make claim against the condemning authority for the amount of the actual provable damage done to each of them by such taking. If the condemning authority refuses to permit separate claims to be made, then Landlord shall prosecute with counsel reasonably satisfactory to Tenant the claims of both Landlord and Tenant, and the proceeds of the award, after payment of Landlord’s reasonable attorneys’ fees and other reasonable out-of-pocket costs incurred, shall be divided between Landlord and Tenant in a fair and equitable manner based upon their respective interests.

16.2 Temporary Taking Awards. If by reason of a taking Tenant is temporarily deprived in whole or in part of the use of the Project or any part thereof, this Lease shall continue in full force and effect, the entire award made as compensation therefor shall belong to Tenant, and there shall be no abatement of any Rent payable hereunder.

ARTICLE 17.

INSURANCE, WAIVER OF SUBROGATION

AND FIRE PROTECTION

17.1 Casualty Policy. During the Term of this Lease, Tenant shall at its expense keep the Leased Premises (including, without limitation, all present and future Tenant’s Property and Improvements) insured in the name of Landlord and Tenant (as their interests may appear with each as named insured, additional insured or loss payee, as applicable, to provide each with the best position) against damage on an “all risk” basis, including the perils of flood and earthquake, in an aggregate amount equal to the full replacement cost thereof (without deduction for physical depreciation), and shall have deductibles no greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (with higher deductibles for wind and earthquake coverage as the applicable insurer may require). Such policy also shall cover floods if any portion of the Leased Premises is at any time located in an area being located in a “100 year flood plain” or as having special flood hazards (including Zones A, B, C, V, X and shaded X areas), along with earthquake and other similar hazards as may be customary for comparable properties in the general vicinity of the Leased Premises and such other “additional coverage” insurance as any Fee Mortgagee may reasonably require, which at the time is usual and commonly obtained in connection with comparable properties. The proceeds of such insurance in case of loss or damage shall be held in trust and applied on account of the obligation of Tenant to repair and rebuild the Leased Premises pursuant to Article 15 to the extent that such proceeds are required for such purpose. The insurance required to be carried by Tenant under this Article 17 may be covered under a so-called “blanket” policy covering other operations of Tenant and its Affiliates, so long as the amount of coverage available under said “blanket” policy with respect to the Leased Premises, or Tenant’s liability under this Lease, at all times meets the requirements set forth in this Lease, and shall be evidenced by a certificate of insurance (issued on ACORD 27 or equivalent form) from Tenant’s insurer, authorized agent or broker. Upon request, Tenant shall name any Fee Mortgagee on the Leased Premises pursuant to a standard mortgagee, additional insured or, subject to the rights of Leasehold Mortgagees, loss payee clause, provided such Fee Mortgagee agrees with Tenant in writing to disburse such insurance proceeds in accordance with the provisions of Article 15 hereof for the repair and restoration of the Project as set forth in this Lease. Any such insurance proceeds not required for the repair and restoration of the Leased Premises, after the payment in full of any amounts then due and owing by Tenant under this Lease, shall belong to Tenant.

17.2 Liability Insurance. During the Term, Tenant shall maintain commercial general liability insurance, including a contractual liability endorsement and liquor liability endorsement, personal injury liability coverage and participants and horses liability coverage, in respect of the Leased Premises and the conduct or operation of business therein with combined single limits of not less than Fifty Million Dollars ($50,000,000.00) per occurrence and in the annual aggregate. Tenant shall cause Landlord (and any Fee Mortgagee of which Tenant has received written notice from Landlord) to be named as an additional insured on all policies of liability insurance maintained by Tenant (including excess liability and umbrella policies) with respect to the Leased Premises. Such insurance shall be primary as respects the Landlord and, if Landlord has other insurance applicable to the loss, such coverage will be on an excess or contingent basis. The insurance required to be carried by Tenant under this Section 17.2 shall be evidenced by a certificate of insurance (issued on ACORD 25 or equivalent form) from Tenant’s insurer, authorized agent or broker.

17.3 Rental Loss/Business Interruption Insurance. During the Term of this Lease, Tenant shall, at its expense, keep and maintain for the benefit of Landlord, coverage for the loss of Rent payable hereunder for a period of at least the next succeeding eighteen (18) months. The insurance required to be carried by Tenant under this Section 17.3 shall be evidenced by a certificate of insurance (issued on ACORD 27 or equivalent form) from Tenant’s insurer, authorized agent or broker.

17.4 Workers’ Compensation Insurance. Tenant shall maintain, with respect to its operations and all of its employees at the Leased Premises, a policy or policies of workers’ compensation insurance in accordance with and in the amounts required by applicable Laws, protecting Tenant from and against any and all claims from any persons employed directly or indirectly on or about the Leased Premises for injury or death of such persons. The insurance required to be carried by Tenant under this Section 17.4 shall be evidenced by a certificate of insurance (issued on ACORD 25 or equivalent form) from Tenant’s insurer, authorized agent or broker.

17.5 Boiler and Machinery Insurance. Boiler and Machinery Insurance, covering all boilers, unfired pressure vessels, air conditioning equipment, elevators, piping and wiring, located on any portion of the Leased Premises, all steam, mechanical and electrical equipment, including, without limitation, in all its applicable forms, including Broad Form, extra expense and loss of use in an amount not less than the full replacement cost of such equipment, and which shall designate Tenant as loss payee and Landlord (and any Fee Mortgagee) as an additional insured. The insurance required to be carried by Tenant under this Section 17.5 shall be evidenced by a certificate of insurance (issued on ACORD 27 or equivalent form) from Tenant’s insurer, authorized agent or broker.

17.6 Other Insurance. Such other insurance with respect to the Leased Premises and in such amounts as Landlord or any Fee Mortgagee from time to time may reasonably request against such other insurable hazards which at the time in question are customarily insured against in the case of properties similar to the Leased Premises.

17.7 Release; Waiver of Subrogation. Tenant shall include in the insurance policies required to be maintained by Tenant under this Lease, and, to the extent Landlord carries liability insurance that covers the Leased Premises, Landlord shall include in such policies, a waiver of the insurer’s right of subrogation against the other party during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property at the Leased Premises occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability.

17.8 General.

(a) All policies of insurance required pursuant to this Article 17 shall be issued by companies reasonably approved by Landlord, and licensed to do business in the State of New York. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least thirty (30) days before the expiration of any existing policy. Furthermore, any such insurance company shall have a claims paying ability rating of “AA” or better by Standard & Poor’s and an A.M. Best Rating of XII or better, and shall issue policies which include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional loss payees, additional insureds or named insureds; shall contain endorsements providing that neither Tenant, Landlord nor any other party shall be a co-insurer under said policies and that no modification, reduction, cancellation or termination in amount of, or material change (other than an increase) in, coverage of any of the policies required hereby shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof or ten (10) days after receipt of such notice with respect to nonpayment of premium; provisions which permit Landlord to pay the premiums and continue any insurance upon failure of Tenant to pay premiums when due; and provisions stating that the insurance shall not be impaired or invalidated by virtue of (i) any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Tenant, Landlord or any other named insured, additional insured or loss payee, except for the willful misconduct of Landlord knowingly in violation of the conditions of such policy or (ii) the occupation, use, operation or maintenance of the Leased Premises for purposes more hazardous than permitted by the terms of the policy.

(b) Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be furnished by Tenant under this Article 17, unless Landlord and any Fee Mortgagees, are included therein as insureds, with losses being payable as in this Article 17 provided. Tenant shall promptly notify Landlord whenever any such separate insurance is taken out and shall deliver to Landlord (and any Fee Mortgagees) duplicate original(s) thereof, or original certificate(s) evidencing the same with true copies thereof, as provided in this Lease.

ARTICLE 18.

INDEMNIFICATION

18.1 Indemnification by Tenant. Except as provided in Sections 8.5 and 12.5, Tenant shall defend, indemnify and hold harmless Landlord, and Landlord’s direct and indirect partners, members, principals, shareholders, trustees, directors, officers, employees and agents (each, a “Landlord Indemnified Party”) from and against all liabilities, costs and expenses (including reasonable attorney’s fees and expenses) and all damages imposed upon or asserted against the Landlord, as owner of the Leased Premises, including, without limitation, any liabilities, costs and expenses and all damages imposed upon or asserted against Landlord, on account of (a) any use, occupancy, operation, management, misuse, condition, maintenance or repair by Tenant of the Leased Premises, (b) any Taxes, Common Facilities Expense, and other impositions which are the obligation of Tenant to pay pursuant to the applicable provisions of this Lease, (c) any failure on the part of Tenant to timely perform or comply with any other of the terms of this Lease or any sublease, (d) any liability Landlord may incur or suffer as a result of the ADA affecting the Leased Premises, (e) accident, injury to or death of any person or damage to property on or about the Leased Premises, and (f) any act, omission or negligence of Tenant or any Person claiming through or under Tenant or any of their respective partners, directors, officers, agents, employees or contractors; provided, that the foregoing indemnity shall not apply to the extent such claim results from the gross negligence, willful misconduct or fraud of any Landlord Indemnified Party. If at any time any claims, costs, demands, losses or liabilities are asserted against a Landlord Indemnified Party by reason of any of the matters as to which Tenant indemnifies a Landlord Indemnified Party hereunder, Tenant will, upon notice from such Landlord Indemnified Party, defend any such claims, costs, demands, losses or liabilities at Tenant’s sole cost and expense by counsel reasonably acceptable to such Landlord Indemnified Party.

18.2 Indemnification by Landlord. Landlord shall defend, indemnify and hold harmless Tenant, and Tenant’s direct and indirect partners, members, principals, shareholders, trustees, directors, officers, employees and agents (each, a “Tenant Indemnified Party”) from and against all liabilities, costs and expenses (including reasonable attorney’s fees and expenses) and all damages imposed upon or asserted against Tenant, as lessee of the Leased Premises, on account of the gross negligence, willful misconduct or fraud of any Landlord Indemnified Party. If at any time any claims, costs, demands, losses or liabilities are asserted against a Tenant Indemnified Party by reason of any of the matters as to which Landlord indemnifies a Tenant Indemnified Party hereunder, Landlord will, upon notice from such Tenant Indemnified Party, defend any such claims, costs, demands, losses or liabilities at Landlord’s sole cost and expense by counsel reasonably acceptable to such Tenant Indemnified Party.

ARTICLE 19.

LEASEHOLD MORTGAGES

19.1 Rights to Mortgage Lease. Tenant, and its permitted successors and assigns shall have the right to mortgage and pledge its interest in this Lease (and, except as otherwise provided in this Article 19, permit the pledge of the direct and indirect equity interests in Tenant and Guarantor, if any, to a mezzanine lender (a “Leasehold Mezzanine Lender”)) (collectively, “Leasehold Mortgage”), only in accordance with and subject to the terms, conditions, requirements and limitations of this Article 19. Notwithstanding any provision to the contrary in any such Leasehold Mortgage, any Leasehold Mortgage shall be subject and subordinate to the rights of Landlord hereunder and to Landlord’s fee interest in the Leased Premises and shall not cover any interest in any other real property of Landlord other than the Leasehold Estate created by this Lease including any easements contained therein and the rights of Tenant under the Restrictive Agreements benefitting the Leased Premises (but such Leasehold Mortgage may encumber the Improvements and Tenant’s Property). Simultaneously with or promptly after the entering into or recording of the Leasehold Mortgage, Tenant shall, at its own expense, cause a copy of the Leasehold Mortgage to be delivered to Landlord (together with recording information, if applicable). Until such delivery, together with the information required by Section 19.3(a), the applicable Leasehold Mortgagee shall not be entitled to the rights afforded to Leasehold Mortgagees under this Lease. In the event of any conflict between the terms of a Leasehold Mortgage and this Lease, the terms of this Lease (including, without limitation, the provisions relating to the application of any proceeds from fire and other casualty insurance and extended coverage insurance) shall prevail, and Leasehold Mortgagee will confirm the same in writing to Landlord.

19.2 Leasehold Mortgagee Qualifications. No holder of a Leasehold Mortgage shall have the rights or benefits set forth in this Article 19 or elsewhere in this Lease, nor shall the provisions of this Article 19 be binding upon Landlord, unless and until:

(a) Either the mortgagee under such Leasehold Mortgage or a trustee of any debt secured thereby, or each participant in the underlying loan secured by the Leasehold Mortgage, is an Authorized Institution holding a Leasehold Mortgage (a “Leasehold Mortgagee”);

(b) The Leasehold Mortgage shall contain provisions requiring that copies of all notices of default under said Leasehold Mortgage must be simultaneously sent to Landlord; and

(c) The Leasehold Mortgage shall secure a bona fide extension of credit to Tenant or an Affiliate of Tenant and shall not be entered into for the purpose of avoiding or extending any obligations of or restrictions on Tenant under this Lease, including restrictions on transfer or periods for curing defaults.

19.3 Defaults. If Tenant, or Tenant’s successors or assigns, mortgages this Lease in compliance with the provisions of this Article 19, then so long as any such mortgage shall remain unsatisfied of record, the following provisions shall apply:

(a) Tenant shall promptly provide Landlord with written notice that a Leasehold Mortgage has been filed, along with the name, facsimile, contact person, email address, and address of each Leasehold Mortgagee. Tenant shall promptly give Landlord written notice of any change in the identity or notice address of any Leasehold Mortgagee. Landlord, upon serving any notice of default on Tenant pursuant to Article 22, shall also serve a copy of such notice upon Leasehold Mortgagee, at the address provided to Landlord in writing by Tenant and no such notice of default shall be deemed to have been duly given as to the Leasehold Mortgagee unless and until a copy thereof has been so served upon the Leasehold Mortgagee at such address. Landlord’s furnishing a copy of such notice to Leasehold Mortgagee shall not in any way affect or become a condition precedent to the effectiveness of any notice given or served upon Tenant; provided, that Landlord may not terminate this Lease or exercise any remedies against Tenant without first giving Leasehold Mortgagee notice at such address and opportunity to cure as herein provided. For the avoidance of doubt, if there is at any time more than one (1) Leasehold Mortgagee, all cure periods and other rights granted to a Leasehold Mortgagee hereunder shall run concurrently and not serially and shall run to the acting Leasehold

Mortgagee whose Leasehold Mortgage is most senior (except to the extent that all Leasehold Mortgagees give Landlord written notice setting forth a different order of priority, it being understood that Landlord shall only be required to accept cure from and otherwise deal with one (1) Leasehold Mortgagee at a time). Any notice or other communication which Leasehold Mortgagee desires or is required to give to or serve upon Landlord shall be deemed to have been duly given or served if sent in accordance with Section 25.2.

(b) If Tenant is in default under this Lease, any Leasehold Mortgagee shall have the right to remedy such default (or cause the same to be remedied) within the same period provided to Tenant hereunder and as otherwise provided in Section 19.3(c) and, if applicable, Section 19.3(d), and Landlord shall accept such performance by or on behalf of Leasehold Mortgagee as if the same had been made by Tenant.

(c) For the purposes of this Article 19 (and subject to the provisions of Section 19.3(d) below), no default shall be deemed to exist whether pursuant to Article 22 or any other provision of this Lease, in respect of the performance of work required to be performed, or of acts to be done, or of conditions to be remedied, if steps shall, in good faith, have been commenced by Leasehold Mortgagee within the time permitted therefor to rectify the same and shall be prosecuted to completion with diligence and continuity and within the time periods provided therefor in Article 22.

(d) Notwithstanding anything in this Lease to the contrary, (i) upon the occurrence of an Event of Default that can be cured by the payment of money (“Monetary Default”), Landlord shall take no action to effect a termination of this Lease unless and until Landlord gives Leasehold Mortgagee at least ten (10) days written notice of the occurrence of such Event of Default and Leasehold Mortgagee fails to cure such Monetary Default within said ten (10) day period and (ii) upon the occurrence of an Event of Default other than a Monetary Default (a “Non-Monetary Default”), Landlord shall take no action to effect a termination of this Lease unless and until Landlord gives Leasehold Mortgagee at least thirty (30) days written notice of the occurrence of such Event of Default and Leasehold Mortgagee fails to cure such Non-Monetary Default within said thirty (30) day period. If such Non-Monetary Default cannot reasonably be cured within said thirty (30) day period (or is such that possession of the Leased Premises is necessary to remedy the Non-Monetary Default), the date after which Landlord may terminate this Lease shall be extended for such period of time as may be reasonably required to remedy such Non-Monetary Default, if and only if (A) within thirty (30) days of Landlord’s notice of the occurrence of such Non-Monetary Default, Leasehold Mortgagee irrevocably agrees in writing to assume Tenant’s obligations under the Lease following Leasehold Mortgagee’s obtaining possession of the Leased Premises, (B) Leasehold Mortgagee shall have fully cured any default in the payment of any monetary obligations of Tenant under this Lease within ten (10) days after its receipt of notice of the occurrence of such Non-Monetary Default, and shall continue to pay currently such monetary obligations as and when the same are due, subject to the applicable notice and cure provisions provided in this Lease, and (C) Leasehold Mortgagee continues its good faith and diligent efforts to remedy such Non-Monetary Default (including its acquisition of possession of the Leased Premises if necessary to cure such default); provided, that, that Leasehold Mortgagee shall not be obligated to pursue the cure of any Non-Monetary Default until it has obtained possession of the Leased Premises if, but only if, (x) Leasehold Mortgagee fully complies with the obligation to cure any Monetary Default of Tenant and to keep current all monetary obligations under this Lease as provided in, and within the time set forth in, clause (B) above, and (y) Leasehold Mortgagee is diligently and continuously pursuing such actions as are necessary to enable it to obtain possession of the Leased Premises at the earliest possible date. For the avoidance of doubt, if there is at any time more than one (1) Leasehold Mortgagee, all cure periods and other rights granted to a Leasehold Mortgagee under this Section 19.3(d) shall run concurrently and not serially and shall run to the acting Leasehold Mortgagee whose Leasehold Mortgage is most senior (except to the extent that all Leasehold Mortgagees give Landlord written notice setting forth a different order of priority, it being understood that Landlord shall only be required to accept cure from and otherwise deal with one (1) Leasehold Mortgagee at a time).

(e) The rights granted Leasehold Mortgagee in this Section 19.3 are accommodations only to and for the benefit of Leasehold Mortgagee and shall not be construed to grant Tenant any additional rights not specifically provided in this Lease. Nothing in this Section 19.3 shall be construed to require a Leasehold Mortgagee to continue any foreclosure proceeding it may have commenced against Tenant after all defaults have been cured by Leasehold Mortgagee, and if such defaults are cured and the Leasehold Mortgagee discontinues such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease. Nothing in this Article 19 shall require a Leasehold Mortgagee who has acquired Tenant’s leasehold interest and has taken possession of the Leased Premises to cure any Non-Monetary Default which is not capable of being cured by such Leasehold Mortgagee. Any such uncurable Non-Monetary Default shall be deemed to be waived following Leasehold Mortgagee’s acquisition of Tenant’s leasehold interest and such Leasehold Mortgagee’s timely cure of all Monetary Defaults and all Non-Monetary Defaults which are capable of cure by such Leasehold Mortgagee in accordance with this Article 19. Notwithstanding the foregoing:

(i) Leasehold Mortgagee shall not be obligated to continue such possession or to continue such foreclosure proceedings after such defaults have been cured;

(ii) Subject to the provisions of this Article 19, Landlord shall not be precluded from exercising any rights or remedies under this Lease with respect to any other default by Tenant during the pendency of such foreclosure proceedings, provided that Leasehold Mortgagee shall be entitled to notice and opportunity to cure as set forth herein with respect to any such additional default;

(iii) Such Leasehold Mortgagee shall agree with Landlord in writing to comply with (or, in the case of a Leasehold Mezzanine Lender, cause compliance with) such terms, covenants and conditions of this Lease as are reasonably susceptible of being complied with by Leasehold Mortgagee during the period of forbearance by Landlord in accordance with Section 19.3(d) above from taking action to effect a termination of this Lease; and

(iv) it is understood and agreed that Leasehold Mortgagee, or its designee, or any purchaser in foreclosure proceedings (including, without limitation, an entity formed by Leasehold Mortgagee or by the holder(s) of the bonds or obligations secured by the Leasehold Mortgage) may, subject to the following terms of this Section 19.3, become the legal owner and holder of this Lease (or, in the case of a Leasehold Mezzanine Lender, of the applicable direct or indirect ownership interests in Tenant) through such foreclosure proceedings or by assignment of this Lease (or, in the case of a Leasehold Mezzanine Lender, of the applicable direct or indirect ownership interests in Tenant) in lieu of foreclosure.

(f) Subject to the provisions of Section 19.3(g), it shall be a condition precedent to any assignment or transfer of this Lease by foreclosure of any Leasehold Mortgage, deed in lieu thereof or otherwise that Leasehold Mortgagee, or its designee or any purchaser in any such foreclosure proceedings or any purchaser from such Leasehold Mortgagee (any such transferee of the Lease, a “Transferee”) (i) have and maintain (or have a guarantor with) a capital/statutory surplus, shareholder’s equity or tangible net worth (which may include available unfunded capital commitments so long as such Transferee is a Permitted Investment Fund), determined in accordance with GAAP, of at least One Hundred Million Dollars ($100,000,000.00) (the financial condition requirements set forth in this clause (i), the “Transferee Financial Conditions”), (ii) upon becoming the legal owner and holder of this Lease shall execute an agreement with Landlord, reasonably acceptable to Landlord, pursuant to which such Transferee agrees to assume all obligations of Tenant under this Lease, (iii) either the Transferee or an entity engaged by such Transferee to operate and manage the Leased Premises (pursuant to a management agreement in form and substance reasonably acceptable to Landlord), is a reputable Person of good business character and operates at least one (1) other reputable gaming facility, (iv) complies with the requirements of Article 17, and (v) provides proof reasonably satisfactory to Landlord that the Licenses and Permits have been assigned to assignee (or that new Licenses and Permits have been obtained and are being maintained).

(g) Notwithstanding the foregoing, if a Leasehold Mortgagee forecloses or takes a deed in lieu of foreclosure, but at the time of such foreclosure or taking of a deed in lieu such Leasehold Mortgagee does not meet the financial or other requirements specified in the immediately preceding paragraph, such Leasehold Mortgagee shall have one hundred twenty (120) days from the date it acquires the Leasehold Premises to either transfer the Leasehold Mortgagee’s interest in this Lease to a Transferee who complies with such requirements (it being agreed that a Transferee shall be deemed to satisfy the requirements set forth in clause (i) of Section 19.3(f) above if it has a guarantor that satisfies such net worth requirements), or otherwise come into compliance on its own. Failure to comply with this paragraph shall constitute an Event of Default under this Lease.

(h) In the event of (x) the termination of this Lease prior to the expiration of the Term, whether by summary proceedings to dispossess, service of notice to terminate, or otherwise, due to an Event of Default or (y) rejection of this Lease by Tenant in connection with a bankruptcy of Tenant, in each such case, Landlord shall serve upon Leasehold Mortgagee written notice that the Lease has been terminated together with a statement of any and all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, under this Lease then known to Landlord. Leasehold Mortgagee shall thereupon have the option to obtain a new lease in accordance with and upon the following terms and conditions:

(i) Upon the written request of Leasehold Mortgagee, delivered to Landlord within thirty (30) days after service of notice that the Lease has been terminated to Leasehold Mortgagee, Landlord shall enter into a new lease of the Leased Premises with Leasehold Mortgagee or its designee, satisfying (or having a guarantor that satisfies) the Transferee Financial Conditions.

(ii) Such new lease shall be entered into within thirty (30) days of such Leasehold Mortgagee’s written request at the sole cost of Leasehold Mortgagee or such designee, shall be effective as of the date of termination of this Lease, shall require Leasehold Mortgagee, such designee, or an entity engaged to manage the Leased Premises to operate, either alone or with its Affiliates, at least one (1) other reputable gaming facility, shall be for the remainder of the Term of this Lease, and at the Rent and upon all the terms, covenants and conditions of this Lease, including any applicable Option Periods.

(iii) Such new lease shall require the tenant thereunder to perform any unfulfilled obligations of Tenant under this Lease which are reasonably susceptible of being performed by such tenant.

(iv) Upon the execution of such new lease, the tenant named therein shall pay any and all Rent and other sums which would at the time of the execution thereof be due under this Lease but for such termination and shall pay all expenses (including, without limitation, counsel fees) incurred by Landlord in connection with the preparation, execution and delivery of such new lease.

(v) The tenant named therein or a permitted operator/manager shall procure (or make application for) and maintain the Licenses and Permits, in each case so as to enable the continued lawful operation of the Project at all times.

(i) Nothing in this Section 19.3 shall impose any obligation on the part of Landlord to deliver physical possession of the Leased Premises to the Leasehold Mortgagee, Transferee, or any designee unless Landlord at the time of the execution and delivery of such new lease has obtained physical possession thereof. Notwithstanding the foregoing, if a Leasehold Mortgagee shall have the option hereunder to enter into a new lease with Landlord, but at the time of the exercise of such option Leasehold Mortgagee does not meet the financial or other requirements specified in clause (i) or (v) of Section 19.3(h), such Leasehold Mortgagee shall have one hundred twenty (120) days from the date it acquires the Leasehold Premises to either transfer its interest in such new lease to a Person who complies with such requirements, or otherwise come into compliance on its own. Failure to comply with this paragraph shall constitute and Event of Default under such new lease.

(j) If an Event of Default has occurred and remains uncured and by reason of Tenant’s failure either to exercise any right to extend the Term for an Option Period, or for any other reason whatsoever, including such Event of Default, Tenant is not entitled to renew this Lease for any Option Period, Landlord shall serve upon Leasehold Mortgagee written notice thereof and Leasehold Mortgagee shall have the option upon written request served upon Landlord to obtain from Landlord a new lease of the Leased Premises for such Option Period, provided that such written request is served upon Landlord no later than thirty (30) days after the service of the aforementioned notice by Landlord on Leasehold Mortgagee. Within thirty (30) days after the service of such written request from Leasehold Mortgagee, Landlord and Leasehold Mortgagee, or Leasehold Mortgagee’s designee that satisfies the Transferee Financial Conditions, and either (1) alone or with its Affiliates, (A) operates at least one (1) other reputable gaming facility, (B) complies with the requirements of Article 17, and (C) provides proof reasonably satisfactory to Landlord that the Licenses and Permits have been assigned to assignee (or that new Licenses and Permits have been obtained and are being maintained), or (2) causes the Leased Premises to be operated by a Person that satisfies the requirements set forth in clauses (A)-(B) above, shall enter into a new lease of the Leased Premises as follows:

(i) Such new lease shall be entered into at the sole cost and expense of the tenant thereunder, shall be effective as of the date of termination of the then current Term of this Lease, and shall be for the Option Period next succeeding the then current Term of this Lease, and at the rent and upon all the terms, covenants and conditions of this Lease, including any applicable Option Periods.

(ii) Such new lease shall require tenant thereunder to perform any unfulfilled obligations of Tenant under this Lease which are reasonably susceptible of being performed by such tenant.

(iii) Upon the execution of such new lease the tenant therein named shall pay any and all sums remaining unpaid under this Lease, plus all expenses reasonably incurred by Landlord in connection with the preparation, execution and delivery of such new lease.

(k) Notwithstanding anything to the contrary contained in this Section 19.3, the foregoing provisions of this Section 19.3 shall not apply with respect to any Leasehold Mortgagee that is an Affiliate of Tenant and which owns, directly or indirectly, 75% or more of Tenant or Guarantor or which is under 75% or more common ownership with Tenant or Guarantor (except for any Leasehold Mezzanine Lender that becomes an Affiliate of Tenant by virtue of a foreclosure on a pledge securing its mezzanine loan).

19.4 Landlord’s Acknowledgement of Leasehold Mortgage. Landlord shall, upon written request, acknowledge receipt of the name and address of any Leasehold Mortgagee and confirm to such party whether, based solely on written evidence submitted by Tenant to Landlord and assuming the truth and accuracy thereof, such party is or would be upon closing of its financing or its acquisition of an existing Leasehold Mortgage, (a) a Leasehold Mortgagee as defined herein and (b) an Authorized Institution, provided Landlord receives reasonable proof of the foregoing.

19.5 Modifications Requested by Leasehold Mortgagee. Landlord shall not unreasonably withhold its consent or agreement to any modifications to this Lease that are reasonably requested by and for the benefit of a Leasehold Mortgagee, provided that any such modification (a) is (i) not contrary to customary requirements of other leasehold mortgagees or mezzanine lenders at the time in the State of New York, including those imposed by rating agency guidelines, or (ii) due to banking, insurance or similar laws and regulations in order, and

(b) does not adversely affect any of Landlord’s rights or remedies in any material respect, decrease any of the Rents payable under this Lease or increase (other than to a de minimis extent) any of Landlord’s obligations under this Lease.

ARTICLE 20.

TENANT’S SIGNS

20.1 Location and Type. Tenant shall have the right to erect and maintain the any and all signs subject to any applicable provisions of this Lease, the Restrictive Agreements and applicable Laws:

(a) illuminated signs on the exterior walls of the Improvements;

(b) signs on the interior or exterior of any windows of the Improvements;

(c) easel or placard signs within the lobby entrance or on sidewalks immediately in front of the Improvements, provided the same do not unreasonably interfere with pedestrian traffic;

(d) poster cases within the lobby of the Improvements and on the exterior walls of the Improvements;

(e) illuminated roadside sign(s) and attraction board (“Tenant’s Pylon”);

(f) electronic displays and billboards (“Display Signs”) on the exterior walls of the Improvements;

(g) directional signage on the Leased Premises; and

(h) all other signage Tenant deems desirable in the ordinary course of the operation of its business at the Leased Premises in accordance with the Operating Standard.

20.2 Design. The design of all signage which Tenant elects to construct pursuant to Section 20.1 (such present and future signs referred to as “Tenant’s Signs”) shall be in compliance with the applicable provisions of this Lease, the Restrictive Agreements and applicable Laws. Tenant’s Signs shall be constructed and maintained in good repair at Tenant’s expense. Tenant shall pay the cost of electricity consumed in illuminating Tenant’s Signs.

20.3 Access to Tenant’s Pylon. If Tenant’s Pylon is located outside the Leased Premises, Landlord hereby grants to Tenant all easement rights as Landlord has under the REA or other Restrictive Agreement, which shall be appurtenant to the Leased Premises, for the purpose of enabling Tenant to have access to Tenant’s Pylon, to maintain and service same and to insure the continued availability of power thereto.

20.4 Protection of Signs Visibility. Landlord shall not erect or permit to be erected any sign or advertising device on the roof or exterior walls of the Improvements, nor any landscaping, signs or other obstructions on the Leased Premises except as permitted pursuant to the provisions of the Master Development Agreement, the REA or other Restrictive Agreement.

ARTICLE 21.

ESTOPPEL CERTIFICATES; FEE MORTGAGES

21.1 Estoppel Certificates. Each party agrees, within ten (10) days after request by the other party, to execute, acknowledge and deliver to and in favor of the other party (and/or a party designated by such other party, including, without limitation, the proposed holder of any Fee Mortgage or purchaser of the Leased Premises, any Leasehold Mortgagee, or any proposed sublessee or assignee of Tenant, an estoppel certificate in such form as the requesting party may reasonably request, but stating no less than: (a) whether this Lease is in full force and effect; (b) whether this Lease has been modified or amended and, if so, identifying and describing any such modification or amendment; (c) the date to which rent and any other charges have been paid; and (d) whether such has Knowledge of any default on the part of the other party or has Knowledge of any claim against the other party and, if so, specifying the nature of such default or claim.

21.2 Fee Mortgages. Nothing contained herein shall in any way limit or restrict Landlord’s right to encumber its fee interest in the Leased Premises with one or more mortgages and/or assignments of leases and rents and to encumber any direct or indirect equity interests in Landlord (each, together with any and all amendments, modifications, extensions and replacements thereof, a “Fee Mortgage”). The beneficiary of any Fee Mortgage, together with its successors and assigns, is referred to herein as a “Fee Mortgagee”. No Fee Mortgagee shall have the rights or benefits set forth in this Article 21 or elsewhere in this Lease unless such Fee Mortgagee (or a trustee of any debt secured by Fee Mortgage) is an Authorized Institution. Notwithstanding any provision to the contrary in any such Fee Mortgage, any Fee Mortgage now or hereafter encumbering Landlord’s interest in the Leased Premises shall be subject and subordinate to this Lease (and any new Lease that is entered into in accordance with the applicable provisions of Section 19.3), the Leasehold Estate created hereby (or by such new Lease that is entered into in accordance with the applicable provisions of Section 19.3) and the rights of Tenant and Leasehold Mortgagees under this Lease (or under such new Lease that is entered into in accordance with the applicable provisions of Section 19.3) for so long as this Lease (or such new Lease that is entered into in accordance with the applicable provisions of Section 19.3) remains in full force and effect. For the avoidance of doubt, except as expressly provided in this Article 21, Tenant shall have no obligations under this Lease in respect of any Fee Mortgage. At the request of Leasehold Mortgagee or Tenant, and at Tenant’s sole cost and expense, Fee Mortgage shall confirm such subordination in a writing mutually acceptable to Tenant and Fee Mortgagee acting reasonably. In the event of any conflict between the terms of a Fee Mortgage and this Lease, the terms of this Lease shall prevail.

21.3 Modifications Requested by Fee Mortgagee. Tenant shall not unreasonably withhold its consent or agreement to any modifications to this Lease that are reasonably requested by and for the benefit of a Fee Mortgagee, provided that any such modification (a) is (i) not contrary to customary requirements of other mortgagees at the time in the State of New York, including those imposed by rating agency guidelines, or (ii) due to banking, insurance or similar laws and regulations in order, and (b) does not adversely affect any of Tenant’s rights in any material respect, increase any of the Rents payable under this Lease or increase (other than to a de minimis extent) any of Tenant’s other obligations under this Lease.

21.4 Attornment by Tenant. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any Fee Mortgage, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease (a “Successor Landlord”), provided such Successor Landlord assumes in writing Landlord’s obligations under this Lease (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease); provided, that any such Successor Landlord shall not be (a) liable for any act, omission or default of any prior landlord (including, without limitation, Landlord); (b) liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord; (c) subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord); (d) bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord; (e) bound by any covenant to perform or complete any construction in connection with the Project or the Leased Premises or to pay any sums to Tenant in connection therewith; or (f) bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this Lease made without the consent of such Successor Landlord. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective but in no event shall such attornment require Tenant to otherwise increase or modify in any respect its obligations hereunder.

21.5 Fee Mortgagee Right to Cure Landlord Defaults.

(a) Landlord shall promptly provide Tenant and any Leasehold Mortgage of which Tenant has given Landlord written notice with written notice that a Fee Mortgage has been filed, along with the name, facsimile, contact person, email address, and address of the Fee Mortgagee. Landlord shall promptly give Tenant written notice of any change in the identity or address of any Fee Mortgagee. Tenant, upon serving any notice of default on Landlord shall also serve a copy of such notice upon Fee Leasehold Mortgagee, at the address provided to Tenant in writing by Landlord and no such notice of default shall be deemed to have been duly given as to the Fee Mortgagee unless and until a copy thereof has been so served upon the Fee Mortgagee at such address.

(b) If Landlord is in default of any of its obligations under this Lease, any Fee Mortgagee shall have the right to remedy such default (or cause the same to be remedied) within the same period provided to Landlord hereunder and as otherwise provided in this Section 21.5, and Tenant shall accept such performance by or on behalf of Fee Mortgagee as if the same had been made by Landlord. For the avoidance of doubt, if there is at any time more than one (1) Fee Mortgagee, all cure periods and other rights granted to a Fee Mortgagee hereunder shall run concurrently and not serially and shall run to the acting Fee Mortgagee whose Fee Mortgage is most senior (except to the extent that all Fee Mortgagees give Tenant written notice setting forth a different order of priority, it being understood that Tenant shall only be required to accept cure from and otherwise deal with one (1) Fee Mortgagee at a time).

21.6 Form of Documents. Landlord and Tenant, upon request of any party in interest, shall execute promptly such commercially reasonable instruments or certificates to carry out the provisions of this Article 21; provided, that, neither party shall be required to execute any such instruments or certificates that would in any way modify the terms and provisions of this Lease or increase the obligations of any party beyond those set forth herein.

ARTICLE 22.

DEFAULT

22.1 Tenant Default. An event of default (“Event of Default”) shall exist under this Lease if:

(a) Tenant fails to pay any installment of Rent, including Annual Fixed Rent, Percentage Rent and any other charge under this Lease within ten (10) days after notice of default (but Landlord is not required to give more than four (4) such default notices during any one Lease Year);

(b) Tenant breaches or fails to perform or observe any obligations set forth in (i) Sections 8.4(b)(ii) or 8.4(b)(iii) and such breach or failure continues for thirty (30) days after written notice by Landlord of such default, or (ii) Section 8.4(b)(v);

(c) upon the occurrence of any default under a Related Agreement or any guaranty of a Related Agreement, in each case that remains uncured after the expiration of the applicable cure period thereunder;

(d) Tenant (i) commences any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any federal, state or local law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) makes an assignment for the benefit of its creditors, (iii) is generally unable to pay its debts as they mature, (iv) seeks or consents to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) files a petition or answer seeking reorganization or arrangement under an order or decree appointing, without the consent of Tenant, a receiver of Tenant of the whole or substantially all of its property, and such case, proceeding or other action is not dismissed within ninety (90) days after the commencement thereof;

(e) the estate or interest of Tenant in the Leased Premises or any part thereof is levied upon or attached in any proceeding and the same is not vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord (unless Tenant is contesting such lien or attachment in accordance with this Lease);

(f) Tenant breaches or fails to perform and observe any of its obligations set forth in Section 14.2 within the time frames set forth therein;

(g) Tenant abandons all or substantially all of the Leased Premises during the Term of this Lease for a period of thirty (30) consecutive days;

(h) Tenant fails to perform or observe any of the other covenants, terms, provisions or conditions on its part to be performed or observed under this Lease in all material respects, within thirty (30) days after written notice of default (or if more than thirty (30) days shall be reasonably required for such cure because of the nature of the default, if Tenant fails to proceed diligently and continuously to cure such default after such notice to completion);

(i) with respect to the Guaranty and Guarantor, if any, if:

(i) the Guaranty shall cease to be in full force and effect for any reason, or

(ii)(A) Guarantor fails to comply with any covenant made by it in the Guaranty and such failure continues beyond any applicable notice and grace period, or (B) Guarantor attempts to revoke or disavow, or contests or raises any defense against its obligations under, the Guaranty, except as may be expressly permitted under the Guaranty or contests or defenses brought or raised in good faith, or

(iii) if Guarantor shall (A) make a general assignment for the benefit of creditors, (B) file a voluntary petition in bankruptcy, (C) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (F) petition or apply for any receiver, custodian or any trustee for any substantial part of its property, or (G) take any formal action for the purpose of effecting any of the foregoing or looking to its liquidation or winding up, or

(iv) if an order for relief is entered under any bankruptcy or similar law or any other decree or order is entered by a court of competent jurisdiction (A) adjudicating Guarantor bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Guarantor, (C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Guarantor or of any substantial part of its property or (D) ordering the winding up or liquidation of the affairs of Guarantor, and any such decree or order continues unstayed and in effect for a period of 90 days.

22.2 Termination and Re-Entry.

(a) This Lease and the estate hereby granted are subject to the limitation that if an Event of Default shall occur, then, in any such case, Landlord may give to Tenant a notice of intention to terminate this Lease and the term hereof as of the tenth (10th) day after the giving of such notice, in which event, as of such tenth (10th) day, this Lease and the term hereof shall terminate with the same effect as if such day was the Expiration Date, but Tenant shall remain liable for damages as hereinafter provided or pursuant to law.

(b) If Tenant defaults in the payment of any Rent and such default continues for ten (10) days after notice from Landlord of such default and Landlord has elected to terminate this Lease in accordance with Section 22.2(a) or if this Lease shall otherwise terminate as in Section 22.2(a) provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Leased Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Leased Premises. The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 22.3(a) below).

22.3 Damages.

(a) If this Lease shall terminate pursuant to the provisions of Section 22.2(a) hereof, or if Landlord shall otherwise reenter the Leased Premises pursuant to Section 22.2(b) or in the event of the termination of this Lease, or of reentry, by or under any summary dispossess or other proceedings or action or any provision of law by reason of default hereunder on the part of Tenant, then the following provisions shall apply:

(i) Tenant shall pay to Landlord the Rent payable up to the time of such termination of this Lease, or of any such reentry by Landlord, as the case may be and

(ii) Tenant shall pay to Landlord as damages, at the election of Landlord, either of the following amounts:

(A) A sum which, at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then present value (calculated at the then current Prime Rate plus two percent (2%)) of the excess, if any, of (1) the aggregate amount of the Annual Fixed Rent and Percentage Rent and other Rent payable by Tenant pursuant to this Lease which would have been payable by Tenant for the period commencing with such earlier termination of this Lease or the date of any such reentry, as the case may be, and ending with the date contemplated as the Expiration Date hereof if this Lease had not so terminated or if Landlord had not so reentered the Leased Premises, over (2) the aggregate rental value of the Leased Premises for the same period (for the purposes of this clause (A) the amount of Percentage Rent, Taxes and all other Rent other than Annual Fixed Rent which would have been payable by Tenant under this Lease shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to the amount of such Percentage Rent, Taxes and all other Rent other than Annual Fixed Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur), or

(B) Sums equal to the Rent payable by Tenant pursuant to this Lease which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so reentered the Leased Premises, payable upon the due dates therefor specified herein following such termination or such reentry and until the date contemplated as the Expiration Date hereof if this Lease had not so terminated or if Landlord had not so reentered the Leased Premises; provided, that, that if Landlord shall relet the Leased Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting (including any net rents from subtenants), such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in reentering the Leased Premises and in securing possession thereof, as well as the out-of-pocket expenses of reletting, including altering and preparing the Leased Premises for new tenants, customary brokers’ commissions, and legal fees and expenses, it being understood that any such reletting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord; provided, that the cost of alteration and preparation of the Leased Premises for new tenants shall not include material capital renovations. If the Leased Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

If the Leased Premises or any part thereof are relet by Landlord for the unexpired portion of the term of this Lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Leased Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Leased Premises or any part thereof, or if the Leased Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

(b) If, as of the date of termination or reentry, the Leased Premises shall not be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration or earlier termination of this lease, then, without notice or other action by Landlord, Tenant shall pay, as and for liquidated damages therefor, the cost (as estimated by an independent contractor selected by Landlord) of placing the Leased Premises in the condition in which Tenant has agreed to surrender the same.

(c) Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against any Rent due from Tenant at the time of such termination or reentry or, at Landlord’s option, against any other damages payable by Tenant pursuant to this Section 22.3 or pursuant to Law.

(d) Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election after the termination of this Lease in accordance with its terms, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of this Section 22.3, or had Landlord not reentered the Leased

Premises. Except as otherwise expressly provided in this Article 22, nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or reentry on the Leased Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater than any of the sums referred to in Section 22.3(a).

(e) Landlord may, in its sole discretion, relet the whole or any part of Premises for the whole or any part of the unexpired term of this Lease, or longer, or from time to time for shorter periods, for any rental it wishes and giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may in its sole and absolute discretion deem advisable, and Landlord may collect and receive the rents thereunder. In no event shall Landlord ever be obligated to relet or to attempt to relet the Premises or any part thereof.

(f) Following an Event of Default, all amounts due from Tenant to Landlord pursuant to this Lease shall bear interest at the Default Rate.

22.4 Self Help. If Tenant fails to perform any agreement or obligation on its part to be performed under this Lease, Landlord or any Fee Mortgagee, without thereby waiving such default (or any covenant, term or condition herein contained or the performance thereof), may perform the same for the account and at the expense of Tenant, (a) immediately and without notice in the case of emergency or in case such failure may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord and (b) in any other case if such failure continues beyond any applicable grace period. Landlord or any Fee Mortgagee shall have the right to enter the Leased Premises to rectify a default of Tenant as aforesaid. Tenant shall on demand reimburse Landlord or such Fee Mortgagee, as applicable, for the actual costs and expenses incurred by such party in rectifying defaults as aforesaid, including reasonable attorneys’ fees and disbursements, together with interest thereon at the Default Rate, but nothing herein shall be deemed to permit Tenant to set off any costs of cure or other amounts against the amounts owing to Landlord hereunder.

22.5 Other Remedies. Anything in this Lease to the contrary notwithstanding, during the continuation of any Event of Default, Tenant shall not be entitled to exercise any rights or options, under or pursuant to this Lease.

22.6 Remedies Cumulative. The various rights and remedies given to or reserved to Landlord and Tenant by this Lease or allowed by law shall be cumulative, irrespective of whether so expressly stated. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right to enforce by injunction any of the terms and covenants hereof.

22.7 Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Leased Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or after any termination of this Lease.

22.8 Limitation on Landlord’s Liability. Notwithstanding anything to the contrary in this Lease, Tenant will look solely to the interest of Landlord (or its successor as Landlord hereunder) in the Leased Premises for the satisfaction of any judgment or other judicial process requiring the payment of money as a result of (a) any negligence (including gross negligence) or (b) any breach of this Lease by Landlord or its successor (including any beneficial owners, partners, shareholders, trustees or others affiliated or related to Landlord or such successor) and Landlord shall have no personal liability hereunder of any kind.

22.9 Interest on Past Due Obligations; Late Charges. Except where another rate of interest is specifically provided for in this Lease, any amount due from either party to the other under this Lease which is not paid when due shall bear interest at the Default Rate from the date that is five (5) days after the date such payment was due to and including the date of payment. In addition, Tenant acknowledges that the late payment of any installment of Annual Fixed Rent or Percentage Rent will cause Landlord to incur certain costs and expenses, the exact amount of which are extremely difficult or impractical to fix. These costs and expenses may include, without limitation, administrative and collection costs and processing and accounting expenses. Therefore, if any installment of Annual Fixed Rent or Percentage Rent is not received by Landlord from Tenant when due on more than two (2) occasions in any twelve (12) month period, then Tenant shall immediately pay to Landlord a late charge equal to the greater of (i) four percent (4%) of such delinquent amount, and (ii) One Thousand Dollars ($1,000.00). Landlord and Tenant agree that this late charge represents a reasonable estimate of the costs and expenses Landlord will incur and is fair compensation to Landlord for its loss suffered by reason of late payment by Tenant. Upon accrual, all such late charges shall be deemed Additional Rent.

22.10 Special Tenant Remedies.

(a) Subject to the limitations set forth herein, in the event that Landlord shall fail to maintain any of the Landlord Licenses and Permits necessary for Tenant to lawfully conduct Gaming Operations (other than by reason of the conduct of any Person other than Landlord or Landlord’s Affiliates or any director, executive officer, manager or member of Landlord or Landlord’s Affiliates) (a “Landlord License and Permit Breach”), Landlord shall indemnify Tenant for any actual damages suffered by Tenant as a result of such Landlord License and Permit Breach; provided, that Landlord’s liability therefor shall be limited in amount to the Rent otherwise payable to Landlord (including both Annual Fixed Rent and Percentage Rent but not including any Rent payable to third parties (such as Taxes and Common Facilities Expenses) for the unexpired balance of the Term (which shall be deemed to include any Option Periods which have been exercised, and any Option Period which may be exercised after the occurrence of such Landlord License and Permit Breach). Calculation of the amount of Percentage Rent for purposes of determining the limitation on liability will be calculated based upon the average revenues from Gaming Operations for the twelve full calendar months preceding the event giving rise to such damages (e.g., the cessation of Gaming Operations). If Landlord shall fail to pay such damages within thirty (30) days of notice thereof (either as agreed to by the parties or as determined by a final, non-appealable order of a court of competent jurisdiction), then Tenant shall have the right to offset such damage amount against the next succeeding installment(s) of Percentage Rent due under this Lease, but not against Annual Fixed Rent, or, if Tenant elects to purchase the Property as set forth below, against the Purchase Price for the Landlord Property Interests. For the avoidance of doubt, Landlord shall have no liability to Tenant for any Landlord License and Permit Breach unless Tenant suffers or incurs any actual damages by reason thereof.

(b) All fines and penalties imposed on Tenant by applicable Governmental Authorities as a direct result of a Landlord License and Permit Breach shall be promptly paid by Landlord.

(c) In connection with any potential adverse impact (beyond a de minimis amount) on Gaming Operations as a result of a Landlord License and Permit Breach, Landlord and Tenant shall work together to expeditiously resolve any such issues in accordance with applicable Laws and subject to any required approval of the relevant Governmental Authorities. Landlord and Tenant acknowledge that there may be an array of actions which may resolve any adverse impacts on Gaming Operations imposed by Governmental Authorities as a result of a Landlord License and Permit Breach and agree that, to the extent there is more than one course of action that will achieve resolution of the Landlord License and Permit Breach and such course of action does not otherwise adversely affect Tenant or its operation of the Project or the Leased Premises (in each case, other than to a de minimis extent), Landlord shall have the right, in its sole and absolute discretion, to choose a course of action or manner of resolution, and Tenant shall cooperate with Landlord in connection with Landlord’s selected resolution. Such resolutions may include, without limitation, Landlord foregoing Percentage Rent and/or Annual Fixed Rent, forming a trust to receive such Annual Fixed Rent and/or Percentage Rent pending a resolution, forming a trust to receive title to the Leased Premises, or other solutions.

(d) In any event, the primary objective of Landlord and Tenant is to agree upon a resolution that minimizes the cessation, interruption or prohibition of Gaming Operations. In furtherance thereof, if Landlord and Tenant are unable to reasonably agree upon a resolution of a Landlord License and Permit Breach that would end the cessation or material curtailment of Gaming Operations imposed by any applicable Governmental Authority within five (5) business days after the effective imposition thereof, and Tenant has either (A) actually curtailed in any material respect (including an assumption of the conduct of Gaming Operations by any Governmental Authority) or ceased the conduct of Gaming Operations or (B) a Governmental Authority has advised Tenant in writing that Gaming Operations will be curtailed in any material respect or forced to shut down in the absence of curative action and Landlord fails to resolve the applicable Landlord License and Permit Breach in a manner that would otherwise prevent such material curtailment or cessation from occurring, then Tenant shall have the right to take the following actions, in the following order, subject in each case to applicable Laws and except as otherwise required by any applicable Governmental Authority (“Tenant Actions”): (i) first, pay Annual Fixed Rent and Percentage Rent into a trust pending cure of the applicable Landlord License and Permit Breach; (ii) if the resolution set forth in clause (i) above shall not resolve the applicable Landlord License and Permit Breach in a manner that enables Tenant to resume the conduct of Gaming Operations without material curtailment or cessation, then require Landlord to transfer its title to the Leased Premises into a trust pending resolution of the applicable Landlord License and Permit Breach in a manner that enables Tenant to resume the conduct of Gaming Operations without material curtailment or cessation; and (iii) if the resolutions set forth in clauses (i) and (ii) above shall not resolve the applicable Landlord License and Permit Breach in a manner that enables Tenant to resume the conduct of Gaming Operations without material curtailment or cessation, then exercise Tenant’s Purchase Option, notwithstanding the fact that such Landlord License and Permit Breach occurs outside of a Purchase Option Closing Period, in which case Landlord will be required to provide a first priority secured mortgage loan for the entire Purchase Price at an annual fixed rate of interest that would equate to monthly interest payments equal to one-twelfth (1/12) of the Annual Fixed Rent and Percentage Rent payable for the 12 calendar month period ending with the month immediately prior to the month in which the applicable Landlord License and Permit Breach occurred with a ten (10) year term, prepayable at any time without premium or penalty and otherwise on customary and arms’-length terms and conditions for such a financing, taking into account all relevant factors, in connection with such purchase in accordance with applicable Laws.

ARTICLE 23.

ACCESS TO PREMISES

23.1 Ongoing Access and Inspection Rights. Tenant shall permit Landlord and its authorized representatives to enter the Leased Premises during normal business hours (upon 48 hours prior notice, except in the event of an emergency, in event which no prior notice is required prior to entry) for the purposes of (a) conducting periodic inspections, (b) performing any work thereon required or permitted to be performed by Landlord pursuant to this Lease or the Restrictive Agreements, (c) showing the Leased Premises to prospective purchasers or lenders, and (d) during the last twelve (12) month of the Term, showing the Leased Premises to prospective lessees. In entering the Leased Premises, Landlord and its designees shall not unreasonably interfere with operations on the Leased Premises and shall comply with Tenant’s reasonable instructions and security protocol. In no event shall Landlord be permitted to enter any “cage” or other secure, restricted access or money handling areas without a Tenant representative and otherwise in accordance with applicable Law.

23.2 Landlord’s Construction Inspection Rights. During the Construction Term and any other period of Tenant’s material construction in the Leased Premises, Landlord shall have the right to physically inspect, and to cause one or more engineers or other representatives of Landlord to physically inspect, the Leased Premises, as long as the same does not substantially interfere with Tenant’s operation of or construction activities on the Leased Premises. Such inspections shall include (without limitation) such tests, inspections and audits of environmental and soil conditions as Landlord deems necessary. Landlord shall make such inspections in good faith and with due diligence. All inspection fees, appraisal fees, engineering fees, environmental fees and other expenses of any kind incurred by Landlord relating to the inspection of the Leased Premises will be solely Landlord’s expense. Tenant shall cooperate with Landlord in all reasonable respects in making such inspections; provided, that such inspections shall not interfere with any such construction, or cause delay in the completion thereof, in any material respect. Tenant reserves the right to have a representative present at the time Landlord conducts any such inspection of the Leased Premises. Landlord shall notify Tenant not less than two (2) business days in advance of making any such inspection and such inspection shall be made during normal business hours. In making any inspection, Landlord will treat, and will cause any representative of Landlord to treat, all information obtained by Landlord pursuant to the terms of this Section 23.2 as strictly confidential in accordance with Section 26.24 hereof. Landlord shall indemnify Tenant against any claims arising from Landlord’s or Landlord’s designees’ inspection and testing conducted on the Leased Premises under this Section 23.2.

ARTICLE 24.

SURRENDER OF PREMISES

24.1 Surrender of Leased Premises. At the expiration or sooner termination of the term of this Lease in accordance with the terms hereof, Tenant shall surrender the Leased Premises to Landlord, in vacant and broom clean condition, with all structural elements and systems in working order and repair (reasonable wear and tear excepted and without warranty as to future performance of such systems), and shall surrender all keys for the Leased Premises to Landlord at the place then fixed for the payment of Rent and shall inform Landlord of all combinations on locks, safes and vaults, if any, in the Leased Premises. At the expiration or sooner termination of the term of this Lease, the Leased Premises shall be surrendered free and clear of any space leases and other rights of occupancy, unless Landlord otherwise elects, in which case Tenant shall assign to Landlord all of Tenant’s right, title and interest in such space leases and rights of occupancy as Landlord shall elect to acquire (together with all security deposits, guarantees, and other rights or benefits relating thereto but without representation or warranty of any kind) and Landlord shall assume the obligations thereunder accruing following such assignment, pursuant to an assignment and assumption agreement reasonably satisfactory to Landlord and Tenant. Tenant shall remove all Tenant’s Property within thirty (30) days after the expiration or sooner termination of the Term (such entry onto the Leased Premises for such purpose shall not be deemed a holdover, provided such removal is accomplished within such thirty (30) day period), and shall repair any damage to the structural elements or systems of the Leased Premises caused thereby, and any or all of such Tenant’s Property not so removed by Tenant shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant. Except as set forth herein, Tenant shall have no obligation to repair damage resulting from the removal of its equipment and the Leased Premises shall be surrendered to Landlord in “as is, where is” condition at the end of the Term. The provisions of this Article 24 shall survive the expiration or other termination of the term of this Lease.

ARTICLE 25.

FORCE MAJEURE

If either party is delayed or hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive Laws (except as otherwise specifically provided herein), riots, insurrection, terrorist acts, war or other reason beyond the reasonable control of and not the fault of the party delayed in performing the work or doing the acts required under the terms of this Lease (collectively, “Force Majeure”), then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Article shall not (a) operate to excuse Tenant from prompt payment of Rent or any other payment required by Tenant under the terms of this Lease, or (b) be applicable to delays resulting from the inability of a party to obtain financing or to proceed with its obligations under this Lease because of a lack of funds.

ARTICLE 26.

MISCELLANEOUS

26.1 Memorandum of Lease. Upon request of Landlord or Tenant, the parties hereto shall promptly execute and deliver a memorandum of this Lease for recording purposes substantially in the form attached hereto as Exhibit H. Any such recording shall be at Tenant’s expense. If the parties amend the Lease, they shall have the right to record a memorandum of such amendment at Tenant’s expense.

26.2 Notices. All notices, consents, requests, approvals and authorizations (collectively, “Notices”) required or permitted under this Lease shall only be effective if in writing. All Notices (except Notices of default, which may only be sent pursuant to the methods described in clauses (a) and (b) below) shall be sent (a) by registered or certified mail (return receipt requested), postage prepaid, or (b) by Federal Express, U.S. Post Office Express Mail, Airborne or similar nationally recognized overnight courier which delivers only upon signed receipt of the addressee, or (c) by facsimile transmission with original sent via a method set forth in clause (a) or (b) above and addressed as follows or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided:

If intended for Landlord:	EPT Concord II, LLC c/o Entertainment Properties Trust Attention: Asset Management 909 Walnut Street, Suite 200 Kansas City, Missouri 64106 Telephone: (816) 472-1700 Facsimile: (816)472-5794

With a copy to:	Entertainment Properties Trust Attention: General Counsel 909 Walnut Street, Suite 200 Kansas City, Missouri 64106 Telephone: (816) 472-1700 Facsimile: (816)472-5794

If intended for Tenant prior to the Opening Date:

[Monticello Raceway Management, Inc.]
c/o Empire Resorts, Inc.
204 Route 17B
Monticello, New York 12701
Attention: Joseph A. D’Amato
Telephone: (845) 807-0001
Facsimile: (845) 807-0000

If intended for Tenant after the Opening Date:

[Monticello Raceway Management, Inc.] c/o Empire Resorts, Inc. [ ] [ ], New York [ ] Attention: Joseph A. D’Amato Telephone: [_____________] Facsimile: [_____________]

With a copy to:	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Steven L. Wilner, Esq. Telephone: (212) 225-2672 Facsimile: (212)225-3999

A notice, request and other communication shall be deemed to be duly received if delivered by a nationally recognized overnight delivery service, when delivered to the address of the recipient, if sent by mail, on the date of receipt by the recipient as shown on the return receipt card, or if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirely to the recipient’s facsimile number; provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. local time on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. local time of the addressee on the first Business Day thereafter. Rejection or other refusal to accept or the inability to delivery because of changed address of which no Notice was given shall be deemed to be receipt of the Notice as of the date of such rejection, refusal or inability to deliver.

26.3 Waiver of Performance and Disputes. One or more waivers of any covenant, term or condition of this Lease by either party shall not be construed as a waiver of a subsequent breach of the same or any other covenant, term or condition, nor shall any delay or omission by either party to seek a remedy for any breach of this Lease or to exercise a right accruing to such party by reason of such breach be deemed a waiver by such party of its remedies or rights with respect to such breach. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary consent to or approval of any similar act. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

26.4 Exculpation. No disclosed or undisclosed shareholder, partner, member or other constituent owner of Tenant or Guarantor or of any Affiliate of Tenant or Guarantor, and none of their respective officers, directors, trustees, employees or agents, shall have any liability for the obligations of Tenant under this Lease. No disclosed or undisclosed shareholder, partner, member or other constituent owner of Landlord or of any Affiliate of Landlord, and none of their respective officers, directors, trustees, employees or agents, shall have any liability for the obligations of Landlord under this Lease.

26.5 Modification of Lease. The terms, covenants and conditions hereof may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of the change, modification or discharge is sought, or by such party’s agent.

26.6 Captions. Captions throughout this instrument are for convenience and reference only and the words contained therein shall in no way be deemed to explain, modify, amplify or aid in the interpretation or construction of the provisions of this Lease.

26.7 Lease Binding on Successors and Assigns, etc. Except as herein otherwise expressly provided, all covenants, agreements, provisions and conditions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their heirs, devisees, executors, administrators, successors in interest and permitted assigns as well as permitted grantees of Landlord, and shall run with the land. Without limiting the generality of the foregoing, all rights of Tenant under this Lease may be granted by Tenant to any permitted sublessee of Tenant, subject to the terms of this Lease.

26.8 Brokers. Landlord represents and warrants to Tenant that it has not incurred or caused to be incurred any liability for real estate brokerage commissions or finder’s fees in connection with the execution or consummation of this Lease for which Tenant may be liable. Tenant represents and warrants to Landlord that it has not incurred or caused to be incurred any liability for real estate brokerage commissions or finder’s fees in connection with the execution or consummation of this Lease for which Landlord may be liable. Each of the parties agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or expense (including reasonable attorneys’ fees) in connection with any breach of the foregoing representations and warranties.

26.9 Landlord’s Status as a REIT. The following clause shall be applicable if the Landlord is a real estate investment trust: Tenant acknowledges that Landlord intends to elect to be taxed as a real estate investment trust (“REIT’) under the Code. Tenant shall exercise commercially reasonable efforts to cooperate in good faith with Landlord to ensure that Landlord’s status as a REIT is not adversely affected in any material respect. Tenant agrees to enter into reasonable modifications of this Lease which do not adversely affect Tenant’s rights and liabilities if such modifications are required to retain or clarify Landlord’s status as a REIT.

26.10 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions, except that it is the intent and purpose of the parties hereto that the provisions of Section 5-1401 of the General Obligations Law of the State of New York shall apply to this Lease.

26.11 Joint Preparation. This Lease (and all exhibits thereto) is deemed to have been jointly prepared by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm’s-length agreements.

26.12 Interpretation. It is hereby mutually acknowledged and agreed that the provisions of this Lease have been fully negotiated between parties of comparable bargaining power with the assistance of counsel and shall be applied according to the normal meaning and tenor thereof without regard to the general rule that contractual provisions are to be construed narrowly against the party that drafted the same or any similar rule of construction.

26.13 Severability. If any provisions of this Lease are determined to be invalid by a court of competent jurisdiction, the balance of this Lease shall remain in full force and effect, and such invalid provision shall be construed or reformed by such court in order to give the maximum permissible effect to the intention of the parties as expressed therein.

26.14 Landlord and Tenant. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent or of partnership or of joint venture or of any association whatsoever between Landlord and Tenant, it being expressly understood and agreed that neither the computation of rent nor any other provision contained in this Lease nor any act or acts of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

26.15 Authority. The Persons executing this Lease on behalf of Tenant and Landlord covenant and warrant to the other party that (a) they are duly authorized to execute this Lease on behalf of the party for whom they are acting, and (b) the execution of this Lease has been duly authorized by the party for whom they are acting.

26.16 Consent. Tenant’s sole right and remedy in any action concerning Landlord’s reasonableness in withholding or denying its consent or approval under this Lease (where reasonableness is required hereunder) will be an action for declaratory judgment or specific performance, and in no event shall Tenant be entitled to claim or recover any damages in any such action, unless Landlord has acted in bad faith in withholding such consent or approval.

26.17 Attorneys’ Fees. In case suit is brought because of the breach of any agreement or obligation contained in this Lease on the part of Tenant or Landlord to be kept or performed, and a breach is established, the prevailing party shall be entitled to recover all out-of-pocket expenses incurred in connection with such suit, including reasonable attorneys’ fees.

26.18 Further Assurances. Each of the parties hereto shall execute and provide all additional documents and other assurances that are reasonably necessary to carry out and give effect to the intent of the parties reflected in this Lease.

26.19 Counterparts. This Lease may be executed at different times and in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Lease by facsimile, .PDF or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Lease. In proving this Lease, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

26.20 Rules of Construction. The following rules of construction shall be applicable for all purposes of this Lease, unless the context otherwise requires:

(a) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Lease, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Lease.

(b) Words of the masculine, feminine or neuter gender shall mean and include the correlative words of the other genders and words importing the singular number shall mean and include the plural number and vice versa.

(c) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

26.21 Net Lease. This is an absolutely net lease and it is the intention of Landlord and Tenant that the Rent payable under this Lease and other costs related to Tenant’s use and operation of the Leased Premises shall be absolutely net to Landlord, and that Tenant shall pay during the Term, without any offset or deduction whatsoever, all such costs. Except as otherwise specifically provided in Articles 15 and 16 hereof, this Lease shall not terminate nor shall Tenant have any right to terminate this Lease; nor shall Tenant be entitled to any abatement, deduction, deferment, suspension or reduction of, or setoff, defense or counterclaim against, any Rent, charges, or other sums payable by Tenant under this Lease; nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of damage to or destruction of the Leased Premises from whatever cause, any taking by condemnation, eminent domain or by agreement between Landlord and those authorized to exercise such rights, the lawful or unlawful prohibition of Tenant’s use of the Leased Premises, the interference with such use by any Person other than Landlord, or, except as expressly provided otherwise in this Lease, by reason of any default or breach of any warranty or covenant by Landlord under this Lease, or for any other cause whether similar or dissimilar to the foregoing, any Laws to the contrary notwithstanding; it being the intention that the obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and that the Rent and all other charges and sums payable by Tenant hereunder shall continue to be payable in all events except to the extent otherwise provided pursuant to the express provisions of this Lease; and Tenant covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that it will not take any action to terminate, cancel, rescind or void this Lease in connection with the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee of, or successor to, Landlord, and notwithstanding any action with respect to this Lease that may be taken by a trustee or receiver of Landlord or any assignee of, or successor to, Landlord or by any court in any such proceeding. Nothing contained herein shall limit Tenant’s rights to pursue its own independent action against Landlord.

26.22 Transfer Taxes. Landlord and Tenant shall join in completing, executing, delivering and verifying the returns, affidavits and other documents required in connection with the taxes imposed under Article 31 of the Tax Law of the State of New York and any other tax payable by reason of the execution and delivery of this Lease (collectively, “Transfer Taxes”). The Transfer Taxes shall be paid by Tenant, subject to Tenant’s right to a credit against the Purchase Price set forth in Exhibit E. Tenant hereby agrees to indemnify, defend and hold Landlord free and harmless from and against any and all liability, claims, counterclaims, actions, damages, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements including in connection with enforcing this indemnity) in connection with any liability arising under or in any way relating to the Transfer Taxes due and payable in connection with this Lease. The provisions of this Section 26.22 shall survive the expiration or earlier termination of this Lease.

26.23 No Merger. Without the written consent of Landlord, Tenant, all Fee Mortgagee and all Leasehold Mortgagees, Landlord’s fee interest in the Leased Premises shall not merge with the Leasehold Estate, notwithstanding any acquisition by any means of both Landlord’s interest in the Leased Premises and the Leasehold Estate by Landlord, Tenant, any Transferee, any Fee Mortgagee, Leasehold Mortgagee or a third party.

26.24 Confidential Information. Landlord agrees not to disclose to any Person (including, without limitation, any Competitor) (a) the amount of revenues from Gaming Operations or the amount of Eligible Gaming Revenue made by Tenant in the Leased Premises, (b) any other financial information with respect to Tenant, Guarantor or the Project required to be delivered or made available to Landlord hereunder, or (c) any confidential information obtained by Landlord in connection with an inspection by Landlord of the Leased Premises in accordance with Section 23.2 (collectively, the “Confidential Information”), except (i) to the extent such information is otherwise publicly known or available, (ii) to the taxing authorities with authority to inquire therein, and then only to the extent required under applicable Law, (iii) if requested by the Securities and Exchange Commission, or other foreign or domestic, state or local Governmental Authority, (iv) to Landlord’s accountants, attorneys, advisors, consultants, employees and agents, (v) an existing or prospective lender, investor, or prospective purchaser of the Leased Premises, Landlord’s interest therein, or any portion thereof, or Landlord or any of its Affiliates who has agreed to keep such information confidential, provided, that this clause (v) shall not apply to a Competitor of Tenant, (vi) to the extent required by applicable Law, (vii) to the extent legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose such provisions, (viii) to the extent required by any federal, state, local or foreign laws, or by any rules or regulations of any domestic or foreign public stock exchange or stock quotation system, that may be applicable to Landlord or any of Landlord’s direct or indirect constituent owners or Affiliates, or (ix) in connection with any action to collect any Rent or otherwise enforce any of the provisions of this Lease. The provisions of this Section 26.24 shall survive the expiration or earlier termination of this Lease for a period of one (1) year.

26.25 No Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby agrees that, whenever either party to this Lease shall be entitled to seek or claim damages against the other party (whether by reason of a breach of this Lease by such party, in enforcement of any indemnity obligation, for misrepresentation or breach of warranty, or otherwise), neither Landlord nor Tenant shall seek, nor shall there be awarded or granted by any court, arbitrator, or other adjudicator, any consequential, speculative, or punitive damages, whether such breach shall be willful, knowing, intentional, deliberate, or otherwise. Except as set forth in Section 22.10, neither party shall be liable for any loss of profits suffered or claimed to have been suffered by the other (including, without limitation, by reason of any holdover by Tenant).

ARTICLE 27.

WAIVER OF TRIAL BY JURY

TO THE FULLEST EXTENT PERMITTED BY LAW, TENANT AND LANDLORD HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE AND OCCUPANCY OF THE FACILITY OR THE CENTER, AND ANY CLAIM OF INJURY OR DAMAGE.

ARTICLE 28.

OPTION TO PURCHASE

28.1 Option to Purchase. (a) Provided that this Lease has not sooner terminated, the Purchase Option has not otherwise terminated as provided herein and no Event of Default shall then exist, Tenant may elect to purchase all, but not less than all of, the Landlord Property Interests on a closing date which occurs during any of the following time periods (each, a “Purchase Option Closing Window”): (i) the first five (5) Lease Years; provided, that, in no event shall Tenant have a right to elect to purchase or purchase the Landlord Property Interest prior to June 30, 2013, (ii) thereafter, throughout the remainder of the Term of this Lease, the Purchase Option Closing Windows shall close (i.e., Tenant shall not have the right to close the purchase following the exercise of the Purchase Option) for a period of five and one-half (5 1/2) Lease Years (i.e., sixty-six (66) consecutive calendar months) and shall thereafter open (i.e., Tenant shall have the right to close the purchase following the exercise of the Purchase Option) for a period of six (6) consecutive calendar months, and the Purchase Option Closing Windows shall continue to open and close in similar intervals throughout the remainder of the Term of this Lease (the date during a Purchase Option Election Window on which the Landlord Property Interests are purchased, subject to adjustment as provided below, a “Purchase Date”). In order to exercise this purchase option (the “Purchase Option”), Tenant must (i) deliver written notice of the unconditional exercise of the Purchase Option not more than six (6) months prior to the applicable Purchase Option Closing Window and not less than 90 days prior to any applicable Purchase Date (“Tenant’s Purchase Notice”) and (ii) Tenant’s Purchase Notice must be accompanied by a non-refundable deposit (the “Purchase Option Deposit”) equal to five percent (5%) of the Purchase Price, which Purchase Option Deposit must be deposited with Escrow Agent (as such term is defined in Exhibit E attached hereto, which is incorporated herein and made a part hereof by this reference) simultaneously with Tenant’s giving of Tenant’s Purchase Notice in accordance with the terms of Section 3 of Exhibit E. Tenant’s Purchase Notice shall be irrevocable once given.

(b) The purchase price for the acquisition of the Landlord Property Interests (the “Purchase Price”), and the other terms of the purchase, shall be as set forth herein and in

Exhibit E attached hereto. The rights of Tenant set forth in this Article 28 may not be transferred or assigned other than in connection with a permitted assignment of the Leasehold Estate and shall only be available to the then existing Tenant at the time of exercise.

(c) As used herein, the term “Scheduled Closing Date” shall mean the Purchase Date, as the same may be extended as expressly provided in this Section 28.1 or in Exhibit E attached hereto or by written agreement of Landlord and Tenant.

28.2 Obligation to Close. (a) Time shall be of the essence with respect to Landlord’s and Tenant’s obligation to close on the acquisition of the Landlord Property Interests pursuant to the Purchase Option on the Scheduled Closing Date, subject to a one-time, thirty (30) day adjournment right exercisable by each of Landlord and Tenant upon written notice given to the other party at least one (1) business day prior to the then Scheduled Closing Date to the other party (the “Adjournment Option”). The party exercising an Adjournment Option shall pay all out of pocket costs and expenses incurred by the other party as a result of such adjournment of the Scheduled Closing Date. Subject to any exercise of the Adjournment Option by either Landlord or Tenant, if the Closing of the acquisition of title to the Landlord Property Interests shall fail to occur on the Scheduled Closing Date (as may be extended by the exercise of the Adjournment Option) in accordance with the terms of this Article 28 and Exhibit E by reason of any default by Tenant, then the Purchase Option, all of Tenant’s rights to exercise the same or to otherwise acquire title to the Landlord Property Interests, and the provisions of this Article 28 and Exhibit E with respect thereto shall all terminate and be void and of no force and effect for the balance of the Term, all as if the same had never been set forth in this Lease and Landlord shall be entitled to retain the Purchase Option Deposit.

(b) If the rights of the Tenant under this Article 28 shall terminate solely as provided in Section 28.2(a), then, upon request of Landlord, Tenant shall execute and deliver an instrument in recordable form and otherwise in form reasonably satisfactory to Landlord and Tenant, acknowledging the termination of all Purchase Option rights; provided, that a failure of the Tenant to execute any such instrument shall not in any manner limit the effectiveness of the termination of the Purchase Option and the right to acquire the Landlord Property Interests which has occurred in accordance with the terms of this Section 28.2.

(c) If this Lease shall terminate for any reason after the giving of Tenant’s Purchase Notice but before the closing pursuant to the Purchase Option, the parties shall continue to such closing in accordance with the terms of this Article 28 and Exhibit E.

28.3 Terms. The terms for the purchase and sale of the Landlord Property Interests under Section 28.1 are as follows:

(a) If Tenant shall have elected to exercise the Purchase Option, Tenant shall pay the Purchase Price to Landlord in the manner set forth in Section 5.1 of Exhibit E on the Scheduled Closing Date. The immediately preceding sentence notwithstanding, Tenant may also pay the Purchase Price at any time within the sixty (60) days preceding the Scheduled Closing Date, provided that Tenant satisfies any prepayment premium, defeasance cost or similar charge pursuant to any Fee Mortgages or related loan documents resulting from such acceleration, if the mortgage is not being assumed by Tenant, and further provided that Tenant’s obligations under this Lease through the Scheduled Closing Date (including the payment of Rent) and the calculation of the Purchase Price shall not be affected thereby. After payment by the Tenant of the Purchase Price and any unpaid Rent due and payable on or before the Scheduled Closing Date, Landlord shall transfer the Landlord Property Interests to Tenant or its designee in accordance with the terms of this Article 28 and Exhibit E attached hereto, free and clear of any and all liens and encumbrances (including any Fee Mortgages, except as provided in Exhibit E) other than Option Permitted Encumbrances (as defined in Exhibit E), and otherwise on an “as is, where is” basis, without recourse or warranty. Except as otherwise provided to the contrary in Section 10.5 hereto in connection with a Competitor Transfer, the Purchase Price for the Landlord Property Interests shall be an amount equal to the lesser of the following: (a) the quotient of (i) the total Annual Fixed Rent and Percentage Rent payable under the Lease in respect of the twelve (12) month period ending on the last day of the last month immediately preceding the Closing Date divided by (ii) the Applicable Capitalization Rate (as defined below); or (b)* Dollars ($ * .00), as such amount may be Adjusted by CPI on each Escalation Date in the same manner and in the same percentage as Annual Fixed Rent. As used herein, the term “Applicable Capitalization Rate” shall mean: (i) *percent (*%) if Tenant exercises the Purchase Option during the first five (5) Lease Years and (ii) * percent (*%) if Tenant exercises the Purchase Option anytime thereafter.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed as of the day and year first above written.

LANDLORD: EPT CONCORD II LLC, a Delaware limited liability company

By:

Name:

Title:

TENANT: [MONTICELLO RACEWAY MANAGEMENT, INC., a New York corporation]

By:

Name:

Title:

SCHEDULE A

Certain Permitted Title Exceptions

SCHEDULE B

Violations

SCHEDULE C

Environmental Disclosure

SCHEDULE D

Exclusive Uses

SCHEDULE E

Agreements Relating to Sullivan Country Use Restrictions

SCHEDULE F

REAs

SCHEDULE G

Other Restrictive Agreements

[NB: this Exhibit to be updated prior to Lease execution; all of such documents to require, in substance, Tenant’s consent to any modification thereof that would adversely affect the rights of Tenant under this Lease]

SCHEDULE H

Related Agreements

*

EXHIBIT A

Description of the Leased Premises

[INSERT]

EXHIBIT B

Project Description

EXHIBIT C

Reserved

EXHIBIT D

Memorandum of Term Commencement

THIS MEMORANDUM OF TERM COMMENCEMENT (the “Memorandum”) is made as of the             day of ____, 20__, by and between EPT CONCORD II, LLC, a Delaware limited liability company, with an office at c/o Entertainment Properties Trust, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 (“Landlord”) and [MONTICELLO RACEWAY MANAGEMENT, INC.], a [New York corporation], with an office at c/o Empire Resorts, Inc., 204 Route 17B, Monticello, New York 12701 (“Tenant”).

AGREEMENT

1. Pursuant to that certain Lease dated as of             , 20         (the “Lease”), between Landlord and Tenant, Landlord leased to Tenant and Tenant leased from Landlord certain premises located on certain real property in the City of ____, ____, as more particularly described in the Lease (the “Premises”).

2. The Lease is for an initial term of              years commencing on ____, 20         and expiring on ____, 20         (the “Expiration Date”), unless extended in accordance with the Lease.

3. All of the other terms and conditions of the Lease are more fully set forth in the Lease and are incorporated herein by this reference.

4. This Memorandum shall inure to the benefit of and be binding upon Landlord and Tenant and their respective representatives, successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum of Term Commencement to be duly executed as of the day and year first above written.

LANDLORD: EPT CONCORD II, LLC, a Delaware limited liability company	TENANT: MONTICELLO RACEWAY MANAGEMENT, INC., a

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT E

ADDITIONAL TERMS FOR PURCHASE AND SALE OF THE LANDLORD

PROPERTY INTERESTS PURSUANT TO PURCHASE OPTION

1. Integration with Lease; Definitions. This Exhibit E contains additional terms for the purchase and sale of the Landlord Property Interests pursuant to the Purchase Option. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Lease to which this Exhibit E is attached. In the event of any inconsistency between the provisions of this Exhibit E and Article 28 of the Lease, the provisions of Article 28 of the Lease shall govern.

2. Purchase and Sale of Landlord Property Interests. Subject to the terms and conditions set forth in Article 28 of the Lease and this Exhibit E, if the Purchase Option is timely and effectively exercised in accordance with said Article 28, Landlord agrees to sell, assign and convey to Tenant and Tenant shall purchase and assume from Landlord all of Landlord’s right, title and interest in the Landlord Property Interests. Landlord and Tenant hereto acknowledge and agree that the value of any fixtures, furnishings, equipment, machinery, inventory, appliances and all other tangible and intangible personal property, if any, included in the Landlord Property Interests (the “Landlord Personalty”) is de minimis and no part of the Purchase Price is allocable thereto. Following Tenant’s exercise of the Purchase Option, Landlord and Tenant shall execute and deliver a written confirmation thereof and the terms and conditions of Article 28 of the Lease and this Exhibit E; provided, that the failure to execute and deliver such instrument shall not affect Tenant’s exercise of the Purchase Option or the rights and obligations of the parties under Article 28 of the Lease and this Exhibit E or give rise to any liability on the part of Landlord or Tenant.

3. Purchase Price and Purchase Option Deposit. The Purchase Price to be paid by Tenant for the Landlord Property Interests shall be determined in accordance with Section 28.3(a) of the Lease, subject, in the case of a Competitor Transfer, to the provisions of Section 10.5 of the Lease. The Purchase Price, subject to adjustment as provided herein, shall be payable as follows:

(i) The Purchase Option Deposit shall be deposited with the Title Company (as hereinafter defined) who shall serve as escrow agent (hereunder the Title Company in its capacity as escrow agent, the “Escrow Agent”) in accordance with the further terms of Section 3 of this Exhibit E:

(a) The Purchase Option Deposit shall be held in an interest bearing account in a bank that is an Eligible Institution as selected by the Escrow Agent (it being agreed that the Escrow Agent shall not be liable for the amount of interest which accrues thereon or for the solvency of such bank) and shall be applied in accordance with Section 3 of this Exhibit E. Any interest accruing on the Purchase Option Deposit shall be distributed to the party that receives the Purchase Option Deposit in accordance with the terms of this Exhibit E; provided that if the Landlord receives the Purchase Option Deposit, any interest accrued thereon shall be credited against the Purchase Price. The party receiving such interest shall pay any income taxes thereon.

(b) If the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Purchase Option Deposit (including any interest that shall have accrued thereon), the Escrow Agent shall promptly give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment or delivery, which objection shall state the reasons the party objects to the proposed payment or delivery (and a copy of which shall be sent to the other party), within ten (10) business days after the giving of such notice, the Escrow Agent is hereby irrevocably authorized and directed to make such payment or delivery. If the Escrow Agent does receive such written objection within such ten (10) business day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment or delivery, the Escrow Agent shall continue to hold the Purchase Option Deposit (together with all interest that shall have accrued thereon), until directed by joint written instructions from the Landlord and Tenant or as directed pursuant to a final judgment of a court of competent jurisdiction.

(c) The Escrow Agent shall act as escrow agent without charge as an accommodation to the parties, it being understood and agreed that the Escrow Agent shall not be liable for any error in judgment or for any act done or omitted by it in good faith or pursuant to a court order, or for any mistake of fact or law unless caused or created as the result of the Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document reasonably believed by the Escrow Agent to be genuine, and it shall be released and exculpated from all liability by Landlord and Tenant, except in the case of Escrow Agent’s gross negligence or willful misconduct. The Escrow Agent may assume that any person purporting to give it notice on behalf of any party in accordance with the provisions of Section 26.2 of the Lease is such person. The sole responsibility of the Escrow Agent hereunder shall be to hold and disburse the Purchase Option Deposit, together with all interest that shall have accrued thereon in accordance with the provisions of this Section 3.

(d) The Escrow Agent shall not be liable for and Landlord and Tenant shall agree to indemnify, jointly and severally, the Escrow Agent for, and to hold the Escrow Agent harmless against any loss, liability or expense, including without limitation reasonable attorneys’ fees and disbursements, arising out of any dispute hereunder, including the cost and expense of defending itself against any claim arising hereunder, unless the same are caused by the gross negligence or willful misconduct of the Escrow Agent. Each of Landlord and Tenant shall be responsible for fifty percent (50%) of any such costs.

(e) The Escrow Agent may, on notice to the Landlord and Tenant, take such affirmative steps as it may, at its option, elect in order to terminate its duties as the Escrow Agent, including, without limitation, the delivery of the Purchase Option Deposit, together with all interest that shall have accrued thereon, to a court of competent jurisdiction and the commencement of an action for interpleader. Each of Landlord and Tenant shall be responsible for fifty percent (50%) of any such costs. Upon the taking by the Escrow Agent of such action, the Escrow Agent shall be released from all duties and responsibilities hereunder.

(f) Any notices to the Landlord or Tenant shall be delivered in accordance with the provisions of Section 26.2 of the Lease. Notices to the Escrow Agent shall be delivered to the address provided by Escrow Agent in accordance with the provisions of Section 26.2 of the Lease.

(ii) At the closing of the Purchase Option (the “Closing”), (a) the Purchase Option Deposit (together with any interest accrued thereon) shall be paid by Escrow Agent to Landlord by wire transfer of immediately available federal funds to an account or accounts designated no later than the business day prior to Closing by Landlord to the Escrow Agent (or if no such designation is made, in the manner set forth in Section 5.1 of the Lease for the payment of Rent), and (b) Tenant shall pay by wire transfer of immediately available federal funds to an account or accounts designated no later than the business day prior to Closing by Landlord to the Tenant (or if no such designation is made, in the manner set forth in Section 5.1 of the Lease for the payment of Rent), the balance of the Purchase Price (i.e., the Purchase Price less (x) the Purchase Option Deposit plus interest and (y) any other adjustments expressly required to be made in accordance with Article 28 of the Lease and this Exhibit E) (such amount, the “Balance”).

4. Status of Title. Subject to the terms and provisions of Article 28 of the Lease and this Exhibit E, Landlord’s interest in the Landlord Property Interests shall be sold, assigned and conveyed by Landlord to Tenant, and Tenant shall accept the same free and clear of any and all liens and encumbrances, other than Option Permitted Encumbrances, the standard printed exclusions from coverage contained in the ALTA 2006 Standard Form title policy or such other form of owners title policy then in use in the State of New York, and otherwise on an “as is, where is” basis, without recourse or warranty. “Option Permitted Encumbrance” means:

(i) all Permitted Exceptions (as defined in the Lease), other than Fee Mortgages (unless Tenant’s elects to assume any of the same);

(ii) any assessments imposed after the date hereof and affecting the Leased Premises or any portion thereof;

(iii) the rights and interests held by subtenants, licensees, concessionaires or other occupants under any subleases, licenses, or other occupancy agreements (collectively, the “Subleases”) with respect to the Leased Premises (except to the extent the same are claiming by, through or under Landlord) and others claiming by, through or under such Subleases;

(iv) all Violations issued or noted against the Leased Premises or any portion thereof;

(v) all covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Leased Premises;

(vi) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under, or above any street or highway, the Leased Premises or any adjoining property;

(vii) any lien, encumbrance or other matter (including, without limitation, any mechanics’ lien or materialmen’s lien), caused by any act or omission of Tenant or any Person claiming by, through or under Tenant, or relating to the conduct of business or any other activity on or from the Leased Premises by Tenant or any Person claiming by, through or under Tenant, or the removal of which is the obligation of Tenant under the Lease or any other occupants under any Subleases; and

(viii) any other matter which, pursuant to the terms of Section 5(ii), Section 5(iii) or Section 5(vii)(a) of this Exhibit E, are or are deemed to be Option Permitted Exceptions.

5. Title Insurance and Title Objections.

(i) At least seventy-five (75) days prior to the Scheduled Closing Date, Tenant shall obtain, at Tenant’s expense, a title commitment (the “Title Commitment”) with respect to the Landlord Property Interests from a reputable title insurance company licensed to do business in the State of New York selected by Tenant (the “Title Company”) that shall be willing to insure the Landlord Property Interests to Tenant at regular rates subject to the Option Permitted Exceptions and the standard printed exclusions from coverage contained in the form of owners title policy then in use in the State of New York but including such modifications and/or endorsements as would then customarily constitute “extended coverage.” Tenant shall instruct the Title Company to deliver a copy of the Title Commitment and all updates to the Title Commitment (each, a “Title Update”) to Landlord simultaneously with its delivery of the same to the Tenant.

(ii) No later than forty-five (45) days prior to the Scheduled Closing Date, time being of the essence, Tenant may furnish to Landlord a written statement setting forth any exceptions to title appearing in the Title Commitment (each, a “Commitment Exception”) to which Tenant objects and which are not Option Permitted Encumbrances (the “Title Objections”). In addition, if prior to the Scheduled Closing Date, any Title Update discloses any additional exceptions to title that are not Option Permitted Exceptions (each, an “Update Exception”), then Tenant shall have until the earlier of (x) ten (10) business days after delivery by the Title Company of the Title Update or (y) the business day immediately prior to the Scheduled Closing Date, time being of the essence, to deliver to Landlord a Title Objection with respect to any Update Exceptions. If Tenant fails to timely deliver any Title Objection as set forth herein, Tenant shall be deemed to have irrevocably waived its right to object to the Commitment Exceptions and/or the applicable Update Exceptions and the same shall be deemed Option Permitted Exceptions.

(iii) Notwithstanding the foregoing, Tenant shall not be entitled to object to, and shall be deemed to have approved, any Commitment Exceptions or Update Exceptions (and the same shall be deemed Option Permitted Exceptions) (w) over which the Title Company or another reputable title insurance company licensed to do business in the state of New York is willing to insure (without additional cost to Tenant); (x) against which the Title Company or another reputable title insurance company licensed to do business in the State of New York is willing to provide affirmative insurance reasonably satisfactory to Tenant (without additional cost to Tenant); or (y) which will be extinguished upon the sale of the Landlord Property Interests.

(iv) Landlord, at its election, may eliminate any Commitment Exception or Update Exception on or prior to the Closing Date (as hereinafter defined) by using all or a portion of the Purchase Price to satisfy the same, and in furtherance thereof (a) Tenant agrees to pay a portion of the Purchase Price to such Persons as Landlord may direct and (b) Landlord shall deliver to Tenant or the Title Company at or prior to the Closing Date, such affidavits, indemnities or other instruments in recordable form and sufficient, as reasonably determined by the Title Company, to eliminate such Commitment Exceptions or Update Exceptions. If Landlord shall comply with the foregoing requirements, such Commitment Exceptions and Update Exceptions shall be deemed satisfied.

(v) Unless Tenant elects to assume any Fee Mortgages and the same are assumable, Landlord will obtain a pay-off letter to Landlord no later than five (5) Business Days prior to the Closing Date indicating the amount required to satisfy and discharge any Fee Mortgage held by such Fee Mortgagee (a “Pay-Off Letter”), (a) Landlord shall promptly deliver a copy of such Pay-Off Letter to Tenant and (b) Landlord may direct Tenant in writing to pay a portion of the Purchase Price at Closing directly to such Fee Mortgagee in the amount specified in the most recent Pay-Off Letter received at or prior to the Closing so long as such amount is less than the Balance and Landlord shall pay the balance of the amounts required to obtain the pay-off at the Closing. Tenant and the Title Company shall be entitled to rely on any Pay-Off Letter without any obligation of further inquiry of Landlord and notwithstanding any dispute by Landlord of the amount set forth therein, provided that nothing herein shall limit the right of Landlord to dispute any such amount payable to any Fee Mortgagee in a separate action with the applicable Fee Mortgagee so long as Landlord indemnifies Tenant for any losses, costs or liabilities of Tenant resulting therefrom.

(vi) If Landlord is unable to eliminate any lien or encumbrance that is a Commitment Exception or Update Exception (other than a Mandatory Removal Exception (as defined below)) by the Scheduled Closing, unless the same is waived by Tenant in writing, Landlord may, upon at least two (2) business days’ prior notice (a

“Title Cure Notice”) to Tenant (except with respect to matters first disclosed during such two (2) business day period, as to which matters notice may be given at any time through and including the Scheduled Closing Date) adjourn the Scheduled Closing Date for a period not to exceed thirty (30) days but without duplication of any adjournment under the Adjournment Option (the “Title Cure Period”) in order to attempt to eliminate such exception.

(vii) If Landlord is unable to eliminate any lien or encumbrance that is a Commitment Exception or Update Exception within the Title Cure Period (or on the Scheduled Closing Date, if Landlord does not elect to deliver a Title Cure Notice), unless the same is waived by Tenant in writing, then Tenant, as it sole remedy, may:

(a) accept the Landlord Property Interests subject to such Commitment Exception and/or Update Exception without any abatement of the Purchase Price, in which event (I) such Commitment Exceptions and/or Update Exceptions shall be deemed to be, for all purposes, Option Permitted Exceptions, (II) Tenant shall close the Purchase Option notwithstanding the existence of same and (III) Landlord shall have no obligations whatsoever after the Closing with respect to Landlord’s failure to have such Commitment Exceptions and/or Update Exceptions eliminated; or

(b) elect by written notice to Landlord and Title Company within ten (10) days following the expiration of the Title Cure Period (or the Scheduled Closing Date if Tenant does not elect to deliver a Title Cure Notice), time being of the essence, to revoke its election to execute the Purchase Option, in which event Tenant shall be entitled to a return of the Purchase Option Deposit and all interest that shall have accrued thereon. If Tenant fails to elect to revoke its election to execute the Purchase Option as provided within the time period in the preceding sentence, Tenant shall irrevocably be deemed to have selected to accept the Landlord Property Interests as provided in the foregoing clause (vii)(a).

(viii) For the avoidance of doubt, other than with respect to Mandatory Removal Exceptions as set forth in this clause (viii), Landlord shall not have any obligation to take any action or expend any sums to remove or cure any lien or encumbrance or to otherwise cause title to the Landlord Property to be in the condition contemplated under this Agreement. Notwithstanding the foregoing, at the Closing, Landlord shall cause to be released, satisfied and otherwise removed of record, by payment, bonding or otherwise (or cause the Title Company to insure title free of such Title Objection), any Title Objection which (i) is a Fee Mortgage and other instruments which evidence or secure the indebtedness secured by a Fee Mortgage (other than with respect to any Fee Mortgage which is to be assumed at Closing by Tenant), or (ii) results from any voluntary act or omission, after the Effective Date, of Landlord or any Affiliate of Landlord or any Person claiming by, through or under Landlord or any Affiliate of Landlord, or any director, officer, employee, agent or contractor of, or other Person acting on behalf of or at the direction of, Landlord or any Affiliate of Landlord or any Person claiming by, through or under Landlord or any Affiliate of Landlord, which is not otherwise permitted to be done or not done, as applicable, under this Lease or the Restrictive Agreement (collectively, the “Mandatory Removal Exceptions”).

(ix) If the Title Commitment or any Title Update discloses judgments, bankruptcies or other returns against other Persons having names the same as or similar to that of Landlord, Landlord shall cause the Title Company to omit as an exception such judgments, bankruptcies or other returns based on an affidavit, indemnity or such additional evidence or assurance as the Title Company may reasonably require.

(x) Notwithstanding anything to the contrary herein, financing statements naming Tenant or any tenants, subtenants and other occupants claiming by, through or under Tenant of the Landlord Property Interests as debtor shall not be Commitment Exceptions or Update Exceptions.

6. Apportionments. There shall be no apportionments made between the Landlord and Tenant, provided that it shall be a condition precedent to Landlord’s obligation to sell the Landlord Property Interests that Tenant shall have paid to Landlord all Rent owing to the Landlord as of the Closing Date, provided further that any excess prepaid amounts of Rent (if any) paid to the Landlord shall be refunded to Tenant in immediately available funds or applied to the Purchase Price, at Landlord’s election, at the Closing.

7. Condition of Landlord Property Interests; No Representations.

(i) Tenant expressly acknowledges that, except as expressly set forth in the Lease, neither Landlord, nor any Person acting on behalf of Landlord, nor any direct or indirect officer, director, partner, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, affiliate, consultant, contractor, successor or assign of Landlord (Landlord, together with all of the other parties described in the preceding portions of this sentence (other than Tenant), and their respective agents and representatives, shall be referred to herein collectively as the “Exculpated Parties”) has made any oral or written representations or warranties, whether expressed or implied, by operation of law or otherwise, with respect to (a) the status of title to the Landlord Property Interests; (b) any survey of the Landlord Property Interests; (c) the current or future real estate tax liability, assessment or valuation of the Landlord Property Interests; (d) the potential qualification of the Landlord Property Interests for any and all benefits conferred by any laws whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (e) the compliance of the Landlord Property Interests in its current or any future state, with any Laws (including any Laws pertaining to the environment or Hazardous Substances); (f) the amount of floor area ratio attributable to the Landlord Property Interests; (g) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Landlord Property Interests, or the construction of new improvements thereon, from any source, including, but not limited to any governmental authority or any lender; (h) the current or future use of the Landlord Property Interests, including, but not limited to, the Landlord Property Interests’ use for commercial, manufacturing, general office, gaming or residential purposes; (i) the present and future condition and operating state of the Landlord Property Interests and the present or future structural and physical condition of any Improvements comprised within which the Landlord Property Interests or their suitability for rehabilitation or renovation, or the need for expenditures for capital improvements, repairs or replacements thereto or the suitability of the Landlord Property Interests for the construction thereon of new improvements; (j) Landlord’s compliance with any Laws and any violations thereof; (k) the viability or financial condition of any tenant; (1) the status of the leasing market in which the Landlord Property Interests is located; (m) the actual or projected income or operating expenses of the Landlord Property Interests; (n) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (o) the condition of the ground water, surface water or soil of the Landlord Property Interests, including, without limitation, the effect that any of the foregoing may have upon any new improvements proposed to be constructed; (p) the existence of any Hazardous Substances located within the Landlord Property Interests or emanating therefrom; or (q) any Hazardous Substances generated from the Landlord Property Interests and disposed of off-site.

(ii) Landlord has not made and does not make, and has not authorized any party to make, any representations, warranties or other statements whatsoever as to the use, occupancy, physical condition, state of repair, income, expense, operation or any other matter or thing affecting or relating to the Landlord Property Interests, and Tenant hereby expressly acknowledges that no such representations, warranties or other statements have been made by or on behalf of Landlord. Tenant expressly acknowledges that Tenant is satisfied regarding all matters and things related to the Landlord Property Interests and the transactions contemplated by the Purchase Option.

(iii) Tenant acknowledges and agrees that:

(a) Tenant is purchasing the Landlord Property Interests in its “AS IS” physical condition and “WITH ALL FAULTS”, and Tenant has assumed full responsibility for all use, wear and tear and deterioration thereof;

(b) Tenant is acquiring the Landlord Property Interests based solely on its own independent investigation and inspection of the Landlord Property Interests, including its use and enjoyment thereof pursuant to the Lease, and not in reliance on any information provided by Landlord, or any of the other Exculpated Parties;

(c) Tenant’s obligations under Article 28 of the Lease and this Exhibit E shall not be subject to any financing contingency or other contingencies or satisfaction of conditions (except as otherwise expressly provided in Article 28 of the Lease and this Exhibit E) and Tenant shall have no right to terminate its election to exercise the Purchase Option or receive a return of the Purchase Option Deposit (or the accrued interest thereon) except as expressly provided for Article 28 of the Lease and this Exhibit E;

(d) Landlord shall not be liable or bound in any manner by any oral or written “setups” or information pertaining to the Landlord Property Interests or the rents made available by the Exculpated Parties, any real estate broker or other Person;

(e) Tenant affirms the provisions of Section 3.5 of the Lease.

(iv) The provisions of this Section 7 shall survive the Closing.

8. Risk of Loss.

(i) In the event that after the delivery by Tenant of an effective Tenant’s Purchase Notice there shall occur a taking of all of the Leased Premises, then the Purchase Option shall be deemed terminated as of the date the Lease terminates, the Purchase Option Deposit (together with any interest earned thereon) shall be returned to Tenant and neither party shall have any further liability or obligation under Article 28 and this Exhibit E, except for such liabilities or obligations as are specifically stated to survive termination of the Lease and this Exhibit E (it being agreed that nothing herein shall limit any rights of the parties under Article 16 of the Lease). In the event after the delivery by Tenant of an effective Tenant’s Purchase Notice there shall occur a taking of less than all of the Leased Premises (other than of an immaterial portion of the Landlord Property Interests), then Tenant shall have ten (10) business days from the date of delivery to Tenant by Landlord of notice of such partial taking, time being of the essence, to notify Landlord in writing whether it elects to irrevocably terminate the Purchase Option, in which event the Purchase Option Deposit (together with any interest earned thereon) shall be returned to Tenant and neither party shall have any further liability or obligation hereunder, except for such liabilities or obligations as are specifically stated to survive termination of the Lease and this Exhibit E. In the event that Tenant does not so elect to terminate the Purchase Option, fails to deliver notice of such election within the time period provided in the immediately preceding sentence or if such partial taking is not of a material portion of the Landlord Property Interests, then Tenant shall nevertheless remain obligated to purchase the Landlord Property Interests without reduction of the Purchase Price on all the terms and conditions of Article 28 of the Lease and this Exhibit E, except that Landlord shall, at the Closing, pay to Tenant all awards, if any, collected by Landlord on account of such partial taking (net of the cost of collection) and shall assign to Tenant all of Landlord’s right, title and interest, if any, in and to any and all unpaid condemnation awards to which Landlord may be entitled by reason thereof pursuant to an instrument in form and substance reasonably acceptable to the parties (it being agreed that prior to the Closing, Landlord shall not settle any condemnation award without the prior written consent of Tenant and all such rights are and will be sold and assigned to Tenant at the Closing).

(ii) In the event that after the delivery by Tenant of an effective Tenant’s Purchase Notice there shall occur a Casualty, then Tenant shall nevertheless remain obligated to purchase the Landlord Property Interests without reduction of the Purchase Price on all the terms and conditions of Article 28 of the Lease and this Exhibit E, except that Landlord shall, at the Closing, assign to Tenant all of Landlord’s right, title and interest, if any, in and to any proceeds of casualty insurance with respect to such Casualty and the requirements of Article 19 of the Lease shall be inapplicable.

9. Conveyance of Landlord Property Interests/Assignment and Assumption of Lease. At Closing, Landlord shall convey the Landlord Property Interests to Tenant by (i) the execution, acknowledgment and delivery of the Bargain and Sale Deed Without Covenant against Grantor’s Acts in the form of Exhibit A attached to this Exhibit E (the “Deed”), (ii) the execution, acknowledgment and delivery of the Assignment and Assumption of Lease in the form of Exhibit B attached to this Exhibit E (the

“Assignment and Assumption”) pursuant to which Tenant shall assume Landlord’s interest as lessor under the Lease, and Landlord shall thereafter be released of and from any liability under the Lease arising from and after the Closing and (iii) the execution and delivery of a Bill of Sale in the form of Exhibit C attached to this Exhibit E. In addition, Landlord shall deliver to Tenant (or, at Tenant’s option, shall credit to the Purchase Price) any unapplied Security Deposit or other security or collateral held by Landlord or which it controls in accordance with the Lease. The provisions of this Section 9 shall survive the Closing.

10. Closing; Conditions to Closing. The Closing shall take place at the offices of Tenant’s attorneys located in New York County, New York on the Scheduled Closing Date (the actual date of the Closing is herein referred to as the “Closing Date”). Subject to exercise of the Adjournment Option by Landlord or Tenant as provided in Article 28 of the Lease, time shall be of the essence with respect to the Landlord’s and Tenant’s obligation to consummate the Closing on the Scheduled Closing Date. Landlord’s obligation to sell, assign and convey, and Tenant’s obligation to purchase and assume, the Landlord Property Interests shall be conditioned upon the fulfillment of the conditions precedent that (i) Tenant shall have duly performed all of Tenant’s obligation to be performed under Article 28 of the Lease and this Exhibit E on the Closing Date; and (ii) there shall be no Event of Default under the Lease occurring and continuing as of the Closing Date. Tenant’s obligation to purchase the Landlord Property Interests shall be conditioned upon the fulfillment of the condition precedent that Landlord shall have duly performed all of Landlord’s obligation to be performed under Article 28 of the Lease and this Exhibit E on the Closing Date, including delivery by Landlord to Tenant, Title Company or Escrow Agent, as applicable, of the documents required to be delivered by Landlord at Closing.

11. Documents to be Delivered at Closing.

(i) On the Closing Date, Landlord shall deliver or cause to be delivered to Tenant the following:

(a) A duly executed and acknowledged Deed.

(b) A duly executed Bill of Sale.

(c) A duly executed certification as to Landlord’s non-foreign status in the form required under the provisions of FIRPTA (as hereinafter defined).

(d) A certificate of good standing of Landlord in its jurisdiction of formation dated no earlier than 30 days prior to the Closing Date and such other documents demonstrating the authority of Landlord to consummate the transactions contemplated hereby, which documents shall be reasonably satisfactory to the Title Company.

(ii) On the Closing Date, Tenant shall deliver or cause to be delivered to Landlord the following:

(a) Payment of the Balance (as the same may be adjusted as provided herein), in the manner required under this Exhibit E.

(b) All Rent due and payable by the Tenant under the Lease up to and including the date of Closing.

(c) A certificate of good standing of Tenant in its jurisdiction of formation dated no earlier than 30 days prior to the Closing Date and such other documents demonstrating the authority of Tenant to consummate the transactions contemplated hereby, which documents shall be reasonably satisfactory to the Title Company.

(iii) Landlord and Tenant shall, on the Closing Date, each execute, acknowledge (where appropriate) and exchange the following documents:

(a) The Assignment and Assumption of Lease.

(b) The returns, affidavits and instruments (or, if required by ACRIS E-tax procedures, an electronic version thereof) required under Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, as the same may be amended from time to time (the “RET”).

(iv) Landlord and Tenant each agree to execute and deliver any other documents required to be delivered by Landlord or Tenant pursuant to the terms of the Lease or this Exhibit E, or are otherwise reasonably requested by the Title Company (so long as such request does not add additional representations, warranties or covenants from Landlord or Tenant, as applicable) in order to effectuate the transactions contemplated herein. The provisions of this Section 11(iv) shall survive the Closing.

(v) To the extent any portion of Percentage Rent due under the Lease prior to the Closing Date has yet to be audited and has yet to be paid to Landlord in accordance with the provisions of the Lease, Tenant shall perform the next scheduled audit in accordance with the terms of the Lease even though the Lease shall have been terminated, and (A) if Landlord shall be entitled to additional Percentage Rent, Tenant shall pay Landlord any amounts of Percentage Rent due as of the Closing Date in accordance with the Lease as if the Lease were still in full force and effect with respect to the payment of Percentage Rent only, or (B) if Tenant shall have overpaid Percentage Rent, Landlord shall promptly refund the amount of such overpayment to Tenant. The provisions of this Section 11(v) shall survive the Closing.

12. Transfer Taxes; Closing Costs.

(i) Any transfer taxes and other amounts payable under the RET in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be paid by Landlord to the appropriate party not later than the applicable due date required by law. In furtherance thereof, Landlord may direct Tenant to pay a portion of the Purchase Price to the Title Company (for application to the appropriate party) in order to satisfy any such obligations. Landlord shall indemnify and hold harmless Tenant from and against any and all costs, expenses, claims, liabilities and/or damages, including reasonable attorneys’ fees and the cost of enforcing this indemnification, arising out of any claims in connection with Landlord’s obligation to make the transfer tax and other payments described in the preceding sentence. In addition, to the extent that Landlord receives a credit or reduction in the Transfer Taxes as a result of any Transfer Taxes (as defined in the Lease) previously paid by Tenant in connection with the execution and delivery of the Lease by Landlord and Tenant, Tenant shall receive a credit against the Purchase Price at Closing in the amount of such credit or reduction that Landlord actually receives on account of the such Transfer Taxes paid by Tenant.

(ii) Landlord shall be responsible for the costs of repaying or defeasing its Fee Mortgages (if any), its legal counsel, advisors and other professionals employed by it in connection with entering into the transactions contemplated by Article 28 of the Lease and this Exhibit E.

(iii) Except as otherwise provided above, Tenant shall be responsible for (i) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the exercise of the Purchase Option, (ii) all premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, (iii) all costs and expenses incurred in connection with any financing obtained by Tenant, including without limitation, loan fees, mortgage recording taxes, financing costs and lender’s legal fees, (iv) all amounts to be paid by the Tenant under the Lease and (v) any recording fees for documentation to be recorded in connection with the transactions contemplated by Article 28 of the Lease and this Exhibit E.

(iv) Landlord and Tenant shall each be responsible for half of all escrow and/or closing fees (including any fees of the Title Company pursuant to the Escrow Agreement) due in connection with the exercise of the Purchase Option.

(v) The provisions of this Section 12 shall survive the Closing.

13. Tenant’s or Landlord’s Default.

(i) In the event that Tenant shall default in its obligation to close the transactions contemplated by Article 28 of the Lease and this Exhibit E on the Closing Date, Landlord, as its sole and exclusive remedy hereunder, shall have the right to retain, as liquidated damages, the Purchase Option Deposit and any interest earned thereon (it being agreed that the damages by reasons of Tenant’s default are difficult, if not impossible to ascertain), the Lease shall continue in full force and effect and the Purchase Option shall terminate and be of no further force and effect and neither party hereto shall have any further obligations hereunder except for those that are expressly provided hereunder to survive the termination of the Purchase Option, except as otherwise provided in Section 28.2 of the Lease.

(ii) In the event that Landlord shall default in its obligation to close the transactions contemplated by Article 28 of the Lease and this Exhibit E on the Closing Date, Tenant, as its sole and exclusive remedy hereunder (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Tenant, to the extent legally permissible, following and upon advice of its counsel), shall have the right (subject to the other provisions of this Section 13) (A) to revoke its exercise of the Purchase Option and receive a return of the Purchase Option Deposit (together with any interest earned thereon) (the “Return of Deposit”), and upon the Return of Deposit, neither party hereto shall have any further obligations hereunder (provided that Tenant shall continue to have the right to exercise the Purchase Option in accordance with and subject to the terms of Article 28 of the Lease and this Exhibit E as if Tenant had not previously elected to exercise the Purchase Option), and (B) in lieu of the Return of Deposit, Tenant shall have the right to obtain specific performance of Landlord’s obligations hereunder, provided that any action for specific performance shall be commenced within ninety (90) days after such default, it being understood that if Tenant fails to commence an action for specific performance within ninety (90) days after such default, Tenant’s sole remedy shall be the Return of Deposit as aforesaid. In addition, if Tenant shall have elected to seek specific performance of Landlord’s obligations hereunder as aforesaid and it shall be determined by final judgment that Tenant shall not be entitled to such remedy, then Tenant’s sole remedy shall be the Return of Deposit. Notwithstanding the foregoing, Tenant shall have no right to seek specific performance if Landlord shall be prohibited from performing its obligations hereunder by reason of any Laws applicable to Landlord.

14. Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker, realtor, finder or the like in connection with the transaction herein contemplated. Each of Landlord and Tenant hereby agrees to indemnify and hold harmless the other, from and against any and all costs, expenses, claims, liabilities and/or damages, including reasonable attorneys’ fees and the cost of enforcing this indemnification, arising out of any brokerage commission, fee or other compensation due or alleged to be due to any Person in connection with any of the transactions contemplated hereby based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party. The provisions of this Section 14 shall survive the Closing or other termination of the Lease.

15. Further Assurances. Landlord and Tenant, at the sole cost and expense of the requesting party, will do, execute, acknowledge and deliver such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the requesting party, for the better assuring, conveying, assigning, transferring and confirming unto the Tenant the Landlord Property Interests and for otherwise carrying out the intentions of this Exhibit E. The provisions of this Section 15 shall survive the Closing or other termination of the Lease.

16. Taxpayer Identification Numbers. The Title Company is hereby designated the “real estate reporting person” for purposes of Section 6045 of the Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by the Title Company shall so provide. Upon the consummation of the transaction contemplated by Article 28 of the Lease and this Exhibit E, the Title Company shall file a Form 1099 information return and send the statement to Landlord as required under the aforementioned statute and regulation. Landlord and Tenant shall promptly furnish their federal tax identification numbers to the Title Company and shall otherwise reasonably cooperate with the Title Company in connection with the Title Company’s duties as real estate reporting person.

17. Exchange. Subject to the further terms and conditions of this Section 17, Landlord shall have the right, at Landlord’s election, to effectuate the Closing as part of a tax free exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and Landlord expressly reserves the right to assign its rights (but not its obligations) hereunder to a Qualified Intermediary as provided in IRC Reg. 1.1031(k)-1(g)(4) on or before the Closing Date. Any such Section 1031 exchange shall not result in any liability on the part of Tenant or reduce or otherwise adversely affect any of Tenant’s rights hereunder or under any of the documents contemplated herein to be executed and exchanged. Tenant shall in no event be requested or required to acquire title to or sign a contract for any property other than the Landlord Property Interests or to incur any liability with respect to any other property. Landlord shall in all events be responsible for all costs and expenses related to the Section 1031 exchange. The provisions of this Section 17 shall survive the Closing.

18. Conveyance Deemed Full Performance. The delivery of the Deed, Bill of Sale and Assignment and Assumption by Landlord and the acceptance of the same by Tenant shall be deemed full performance and discharge of every agreement and obligation on the part of Landlord to be performed hereunder and under Article 28 of the Lease, and no agreement, promise, representation or warranty, whether express or implied on the part of Landlord or any agent, officer, employee or representative of Landlord shall survive the Closing unless expressly stated herein to survive the Closing.

19. Waiver and Release. Tenant’s consummation of the Closing hereunder shall be deemed to constitute an express waiver of Tenant’s right to cause Landlord to be joined in any action brought under any Environmental Laws (as hereinafter defined). The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the

Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and Sullivan County statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Substances, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. Tenant, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Landlord, its employees, agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of the Closing, which Tenant has, or may have in the future, arising out of the physical, environmental, economic or legal condition of the Landlord Property Interests, including, without limitation, any claim for indemnification or contribution arising under any Environmental Law.

20. FIRPTA Compliance. Landlord shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended), as the same may be amended from time to time, or any successor or similar law (collectively, “FIRPTA”). Landlord acknowledges that Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign Person. To inform Tenant that withholding of tax is not required upon the disposition of a United States real property interest by Landlord, Landlord hereby represents and warrants that Landlord is not a foreign Person as that term is defined in the Internal Revenue Code and Income Tax Regulations. At the Closing, Landlord shall deliver to Tenant a certification as to Landlord’s non-foreign status in the form required under FIRPTA, and shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

21. Captions. The captions in this Exhibit E are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Exhibit E or any of the provisions hereof.

22. Severability. If any provision hereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

Exhibit A (to Exhibit E)

FORM OF BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST

GRANTOR’S ACTS

THIS INDENTURE, made as of the ____ day of _________, 20__, by EPT CONCORD II, LLC, a Delaware limited liability company having an address at c/o Entertainment Properties Trust, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 (hereinafter referred to as “Grantor”), to [MONTICELLO RACEWAY MANAGEMENT, INC.], a [New York corporation] having an office c/o Empire Resorts, Inc., 204 Route 17B, Monticello, New York 12701 (hereinafter referred to as “Grantee”).

WITNESSETH, that Grantor, in consideration of Ten Dollars ($10.00), lawful money of the United States, paid by Grantee, does hereby grant and release unto Grantee, the heirs or successors and assigns of Grantee forever:

ALL that certain plot, piece or parcel of land with the building and improvements thereon erected, situate, lying and being, more particularly described on Exhibit A attached hereto and made a part hereof (the “Premises”):

TOGETHER WITH all right, title and interest, if any, of Grantor in and to any streets and roads abutting the Premises to the center lines thereof;

TOGETHER WITH the appurtenances and all the estate and rights of Grantor in and to the Premises.

TO HAVE AND TO HOLD the Premises unto Grantee, the heirs or successors and assigns of Grantee forever.

AND Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements at the Premises and will apply the same first to the payment of the cost of the improvements before using any part of the total of the same for any other purpose.

IN WITNESS WHEREOF, Grantor has duly executed this deed the day and year first above written.

GRANTOR:	EPT CONCORD II, LLC

By:
Name:
Title:

STATE OF NEW YORK	) )	ss.:
COUNTY OF NEW YORK	)

On the              day of              in the year 20         before me, the undersigned, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual
taking acknowledgment

Bargain and Sale Deed	SECTION:	[ ]
Without Covenant Against Grantor’s Acts	BLOCK:	[ ]
	LOT:	[ ]
	COUNTY:	Sullivan

[ ]

STREET
TO	ADDRESS:	[ ]

[ ]

[ ]	RETURN BY MAIL TO:

Exhibit A (to form of Deed)

Legal Description

(see attached)

Exhibit B (to Exhibit E)

FORM OF ASSIGNMENT AND ASSUMPTION OF LEASE

KNOW ALL MEN BY THESE PRESENTS that EPT CONCORD II, LLC, having an office at c/o Entertainment Properties Trust, 909 Walnut Street, Suite 200, Kansas City Missouri 64106 (the “Assignor”), in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by [MONTICELLO RACEWAY MANAGEMENT, INC.], having an office at c/o Empire Resorts, Inc., 204 Route 17B, Monticello, New York 12701 (the “Assignee”), the receipt and sufficiency of which are hereby acknowledged, hereby assigns unto Assignee all of Assignor’s right, title and interest as lessor in and to the following:

The Lease (the “Lease”) with respect to the Leased Premises (as defined in the Lease and more particularly described in Exhibit A attached hereto) dated as of                    , 2010, by and between Assignor, as lessor, and Assignee, as lessee (as the same shall have been amended, supplemented or replaced from time to time).

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Lease.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Lease herein assigned by Assignor to Assignee on, from and after the date thereof as if Assignee had signed the Lease originally as the lessor named therein.

This Assignment and Assumption of Lease is made without any covenant, warranty or representation by, or recourse against, Assignor or Assignor’s Affiliates (as defined in the Lease) of any kind whatsoever.

This instrument may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall be considered one and the same instrument. The signature of any party on any counterpart shall be deemed a signature to, and may be appended, to any other counterpart. A facsimile signature shall bind the parties hereto in the same manner as an original signature and each party executing by facsimile shall promptly deliver to the other parties an original counterpart of such signature.

Excluded from the foregoing assignment shall be any and all obligations of Assignee, as lessee under the Lease, to Assignor, as lessor under the Lease, or to any Affiliates of Landlord or any Landlord Indemnified Parties (as each are defined in the Lease) either (i) of indemnification, holding harmless and/or defense as may be contained in the Lease, or (ii) which have accrued on or before the date hereof, all of which obligations shall survive subject to the applicable terms of the Lease and continue without alteration, regardless of this assignment or any subsequent amendment, supplement, replacement or termination of the Lease.

IN WITNESS WHEREOF, the parties hereby have signed this instrument as of this             day of                     , 2        .

EPT CONCORD II, LLC

By:
Name: Title:

[MONTICELLO RACEWAY MANAGEMENT, INC.]

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the              day of                      in the year 2          before me, the undersigned, a Notary Public in and for the State of New York, personally appeared                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
	)	ss.
COUNTY OF NEW YORK	)

On the              day of                      in the year 2          before me, the undersigned, a Notary Public in and for the State of New York, personally appeared                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

Exhibit A (to form of Assignment and Assumption of Lease)

Legal Description

(see attached)

Exhibit C (to Exhibit E)

FORM OF BILL OF SALE

EPT CONCORD II, LLC, having an office at c/o Entertainment Properties Trust, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 (“Seller”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid by Seller to [MONTICELLO RACEWAY MANAGEMENT, INC.], a [New York corporation], having an address at c/o Empire Resorts, Inc., 204 Route 17B, Monticello, New York 12701 (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser all fixtures, furniture, furnishings, equipment, machinery, inventory, appliances and other articles of tangible personal property owned by Seller and which are located at the property more particularly described on Exhibit A hereto.

TO HAVE AND TO HOLD unto Purchaser and its successors and assigns to its and their own use and benefit forever.

This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of this          day of                                     ,         .

EPT CONCORD II, LLC

By:

Name:

Title:

Exhibit A (to form of Bill of Sale)

Legal Description

(see attached)

EXHIBIT F

Form Financial Report

EXHIBIT G

Description of Master Development Site

EXHIBIT H

Form of Memorandum of Lease

SCHEDULE A

1.	Letter Agreement, dated as of May 20, 2010, among (i) Louis R. Cappelli, (ii) Concord Resort, LLC, (iii) Concord Associates, L.P., (iv) City Center Group, LLC, (v) LC New Roc LP, LLC, (vi) Cappelli Group, LLC, (vii) KBC Concord LLC, (viii) Cappelli Concord LLC, (ix) Entertainment Properties Trust, (x) EPT Concord, LLC, and (xi) EPT White Plains, LLC.

2.	Option to Purchase Agreement, dated as of June 18, 2010, among EPT Concord, LLC, EPT Concord II, LLC and Concord Resort, LLC.

3.	Right of First Refusal Agreement, dated as of June 18, 2010, between EPT Concord II, LLC and Concord Resort, LLC.

4.	Agreement (Casino Development), dated as of June 18, 2010, among EPT Concord II, LLC, Concord Associates, L.P., Concord Resort, LLC and Concord Kiamesha, LLC.

5.	Declaration of Restrictive Covenant, dated as of June 17, 2010, by EPT Concord II, LLC.

6.	Declaration of Restrictive Covenant dated as of June 17, 2010 by Concord Associates, L.P.

7.	Agreement for Deed in Lieu of Foreclosure and Settlement Agreement dated as of June 18, 2010, among Concord Resort, LLC, Louis R. Cappelli, Concord Associates, L.P., EPT Concord LLC, and EPT Concord II, LLC.

8.	Assignment and Assumption of Lease (Ground Lease) dated as of June 17, 2010 between Concord Resort, LLC and EPT Concord II, LLC.

9.	Bill of Sale dated as of June 18, 2010, among EPT Concord II, LLC, Louis R. Cappelli, and Concord Resort, LLC.

10.	Settlement Agreement and Mutual Releases dated as of June 18, 2010, among Entertainment Properties Trust, EPT White Plains, LLC, EPT Concord, LLC, EPT New Roc GP, Inc., LC New Roc LP, LLC, City Center Group, LLC, Concord Resort, LLC, Concord Associates, LP, Lewis [sic] R. Cappelli, Cappelli Group, LLC, Summit Property Management, Inc., New Roc Associates, LP, New Roc Management, LLC, Louis L. Ceruzzi, LC White Plains Retail, LLC, and New Roc Associates, LP.

11.	Warranty Deed (in Lieu of Foreclosure) dated as of June 18, 2010 by Concord Resort LLC to EPT Concord II, LLC.